      As filed with the Securities and Exchange Commission on May 14, 2001
                                                      Registration No. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  -----------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                                  -----------

                         MAGMA DESIGN AUTOMATION, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                              7372                            77-0454924
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)       Classification Code Number)            Identification No.)

                                 2 Results Way
                          Cupertino, California 95014
                                 (408) 864-2000
   (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                                  -----------

                                RAJEEV MADHAVAN
                     President and Chief Executive Officer
                         MAGMA DESIGN AUTOMATION, INC.
                                 2 Results Way
                          Cupertino, California 95014
                                 (408) 864-2000
 (Name, address, including zip code and telephone number, including area code, of agent for service of process)

                                  -----------

                                   Copies to:

            Jorge del Calvo, Esq.                         Mark A. Bertelsen, Esq.
        Allison Leopold Tilley, Esq.                        Jose F. Macias, Esq.
            Davina K. Kaile, Esq.                             Betsey Sue, Esq.
           Pillsbury Winthrop LLP                     Wilson Sonsini Goodrich & Rosati
             2550 Hanover Street                          Professional Corporation
             Palo Alto, CA 94304                             650 Page Mill Road
                                                        Palo Alto, California 94304

                                  -----------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

                                  -----------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement numbers of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                  -----------

                           CALCULATION OF FILING FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                  Proposed Maximum Aggregate Amount of Registration
      Class of Securities To Be Registered            Offering Price(1)               Fee
---------------------------------------------------------------------------------------------------
Common Stock, $.0001 par value...................        $55,000,000                $13,750
---------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

                                  -----------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an +
+offer to sell securities and it is not soliciting an offer to buy these       +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED MAY 14, 2001

                                        Shares

                                 (Company logo)

                                  Common Stock

                                   --------

  Prior to this offering, there has been no public market for our common stock. The initial public offering price of the common stock is expected to be between
$      and $      per share. We have applied to list our common stock on The
Nasdaq National Market under the symbol "LAVA."

  The underwriters have an option to purchase a maximum of additional shares to cover over-allotments of shares.

  Investing in our common stock involves risks. See "Risk Factors" on page 6.

                                                          Underwriting
                                              Price to    Discounts and  Proceeds to
                                               Public      Commissions      Magma
                                            ------------- ------------- -------------
Per Share..................................      $             $             $
Total......................................     $            $             $

  Delivery of the shares of common stock will be made on or about       .

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

                      Robertson Stephens

                                             SG Cowen

                  The date of this prospectus is            .

Inside Front

Diagram with light bulb on top followed by an arrow pointing down to a box.
The box contains the words MAGMA, Blast Fusion, Blast Chip, Blast Noise and Integrated Circuit Layout.
Next to this box is an arrow pointing down containing the words Accelerate IC Design. Inside the box below the words, there is a picture of a chip layout design. Below the box is an arrow pointing down to a picture of a chip with the words Integrated Circuit next to it on the right hand side.
Four arrows follow with one each pointing to a picture of a satellite dish with a set-top box, a printer, a mobile phone and a network router.
The MAGMA logo appears on the left hand bottom corner.

                                 ------------

                               TABLE OF CONTENTS


                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
Special Note About Forward-Looking Statements............................  17
Use of Proceeds..........................................................  17
Dividend Policy..........................................................  18
Capitalization...........................................................  19
Dilution.................................................................  20
Selected Consolidated Financial Data.....................................  21
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  23
Business.................................................................  31
Management...............................................................  43

                                                                            Page
                                                                            ----
Related Party Transactions.................................................  54
Principal Stockholders.....................................................  56
Description of Capital Stock...............................................  59
Rescission Offer...........................................................  62
Shares Eligible for Future Sale............................................  63
Underwriting...............................................................  65
Notice to Canadian Residents...............................................  68
Legal Matters..............................................................  69
Experts....................................................................  69
Change of Accountants......................................................  69
Where You Can Find More Information........................................  69
Index to Consolidated Financial Statements................................. F-1

                                 ------------

  You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.




                     Dealer Prospectus Delivery Obligation

  Until             , 2001 (25 days after the commencement of this offering),
all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

  This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before buying shares in this offering. You should read the entire prospectus carefully, including our financial statements and related notes, before making an investment decision.

                         Magma Design Automation, Inc.

  We provide design and implementation software that enables chip designers to accelerate time-to-market for complex integrated circuits used in the communications, computing, consumer electronics, networking and semiconductor industries. Our Blast Fusion and Blast Chip products utilize a new methodology for complex deep submicron chip design that combines traditionally separate front-end and back-end chip design processes into an integrated flow. Our objective is to be the leading provider of chip design and implementation solutions for deep submicron integrated circuits. We have licensed our flagship product, Blast Fusion, to major semiconductor manufacturers and electronic products companies such as Fujitsu, Infineon and Texas Instruments.

  The global electronics industry is characterized by short product life cycles which make time-to-market critical to the success of new products. Each successive generation of electronic products is designed to incorporate additional functions, to provide higher performance, and to be smaller and more power efficient. These requirements have accelerated the trend toward the design of more complex integrated circuits with smaller feature sizes that often contain tens of millions of transistors. An increasing number of new integrated circuits are being designed with feature sizes of .18 micron and below, referred to as deep submicron. According to Integrated Circuit Engineering Corporation, a market research firm, the worldwide market for application-specific integrated circuits, or ASICs, which includes system-on-chip, is projected to grow from approximately $35 billion in 2000 to approximately $56 billion in 2005. International Business Strategies, a market research firm, estimates that the percentage of chip designs implemented worldwide, at or below .18 micron, will grow from approximately 16% of all chips designed in 2000 to over 87% in 2005.

  The movement to deep submicron processes has caused semiconductor manufacturers and electronic products companies to seek alternatives to older generation electronic design automation software in order to shorten chip design time and handle larger, more complex designs. As feature sizes continue to shrink, engineers increasingly have to iterate between separate front-end and back-end processes as circuit-timing assumptions made in the front-end process prove to be inaccurate in the back end. Each timing closure iteration may take a week or more to complete and can significantly delay time-to-market. This inefficiency is driving the need for an integrated front-end and back-end chip design flow that enables the rapid and cost-effective design of complex deep submicron integrated circuits.

  We provide integrated design and implementation software that enables chip designers to meet critical time-to-market objectives, improve chip performance, increase design capacity and address other design challenges of complex deep submicron chips. Our proprietary FixedTiming methodology and our single data model architecture serve as the technical foundation for our Blast Fusion and Blast Chip products.

  Our products provide the following benefits to our customers:

  . Accelerated Time-to-Market. Our Blast Fusion and Blast Chip products are designed to accelerate time-to-market for our customers by reducing timing closure iterations .

  . Improved Chip Performance. Blast Fusion and Blast Chip enable the design of chips with greater speed, smaller area and lower power consumption than chips designed with traditional electronic design automation software.

  . Increased Design Efficiency. Our software can accelerate the design process by handling larger design blocks than traditional software and increase efficiency by eliminating the numerous data translations required between the various tools in traditional systems.

  . Enhanced Quality. Our Blast Noise product automatically detects and corrects noise problems during the back-end process, enhancing quality by identifying problems before chip fabrication.

  Magma was founded in April 1997 and is incorporated in Delaware. Our headquarters are located at 2 Results Way, Cupertino, California 95014 and our telephone number at that address is (408) 864-2000.

  Blast Chip, Blast Fusion, CircuitScope, FixedTiming, GateScope, Magma, Moscape and SuperCell are our trademarks. This prospectus also includes trade names, trademarks and service marks of other companies and organizations.

                                  The Offering

 Common stock offered................................            shares

 Common stock to be outstanding after this offering..            shares

 Use of proceeds..................................... For general corporate purposes, including working capital. See "Use of Proceeds."

 Proposed Nasdaq National Market symbol.............. LAVA

  Unless otherwise indicated, the number of shares of our common stock to be outstanding after this offering is based on the number of shares outstanding on December 31, 2000. The number of shares of common stock to be outstanding after the offering also assumes:

  . no exercise of the underwriters' over-allotment option;

  . the exercise of warrants to purchase 429,682 shares of our redeemable convertible preferred stock that will expire if not exercised before this offering is completed; and

  . conversion of all outstanding shares of redeemable convertible preferred stock into common stock.

  The number of shares of common stock to be outstanding after the offering excludes:

  . 6,869,033 shares issuable upon exercise of options outstanding at December 31, 2000 at a weighted average exercise price of $3.192 per share;

  . 129,510 shares issuable upon exercise of warrants that can be exercised after the offering is completed; and

  . 1,272,856 additional shares available for future issuance under our stock plans.

                      Summary Consolidated Financial Data
                     (in thousands, except per share data)

                                                           Nine Months Ended
                                 Year Ended March 31,        December 31,
                               --------------------------  ------------------
                                1998     1999      2000      1999      2000
                               -------  -------  --------  --------  --------
                                                              (unaudited)
Consolidated Statements of
Operations Data:
Total revenue................. $   --   $   226  $  1,450  $    808  $  6,772
Cost of revenue...............     --        61     1,209       760     3,698
Total operating expenses......   2,002    9,516    33,822    20,097    36,694
Operating loss................  (2,002)  (9,351)  (33,581)  (20,049)  (36,620)
Net loss......................  (1,980)  (9,277)  (33,050)  (19,870)  (35,819)
Pro forma net loss per share-
 basic and diluted............
Pro forma weighted average
 shares-basic and diluted.....

  See note 2 of notes to consolidated financial statements for an explanation of the determination of the number of shares used in computing per share data.

  The consolidated financial data reflects our acquisition of Moscape, Inc., which closed on August 9, 2000 and which was accounted for as a pooling-of-interests. This means that for accounting and financial reporting purposes, we treat the two companies as if they had always been combined.

                                                       December 31, 2000
                                                --------------------------------
                                                                      Pro Forma
                                                Actual    Pro Forma  As Adjusted
                                                -------  ----------- -----------
                                                         (unaudited) (unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents...................... $25,678    $30,455      $
Total assets...................................  37,308     37,308
Working capital................................  11,266     11,266
Deferred revenue...............................   6,953      6,953
Notes payable to bank..........................   2,062      2,062
Redeemable convertible preferred stock.........  88,570        --        --
Total stockholders' equity (deficit)........... (69,872)    21,475

  The consolidated balance sheet data as of December 31, 2000 is shown:

  . on an actual basis;

  . on a pro forma basis to reflect the assumed exercise of outstanding warrants to purchase redeemable convertible preferred stock that will expire if not exercised before this offering is completed and the assumed conversion of all of our outstanding redeemable convertible preferred stock into common stock when this offering is completed; and

  . on the same pro forma basis as adjusted to reflect the sale of shares of common stock in this offering at an assumed initial pubic
    offering price of $       per share, after deducting underwriting
    discounts and commissions and estimated offering expenses.

                                  RISK FACTORS

  Before investing in our common stock, you should be aware that various risks are involved, including those described below. If any of the following risks occur, our business, financial condition and results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. Before making a decision to buy our common stock, you should carefully consider the risks described below as well as the other information in this prospectus, including our financial statements and the related notes.

Risks Related to our Business

We have a history of losses and an accumulated deficit of approximately $81.4 million as of December 31, 2000. If we do not become profitable or maintain profitability in the future, we may not be able to continue to operate.

  We incurred net losses of approximately $81.4 million for the period from April 1997 through December 2000. We expect to continue to incur substantial net losses in the foreseeable future. If we do not become profitable within the time frame expected by securities analysts or investors, the market price of our common stock will likely decline. If we continue to incur net losses, we may not be able to maintain or increase our number of employees or our investment in capital equipment, sales, marketing, and research and development programs. We do not know when or if we will become profitable. If we do achieve profitability, we may not sustain or increase profitability in the future. As a result, we may not be able to continue to operate.

Our limited operating history makes it difficult to evaluate our business and prospects.

  We were incorporated in April 1997 and introduced our first principal software product, Blast Fusion, in April 1999. Our business model is still emerging, and the revenue and income potential of our business and market are unproven. We have a limited history of generating revenue from our software products. As a result of our short operating history, we have limited financial data that you can use to evaluate our business. Our software products represent a new approach to the challenges presented in the electronic design automation market, which to date has been dominated by established companies with longer operating histories. Key markets within the electronic design automation industry may fail to adopt our proprietary technologies and software products, or we may not be able to establish distribution channels. Any evaluation of our business and our prospects must be considered in light of our limited operating history and the risks and uncertainties often encountered by companies in their early stages of development.

Our lengthy sales cycle is unpredictable and can range from three to six months or more. This lengthy and unpredictable sales cycle makes it difficult for us to forecast revenue and increases the variability of quarterly fluctuations, which could cause our stock price to decline.

  Customers for electronic design automation software typically commit significant resources to evaluate available software. The complexity of our products requires us to spend substantial time and effort to assist potential customers in evaluating our software tools and in benchmarking our tools against those of our competitors. Also, because our products require a significant investment in time and cost by our customers, we must target those individuals within the customer's organization who are able to make these decisions on behalf of their companies. These individuals tend to be senior management in an organization, typically at the vice president level. We may face difficulty identifying and establishing contact with such individuals. Even after initial acceptance, the negotiation and documentation processes can be lengthy. Our sales cycle typically ranges between three and six months or more. Any delay in completing sales in a particular quarter could cause our operating results to be below expectations.

We have relied and expect to continue to rely on a limited number of customers for a significant portion of our revenue, and our revenue could decline due to the delay of customer orders or the failure of existing customers to renew licenses.

  Our business and financial condition depends on a limited number of customers. Four customers accounted for approximately 75% of our revenue in fiscal 2000, with each of the four customers accounting for at least 10% of our total revenue in fiscal 2000. For the nine months ended December 31, 2000, three customers accounted for approximately 40% of our revenue, with three of these customers each accounting for over 10% of our total revenue.

  We expect that we will continue to depend upon a relatively small number of customers for a substantial portion of our revenue for the foreseeable future. If we fail to successfully sell our products and services to one or more customers in any particular period, or a large customer purchases less of our products or services, defers orders, or fails to renew its relationship with us, our business and operating results would be harmed.

Because many of our current competitors have pre-existing relationships with our current and potential customers, we might not be able to achieve sufficient market penetration to achieve or sustain profitability.

  Many of our competitors, including Avant!, Cadence and Synopsys, have established relationships with our current and potential customers and can devote substantial resources aimed at preventing us from establishing or enhancing our customer relationships. These existing relationships can also make it difficult to obtain additional customers due to the substantial investment that these potential customers have already made in their current design flows. If we are unable to gain additional market share due to these pre-existing relationships with our potential customers, our operating results could be harmed.

Our quarterly results are difficult to predict, and if we do not meet quarterly financial expectations, our stock price could decline.

  Our quarterly revenue and operating results are difficult to predict and may fluctuate from quarter to quarter. It is likely that our operating results in some quarters will be below market expectations. If this happens, the market price of our common stock is likely to decline. Fluctuations in our future quarterly operating results may be caused by many factors, including:

  . size and timing of customer orders;

  . the structure of our product license agreements;

  . our ability to recognize revenue in a given quarter;

  . the mix of our license and services revenue;

  . our ability to gain new customers and retain existing customers;

  . changes in our pricing policies or those of our competitors;

  . changes in the level of our operating expenses to support any future growth;

  . the mix of time-based and perpetual licenses; and

  . the timing of product releases or upgrades by us or our competitors.

  For example, if our competitors change their pricing policies, we may be forced to reduce our pricing or modify our pricing structure in response. This in turn could cause our quarterly results to differ from those originally anticipated. Also, we base our operating expense levels in part on our expectations of future revenue levels. If revenue for a particular quarter is lower than we expect, we may be unable to proportionately reduce our operating expenses for that quarter. We also devote substantial resources to obtaining new customers. If we fail to obtain a particular customer order when anticipated, it would harm our operating results for that quarter.

Our operating results will be significantly harmed if chip designers do not adopt Blast Fusion.

  To date, we have derived most of our revenue from sales of Blast Fusion. We believe that revenue from Blast Fusion and related products will account for most of our revenue for the foreseeable future. If integrated circuit designers do not adopt Blast Fusion, our operating results would be significantly harmed. We must continue market penetration of Blast Fusion to achieve our growth strategy.

Defects in our products could result in a decrease of customers and revenue, unexpected expenses and loss of competitive market share.

  Our products depend on complex software, both internally developed and licensed from third parties. Also, our customers may use our products with other companies' products which also contain complex software. If the software we provide to customers does not meet performance requirements, our customer relationships may suffer. Complex software often contains errors. Any failure or poor performance of our software or the third party software with which it is integrated could result in:

  . delayed market acceptance of our software products;

  . delays in product shipments;

  . unexpected expenses and diversion of resources to identify the source of errors or to correct errors;

  . damage to our reputation;

  . delayed or lost revenue; and

  . product liability claims.

  Our product functions are often critical to our customers, especially because of the resources our customers expend on the design and fabrication of integrated circuits. Our current licensing agreements contain provisions to provide for a limited warranty, which provides the customer with a right of refund for the license fees if we are unable to correct errors reported during the warranty period. If our contractual limitations are unenforceable in a particular jurisdiction or if we are exposed to product liability claims that are not covered by insurance, a successful claim could harm our business. We currently do not carry product liability insurance. Also, a limited number of our contracts include specified ongoing performance criteria. If our products fail to meet these criteria, it may lead to termination of these agreements and loss of future revenue.

Difficulties in developing and achieving market acceptance of new products and delays in planned release dates of our software products and upgrades may harm our business.

  If we fail to develop additional products, our business and operating results could suffer. We may not have the financial resources necessary to fund future innovations. Also, any revenue that we receive from enhancements or new generations of our proprietary software products may be less than the costs of development. If we cannot successfully develop and market new products, or if we fail to do so in a timely manner, our reputation and ability to grow our business would suffer.

A significant portion of our business is conducted internationally. This international concentration could expose us to risks inherent to doing business internationally that could harm our business. We also intend to expand our international operations. If our revenue from this expansion does not exceed the expenses associated with this expansion, our business and operating results could suffer.

  We generated 42% of our total revenue from sales outside North America for the nine months ended December 31, 2000. While all of our international sales to date have been denominated in U.S. dollars, our international operating expenses have been denominated in foreign currencies. As a result, a decrease in the value of the U.S. dollar relative to the foreign currencies could increase the relative costs of our overseas operations, which could reduce our operating margins.

  The expansion of our international operations includes the maintenance of sales offices in dispersed locations in Europe, the Middle East and the Asia/Pacific region. If our revenue from international operations does not exceed the expense of establishing and maintaining our international operations, our business could suffer. Additional risks we face in conducting business internationally include:

  . difficulties and costs of staffing and managing international operations across different geographic areas;

  . changes in currency exchange rates and controls;

  . unexpected changes in regulatory requirements that impose multiple conflicting tax laws and regulations; and

  . the possible lack of financial and political stability in foreign countries that prevent overseas sales growth.

Future changes in accounting policies or standards, specifically changes affecting methods of revenue recognition, could cause adverse unexpected revenue fluctuations.

  Future changes in accounting policies, specifically those affecting software revenue recognition, could require us to change our methods of revenue recognition. These changes could result in deferral of revenue recognized in current periods to subsequent periods or accelerated recognition of deferred revenue to current periods, each of which could cause shortfalls in meeting the expectations of investors and securities analysts. Our stock price could decline as a result of any shortfall.

Our future success will depend on our ability to keep pace with the rapidly evolving technology standards of the semiconductor industry. If we are unable to keep pace with rapidly changing technology standards, our products could be rendered obsolete, which would cause our operating results to decline.

  The semiconductor industry has made significant technological advances. In particular, recent advances in deep submicron technology have required electronic design automation companies to continuously develop new products and enhance existing products. The evolving nature of our industry could render our existing products and services obsolete. Our success will depend, in part, on our ability to:

  . enhance our existing products and services;

  . develop and introduce new products and services on a timely and cost-effective basis that will keep pace with technologic developments and evolving industry standards; and

  . address the increasingly sophisticated needs of our customers.

  If we are unable, for technical, legal, financial or other reasons, to respond in a timely manner to changing market conditions or customer requirements, our business and operating results could be seriously harmed.

We may not be able to hire the number of engineering personnel required by our customers, which would harm our ability to achieve our growth strategy. Also, because competition for qualified personnel is intense in our industry, we may not be able to recruit necessary personnel, which could impact the development or sales of our products.

  We have experienced, and may continue to experience, difficulty in hiring and retaining highly skilled engineers with appropriate qualifications to support our growth strategy. Our success depends on our ability to identify, hire, train and retain qualified engineering personnel with experience in integrated circuit design. Specifically, we need to attract and retain field application engineers to work with our direct sales force to technically qualify new sales opportunities and perform design work to demonstrate our products' capabilities to customers during the benchmark evaluation process. Competition for qualified engineers is intense, particularly in the Silicon Valley where our headquarters are located. If we lose the services of a significant number of our engineers or we cannot hire additional engineers, we will be unable to increase our sales or implement or maintain our growth strategy.

  Our success will also depend on our ability to attract and retain senior management, sales, marketing and other key personnel. Because of the intense competition for such personnel, it is possible that we will fail to retain our key technical and managerial personnel. If we are unable to retain our existing personnel, or attract and train additional qualified personnel, our growth may be limited due to our lack of capacity to develop and market our products. This could harm the market's perception of our business and our ability to achieve our business goals.

Our success is highly dependent on the technical, sales, marketing and managerial contributions of key individuals, and we may be unable to recruit and retain these personnel.

  Rajeev Madhavan, our chief executive officer, Roy Jewell, our chief operating officer, and Hamid Savoj, our vice president--product development, as well as our technical, sales and marketing personnel, are critical to our business. We do not have long-term employment agreements with our key employees, and we do not maintain any key person life insurance policies. If we lose the services of any of these key executives, our product development processes and sales efforts could be slowed. We may also incur increased operating expenses and be required to divert the attention of other senior executives to search for their replacements. Both our chief operating officer and our vice president--sales recently joined us and may need to spend a significant amount of time learning our business model and management system while performing their regular duties. The integration of our new executives or any new personnel could disrupt our ongoing operations.

If we fail to maintain competitive stock option packages for our employees, or if our stock declines materially for a protracted period of time, we might have difficulty retaining our employees and our business may be harmed.

  In today's competitive technology industry, employment decisions of highly skilled personnel are influenced by stock option packages, which offer incentives above traditional compensation only where there is a consistent, long-term upward trend over time of a company's stock price. If our stock price declines due to market conditions, investors' perceptions of the technology industry or managerial or performance problems we have, our stock option incentives may lose value to key employees, and we may lose these employees or be forced to grant additional options to retain them. This in turn could result in:

  . immediate and substantial dilution to investors resulting from the grant of additional options necessary to retain employees; and

  . potential compensation charges against the company which could negatively impact our operating results.

Our growth places a significant strain on our management systems and resources, and if we fail to manage this growth, our business will be harmed.

  The growth that we have experienced has placed a significant strain on our management, administrative and financial resources. We have also significantly expanded our operations in the United States and internationally, and we plan to continue to expand the geographic scope of our operations. To manage our growth, we must implement and improve additional and existing administrative, financial and operations systems, procedures and controls. Our failure to manage growth could delay execution of our business plan or disrupt our operations. We believe we have sufficient office space to meet our current needs. However, if we need additional space, it may be difficult and expensive to find a satisfactory corporate location in the very competitive Silicon Valley office leasing market.

We may have difficulty retaining employees due to recent changes in our sales commission plan and the recent reduction in our work force.

  We have recently changed our sales commission plan from typically paying the entire sales commission when the customer signs the license agreement to paying a portion of the sales commission when the customer signs the license agreement and the remainder upon customer payment. In addition, we recently reduced our workforce. Our new sales commission structure and workforce reduction may cause us to lose key employees and technical personnel. Any such loss would harm our business and operating results.

We intend to further penetrate the customer-owned tooling market. If we cannot successfully penetrate this market or manage the costs associated with penetrating this market, our operating results may suffer.

  We intend to focus more of our sales efforts on customer-owned tooling companies. Customer-owned tooling companies, which are responsible for the complete chip design process from the design concept to the final layout of the chip, tend to be smaller companies which may require fewer licenses from us. We have limited experience with these types of customers. We may be unable to successfully target these customers, or if we are successful, the costs associated with obtaining these customers may increase our operating expenses. If we cannot successfully penetrate the customer-owned tooling market or successfully manage the costs associated with obtaining customers in this market, our business and operating results may suffer.

We have incurred high customer engagement and support costs, and the failure to manage these costs could harm our operating results.

  Because of the complexity of our products, we typically incur substantial costs when engaging a new customer. We also incur high field application engineering support costs to assist customers in their evaluations of our products. In the past, we have also provided substantial sales commission incentives to encourage and reward our sales employees for obtaining customer license agreements. If we fail to manage our customer engagement and support costs or the costs associated with our commission incentives, our operating results could suffer.

  We typically pay sales commissions when the customer signs the license agreement, while revenue from the license agreement is recognized ratably over the term of the license. We expect sales and marketing expense to increase as we intensify our sales efforts. Our sales and marketing activities may not yield increased revenue and, even if they do, any increased revenue may not offset the expenses we incur.

Our gross margin may decrease if we incur higher than expected costs associated with providing design and support services.

  Our gross margin depends in part on the costs we incur in providing design and support services. For example, increased demand by our customers for design and support services may negatively impact our gross margins because of the increased costs of providing design services and costs associated with attracting and retaining the requisite engineering resources to provide these services. Our gross margin may decrease if we are unable to manage support costs associated with new license agreements or the mix of license and services revenue we generate. Also, it is difficult to predict the cost and schedule of our license agreements or design agreements because of the technical nature of the work to be performed under those contracts. We may enter into contracts that prove to be technically unfeasible or may result in losses because the cost of resources to complete the agreement exceeds the contract price. Failure by us to perform under the terms of our agreements may cause us to lose customers and revenue.

We have discontinued our CircuitScope product line and we are no longer actively marketing our GateScope software as a separate product. Although we are integrating GateScope into our Blast Fusion flow, we expect revenue from these products, formerly offered by Moscape as standalone products, to decline.

  In August 2000, we acquired Moscape, Inc., a provider of analysis and verification software products. The acquisition of Moscape could cause our customers to be uncertain about the direction of our product development efforts and our ability to support the products previously offered by Moscape prior to the acquisition. In January 2001, we discontinued the development and marketing of Moscape's CircuitScope product line, which accounted for the majority of Moscape's revenue. The discontinuation of CircuitScope will cause our revenue and operating results from Moscape to decline. We have not discontinued the development or support of Moscape's second product line, GateScope, but we are not actively marketing the product at the present time. Our development effort is focused on integrating the GateScope technology into our Blast Fusion architecture. However, customer uncertainty about the direction of our product development efforts may cause customers to delay future orders of GateScope or derivative products, which would further decrease the amount of revenue recognized from the Moscape product lines. Historical revenue from our Moscape products cannot be relied upon as an indication of future revenue from these products as we expect revenue from these products to decline.

We may have difficulty assimilating technology, personnel and operations from any future acquisitions, and these difficulties may disrupt our business and divert management's attention.

  We may pursue future acquisitions. The integration of the separate operations of our company and an acquisition partner could divert management's attention from the day-to-day operations of the combined company. Also, we may not be able to retain key management, technical and sales personnel after an acquisition. We may not realize all of the anticipated benefits of future acquisitions.

Our products incorporate software licensed from third parties, and if we lose or are unable to maintain any of these software licenses, our product shipments could be delayed or reduced.

  We use software such as front-end language processing, license keying software and schematic viewing software which we license from third parties. We have also licensed the rights to some technologies from various universities, including the Technical University of Eindhoven, Delft University and the University of California at Berkeley. These third-party software licenses may not continue to be available on commercially reasonable terms, or at all. If we cannot maintain existing third party technology licenses or enter into licenses for other existing or future technologies needed for our products, we could be required to cease or delay product shipments while we seek to develop alternative technologies.

If chip designers and manufacturers do not integrate our software into existing design flows, or if other software companies do not cooperate in working with us to interface our products with their design flows, demand for our products may decrease.

  To successfully implement our business strategy, we must provide products that can interface with the software of other electronic design automation software companies. Our competitors may not support our or our customers' efforts to integrate our products into their existing design flows. We must develop superior products and cooperative relationships with competitors so that they will work with us to integrate our software into a customers' design flow. Currently, our software interfaces with the existing software of Avant!, Cadence, Synopsys and others. If we are unable to convince customers to adopt our software products over those of competitors offering a broader set of products, or if we are unable to convince other semiconductor companies to work with us to interface our software with theirs to meet the demands of chip designers and manufacturers, our business and operating results will suffer.

We may not obtain sufficient patent protection, which could harm our competitive position and increase our expenses.

  Our success and ability to compete depends to a significant degree upon the protection of our software and other proprietary technology. Currently, two of our patent applications have been allowed and we have 12 patent applications pending in the United States. These legal protections afford only limited protection for our technology, and the rights that may be granted under any future patents that may be issued may not provide competitive advantages to us. Patent protection in foreign countries may be limited or unavailable where we need this protection. It is possible that:

  . our pending patent applications may not be issued;

  . competitors may independently develop similar technologies or design around our patents;

  . patents issued to us may not be broad enough to protect our proprietary rights; and

  . any issued patent could be successfully challenged.

We rely on trademark, copyright and trade secret laws and contractual restrictions to protect our proprietary rights, and if these rights are not sufficiently protected, it could harm our ability to compete and generate revenue.

  We also rely on a combination of trademark, copyright and trade secret laws, and contractual restrictions, such as confidentiality agreements and licenses, to establish and protect our proprietary rights. Our ability to compete and grow our business could suffer if these rights are not adequately protected. We seek to protect our source code for our software, documentation and other written materials under trade secret and copyright laws. We license our software pursuant to agreements which impose certain restrictions on the licensee's ability to utilize the software. We also seek to avoid disclosure of our intellectual property by requiring employees and consultants with access to our proprietary information to execute confidentiality agreements. Our proprietary rights may not be adequately protected because:

  . laws and contractual restrictions may not prevent misappropriation of our technologies or deter others from developing similar technologies and

  . policing unauthorized use of our products and trademarks is difficult, expensive and time-consuming, and we may be unable to determine the extent of this unauthorized use.

  Also, the laws of other countries in which we market our products may offer little or no protection of our proprietary technologies. Reverse engineering, unauthorized copying or other misappropriation of our proprietary technologies could enable third parties to benefit from our technologies without paying us for it, which would harm our competitive position and market share.

We may face intellectual property infringement claims against us or our customers that could be costly to defend and result in our loss of significant rights.

  Many of our contracts contain provisions indemnifying our customers from third party intellectual property infringement claims. Other parties may assert intellectual property infringement claims against us or our customers, and our products may infringe the intellectual property rights of third parties. If we become involved in litigation, we could lose our proprietary rights and incur substantial unexpected operating costs. Intellectual property litigation is expensive and time-consuming and could divert management's attention from our business. If there is a successful claim of infringement, we may be required to develop non-infringing technology or enter into royalty or license agreements which may not be available on acceptable terms, if at all. Our failure to develop non-infringing technologies or license the proprietary rights on a timely basis would harm our business. Our products may infringe third-party patents that may relate to our products. Also, we may be unaware of filed patent applications that relate to our software products.

We rely on a continuous power supply to conduct our operations, and California's current energy crisis could disrupt our operations and increase our expenses.

  California is in the midst of a serious energy crisis that will likely disrupt our operations and increase our expenses. In the event of an acute power shortage, that is, when power reserves for the State of California fall below 1.5%, California has on some occasions implemented, and may in the future continue to implement, rolling blackouts throughout the state. If blackouts interrupt our power supply or the power supply of any of our customers or third party service providers, we, our customers or these third parties may be temporarily unable to operate. Any interruption in our ability to continue operations could delay the development or interfere with the sales of our products. Future interruptions could damage our reputation, harm our ability to retain existing customers and to obtain new customers, and could result in lost revenue, any of which could substantially harm our business and results of operations. Any interruption in the ability of our customers or third parties to continue operations could also harm our business. We do not carry sufficient business interruption insurance to compensate us for losses that may occur, and any losses or damages we incur could harm our business.

  Furthermore, the deregulation of the energy industry instituted in 1996 by the California government and shortages in wholesale electricity supplies have caused power prices to increase. If wholesale prices continue to increase, our operating expenses will likely increase, as our headquarters and most of our employees are based in California.

Risks Related to our Industry

We compete against companies that hold a large share of the electronic design automation market. If we cannot compete successfully, we will be unable to gain market share.

  We currently compete with companies that hold dominant shares in the electronic design automation market, such as Avant!, Cadence and Synopsys. Avant!, Cadence and Synopsys are continuing to broaden their product lines to provide an integrated design flow. Each of these companies has a longer operating history and significantly greater financial, technical and marketing resources, as well as greater name recognition and larger installed customer bases than we do. Our competitors are better able to offer aggressive discounts on their products, a practice that they often employ. Our competitors offer a more comprehensive range of products than we do and they are often able to respond more quickly or price more effectively to take advantage of new opportunities or customer requirements. Competitive pressures may prevent us from obtaining market share or require us to reduce the price of products and services, which could harm our business. Our competitors have a significant market presence in North America. To successfully execute our business strategy, we must increase our sales in North America. If we fail to do so in a timely manner or at all, we may not be able to gain market share and our business and operating results could suffer.

  Also, a variety of small companies continue to emerge, developing and introducing new products. Any of these companies could become a significant competitor in the future. We also compete with the internal chip design automation development groups of our existing and potential customers. Therefore, these customers may not require, or may be reluctant to purchase, products offered by independent vendors.

  Our competitors may announce new products or technologies that have the potential to replace our existing or new product offerings. The introduction of these new products by competitors may cause potential customers to defer purchases of our products. If we fail to compete successfully, we will not gain market share and our business will fail.

If the industries into which we sell our products experience recession or other cyclical effects impacting our customers' research and development budgets, our operating results could be negatively impacted.

  Demand for our products is driven by new integrated circuit design projects. The demand from semiconductor and system companies is uncertain and difficult to predict. Slower growth in the semiconductor and systems industries, a reduced number of design starts, reduction of electronic design automation budgets or continued consolidation among our customers would harm our business and financial condition.

  The primary customers for our products are companies in the communications, computing, consumer electronics, networking and semiconductor industries. Any significant downturn in our customers' markets, in particular, or in general economic conditions which result in the cutback of research and development budgets or the delay of software purchases would likely result in a reduction in demand for our products and services and could harm our business. For example, the United States economy, including the semiconductor industry, is currently experiencing a slowdown, which may negatively impact our business and operating results. In addition, the markets for semiconductor products are cyclical. In recent years, some Asian countries have experienced significant economic difficulties, including devaluation and instability, business failures and a depressed business environment. These difficulties triggered a significant downturn in the semiconductor market, resulting in reduced budgets for chip design tools which, in turn, negatively impacted us. In addition, the electronics industry has historically been subject to seasonal and cyclical fluctuations in demand for its products, and this trend may continue in the future. These industry downturns have been, and may continue to be, characterized by diminished product demand, excess manufacturing capacity and subsequent erosion of average selling prices.

Risks Related to this Offering

Our stock price may be volatile and you may not be able to sell your shares at or above the offering price.

  Before this offering, our common stock has not been publicly traded, and an active trading market may not develop or be sustained after this offering. You may not be able to sell your shares at or above the offering price. The price at which our common stock will trade after this offering is likely to be highly volatile and may fluctuate substantially because of:

  . actual or anticipated fluctuations in our operating results;

  . changes in or our failure to meet market expectations;

  . conditions and trends in the Internet and other technology industries;
    and

  . fluctuations in stock market price and volume, which are particularly common among securities of software, semiconductor and other technology companies.

After this offering, our directors, executive officers and principal
stockholders will own    % of our common stock and this concentration of
ownership will allow them to elect most of our directors and could delay or prevent a change in control of Magma.

  After this offering, our directors, executive officers and stockholders who currently own over 5% of our common stock will collectively beneficially own
approximately    % of our outstanding common stock. These stockholders, if they vote together, will be able to significantly influence all matters requiring stockholder approval. For example, they may be able to elect most of our directors, delay or prevent a transaction in which stockholders might receive a premium over the market price for their shares or prevent changes in control or management.

Most of our outstanding shares of common stock may be sold in the market shortly after this offering, which may cause our stock price to decline.

  Sales of a substantial number of shares of common stock, including shares issued upon the exercise of outstanding options and warrants, in the public market after this offering or after the expiration of lockup and holding periods could cause the market price of our common stock to decline. All the shares sold in this offering will be freely tradable. The remaining shares of common stock outstanding after this offering are under lock-up agreements that prohibit the sale of the shares for 180 days after the date of this prospectus. Any or all of these shares may be released before expiration of the 180-day lockup period at the discretion of Credit Suisse First Boston
Corporation. Immediately after the 180-day lockup period,           shares will
become available for sale. The sale of some of these shares may be restricted by volume limitations.

Our stock price may decline significantly because of stock market fluctuations that affect the prices of technology stocks. A decline in our stock price could result in securities class action litigation against us, that could divert management's attention and harm our business.

  The stock market has experienced significant price and volume fluctuations that have adversely affected the market prices of common stock of technology companies. These broad market fluctuations may reduce the market price of our common stock. In the past, securities class action litigation has often been brought against a company after periods of volatility in the market price of securities. We may in the future be a target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, which could harm our ability to execute our business plan.

We may need additional capital and if funds are not available on acceptable terms, we may not be able to hire and retain employees, fund our expansion or compete effectively.

  We believe that our existing capital resources, including the anticipated proceeds of this offering, will enable us to maintain our operations for at least the next 12 months. However, if our capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated. This financing may not be available in sufficient amounts or on terms acceptable to us and may be dilutive to existing stockholders. If adequate funds are not available or are not available on acceptable terms, our ability to hire, train or retain employees, to fund our expansion, take advantage of unanticipated opportunities, develop or enhance services or products, or respond to competitive pressures would be significantly limited.

Our management has significant flexibility in using the net proceeds of this offering, and you will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. If our management does not use the proceeds in a manner that increases our operating results or market value, our business could suffer.

  We intend generally to use the net proceeds from this offering for general corporate purposes, including working capital. However, depending on future developments and circumstances, we may use some of the proceeds for other purposes. Therefore, our management will have significant flexibility in applying the net proceeds of this offering. The net proceeds could be applied in ways that do not increase our operating results. The actual amounts and timing of these expenditures will vary significantly depending on a number of factors, including the amount of cash used in or generated by our operations and the market response to the introduction of any new product and service offerings.

Purchasers of our common stock will suffer immediate dilution in the pro forma net tangible book value per share.

  The initial public offering price is substantially higher than the book value per share of our common stock. Purchasers of our common stock in this offering
will experience immediate dilution of $             in the pro forma net
tangible book value per share of common stock, based on the initial public
offering price of $           per share.

Our certificate of incorporation, bylaws and Delaware corporate law contain antitakeover provisions which could delay or prevent a change in control even if the change in control would be beneficial to our stockholders.

  Delaware law, as well as our certificate of incorporation and bylaws, contain antitakeover provisions that could delay or prevent a change in control of our company, even if it were beneficial to the stockholders to do so. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions:

  . authorize the issuance of preferred stock that can be created and issued by the board of directors without prior stockholder approval to increase the number of outstanding shares and deter or prevent a takeover attempt;

  . prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders;

  . establish a classified board of directors requiring that not all members of the board be elected at one time;

  . prohibit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

  . limit the ability of stockholders to call special meetings of stockholders; and

  . establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

  In addition, Section 203 of the Delaware General Corporation Law and the terms of our stock option plans may discourage, delay or prevent a change in control of our company. Specifically, Section 203 prohibits a Delaware corporation from engaging in any business combination with an interested stockholder for three years after the date the stockholder became an interested stockholder unless specific conditions are met. Also, our stock option plans include change in control provisions that allow us to grant options or stock purchase rights that will become vested immediately upon a change in control of us.

We may be liable under state securities laws for shares sold under our 1999 employee stock purchase plan I in violation of registration requirements of state securities laws.

  Some of the shares sold under our 1999 employee stock purchase plan I violated state securities laws because these stock issuances were not exempt from registration or qualification under state securities laws and registration or qualification was not obtained. We may be liable under state securities laws for up to a total amount of approximately $419,588 plus statutory interest of 7% per year beginning in July 1999 and ending on the earlier to occur of the date of acceptance of the rescission offer or the end of the repurchase offer period.

                 SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

  This prospectus contains forward-looking statements. These statements relate to our, and in some cases our customers', future plans, objectives, expectations, intentions and financial performance. In some cases, you can identify forward-looking statements because they use terms such as anticipates, believes, continue, could, estimates, expects, intends, may, plans, potential, predicts, should or will or the negative of those terms or other comparable words. These statements involve risks and uncertainties that may cause industry trends or our actual results, activities or achievements to be materially different from those expressed or implied by these statements. These factors include those listed under Risk Factors, Business, Management's Discussion and Analysis of Financial Condition and Results of Operations and other sections in this prospectus.

  Although we believe that expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results or changes in our expectations. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

                                USE OF PROCEEDS

  We estimate that we will receive net proceeds of approximately $      million
from the sale of           shares of our common stock. If the underwriters'
exercise their over-allotment option in full, we estimate that we will receive
total net proceeds of approximately $              million. These net proceed
amounts are based on an initial public offering price of $      per share less
the estimated underwriting discounts, commissions and estimated offering expenses payable by us.

  We intend to use the net proceeds of this offering for general corporate purposes, including working capital. The amounts and timing of these expenditures will vary depending on a number of factors, including the amount of cash generated by our operations, competitive and technological developments and the rate of growth, if any, of our business.

  We may also use a portion of the net proceeds to acquire additional businesses, products and technologies, to lease additional facilities, or to establish joint ventures that we believe will complement our business. We do not have more specific plans for the net proceeds from this offering. We are not currently engaged in any negotiations for any acquisition or joint venture. The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, competitive and technological developments and the rate of growth, if any, of our business. We will retain broad discretion in the allocation of the net proceeds of this offering.

  Pending the uses described above, we will invest the net proceeds of this offering in short term interest bearing, investment-grade securities. Our investment of the proceeds may not yield a favorable return. We believe that our available cash and net proceeds of this offering will be sufficient to meet our capital requirements for at least the next 12 months.

                                DIVIDEND POLICY

  We have never declared or paid dividends on our capital stock and do not anticipate paying any dividends. We expect to retain our earnings, if any, for the development of our business.

                                 CAPITALIZATION

  The following table shows our capitalization as of December 31, 2000:

  . on an actual basis;

  . on a pro forma basis assuming:

   . the exercise of outstanding warrants to purchase a total of 429,682 shares of preferred stock that will expire if not exercised before this offering is completed; and

   . the conversion of all outstanding shares of preferred stock into common stock and changes to our authorized capital stock when this offering is completed;

  . on the same pro forma basis as adjusted to include the sale of shares of common stock by us at an assumed initial public offering price
    of $           per share and after deducting the estimated underwriting
    discounts and commissions and estimated offering expenses payable by us.

                                                       December 31, 2000
                                                 --------------------------------
                                                                       Pro Forma
                                                  Actual   Pro Forma  As Adjusted
                                                 --------  ---------  -----------
                                                         (in thousands)
Notes payable to bank, excluding current
 portion.......................................  $    714  $    714      $714
                                                 --------  --------      ----
Redeemable convertible preferred stock, $0.0005
 par value per share, 35,000,000 shares
 authorized, 21,434,281 shares issued and
 outstanding, actual; 5,000,000 shares
 authorized, $.0001 par value per share, no
 shares issued and outstanding, pro forma and
 pro forma as adjusted.........................    88,570       --        --
                                                 --------  --------      ----
Stockholders' equity:
  Common stock, $0.0005 par value per share,
   90,000,000 shares authorized, 25,736,835
   shares issued and outstanding, actual;
   200,000,000 shares authorized, $.0001 par
   value per share, 47,600,718 shares issued
   and outstanding, pro forma;
   shares issued and outstanding, pro forma as
   adjusted....................................        13         5
Additional paid-in capital.....................    17,018   108,373
Deferred stock-based compensation..............    (5,374)   (5,374)
Notes receivable from stockholders.............      (113)     (113)
Accumulated deficit............................   (81,416)  (81,416)
                                                 --------  --------      ----
  Total stockholders' equity (deficit).........   (69,872)   21,475
                                                 --------  --------      ----
    Total capitalization.......................  $ 19,412  $ 22,189      $714
                                                 ========  ========      ====

This table excludes:

  . 129,510 shares of common stock issuable upon exercise of warrants that can be exercised after this offering is completed at a weighted average exercise price of $3.446 per share;

  . 6,869,033 shares of common stock issuable upon exercise of options outstanding under stock plans as of December 31, 2000; and

  . 1,272,856 additional shares of common stock reserved for issuance under our stock incentive plans.

                                    DILUTION

  The pro forma net tangible book value of our common stock on December 31,
2000 was approximately $         million, or approximately $        per share.
Pro forma net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding after giving effect to the exercise of outstanding warrants to purchase preferred stock that will expire if not exercised before this offering is complete and the conversion of all outstanding preferred stock when this offering is complete. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards.

  After giving effect to our sale of            shares of common stock offered
by this prospectus at an assumed initial public offering price of $      per
share, after deducting estimated underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value at December
31, 2000 would have been approximately $      million or $      per share. This
represents an immediate increase in pro forma net tangible book value of
$           per share to the existing stockholders and an immediate dilution of
$           per share to new investors purchasing common stock in this offering. The following table illustrates this per share dilution:

   Assumed initial public offering price per share...................      $
     Pro forma net tangible book value per share at December 31,
      2000........................................................... $
     Increase per share attributable to new investors................
                                                                      ----
   Pro forma net tangible book value per share after this offering...
                                                                           ----
   Pro forma dilution per share to new investors.....................      $
                                                                           ====

  The following table summarizes, on a pro forma basis, as of December 31, 2000, the differences between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by the new investors purchasing shares in this
offering. We used the assumed initial public offering price of $      per
share, and we have not deducted estimated underwriting discounts and commissions and estimated offering expenses in our calculations.

                                               Shares          Total       Average
                                             Purchased     Consideration    Price
                                           --------------  --------------    Per
                                           Number Percent  Amount Percent   Share
                                           ------ -------  ------ -------  -------
   Exiting stockholders...................              %               %   $
   New investors..........................                                  $
                                            ---   ------    ---   ------
     Total................................        100.00%         100.00%
                                            ===   ======    ===   ======

  This discussion and table assume no exercise of any stock options outstanding as of December 31, 2000 or warrants that can be exercised after the offering is completed. The exercise of options outstanding under our stock option plans, or the exercise of any warrants, having an exercise price less than the offering price would increase dilution to new investors.

  If the underwriters exercise the over-allotment in full, the following will occur:

  . the number of shares of common stock held by existing stockholders will
    decrease to approximately     % of the total number of shares of our
    outstanding common stock; and

  . the number of shares held by new investors will increase to           ,
    or approximately     % of the total number of shares of our common stock
    outstanding after this offering is completed.

                      SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data below includes the accounts of Magma and its wholly owned and majority-owned subsidiaries. In August 2000, Magma acquired Moscape in a transaction which has been accounted for as a pooling-of-interests business combination. Before the combination, Moscape's fiscal year ended December 31. In recording the pooling-of-interests combination, Moscape's financial statements for the years ended December 31, 1997, 1998, and 1999 were combined with Magma's financial statements for the years ended March 31, 1998, 1999, and 2000, respectively. Moscape's unaudited financial statements for the nine months ended September 30, 1999 were combined with Magma's unaudited financial statements for the nine months ended December 31, 1999. Moscape's unaudited financial statements for the nine months ended December 31, 2000 were combined with Magma's unaudited financial statements for the nine months ended December 31, 2000. The operating results of Moscape for the three months ended March 31, 2000 are excluded from the consolidated statements of operations for the year ended March 31, 2000 and the nine months ended December 31, 2000. An adjustment has been made to stockholders' deficit as of August 9, 2000 to reflect the results of operations of Moscape for the three months ended March 31, 2000.

  The selected consolidated financial data should be read with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The following statement of operations data for the years ended March 31, 1998, 1999 and 2000 and balance sheet data as of March 31, 1999, and 2000, are derived from our audited consolidated financial statements included elsewhere in the prospectus which have been audited by KPMG LLP, our independent auditors, whose report thereon, is based partially on the report of other auditors. The balance sheet data as of March 31, 1998, have been derived from our audited financial statements not included in this prospectus. The statement of operations data for the nine months ended December 31, 1999 and 2000 and the balance sheet data as of December 31, 2000, are derived from our unaudited consolidated financial statements included elsewhere in the prospectus. Historical results for the nine months ended December 31, 2000 are not necessarily indicative of the results to be expected for the full fiscal year.

                                                            Nine Months Ended
                                 Years Ended March 31,        December 31,
                               ---------------------------  ------------------
                                 1998     1999      2000      1999      2000
                               --------  -------  --------  --------  --------
                                  (in thousands, except per share data)
Consolidated Statements of
 Operations Data:
Revenue:
  Licenses...................  $    --   $   190  $  1,257  $    683  $  6,421
  Services...................       --        36       193       125       351
                               --------  -------  --------  --------  --------
    Total revenue............       --       226     1,450       808     6,772
Cost of revenue*.............       --        61     1,209       760     3,698
                               --------  -------  --------  --------  --------
Gross profit.................       --       165       241        48     3,074
                               --------  -------  --------  --------  --------
Operating expenses:
  Research and development*..     1,254    6,246    12,020     8,533    15,520
  Sales and marketing*.......       136    1,805    17,494     8,813    16,997
  General and
   administrative*...........       612    1,465     4,308     2,751     7,177
                               --------  -------  --------  --------  --------
    Total operating
     expenses................     2,002    9,516    33,822    20,097    39,694
                               --------  -------  --------  --------  --------
Operating loss...............    (2,002)  (9,351)  (33,581)  (20,049)  (36,620)
                               --------  -------  --------  --------  --------
Interest income:
  Income.....................        33      126       772       296     1,171
  Expense....................       (11)     (52)     (172)     (117)     (176)
                               --------  -------  --------  --------  --------
    Interest income, net.....        22       74       600       179       995
                               --------  -------  --------  --------  --------
Net loss before income
 taxes.......................    (1,980)  (9,277)  (32,981)  (19,870)  (35,625)
Income taxes.................       --       --        (69)      --       (194)
                               --------  -------  --------  --------  --------
Net loss.....................  $ (1,980) $(9,277) $(33,050) $(19,870) $(35,819)
                               ========  =======  ========  ========  ========

Net loss per share--basic and
 diluted.....................  $(220.00) $ (3.06) $  (4.68) $  (3.05) $  (2.18)
                               ========  =======  ========  ========  ========
Weighted average shares--
 basic and diluted...........         9    3,036     7,067     6,506    16,398
                               ========  =======  ========  ========  ========
*Amortization of stock-based
 compensation included in
 expense component:
  Cost of revenue............  $    --   $   --   $     21  $     11  $     60
  Research and development...       --     1,304     1,102       695       761
  Sales and marketing........       --       279       941       652       626
  General and
   administrative............       --       380       675       490     1,150
                               --------  -------  --------  --------  --------
    Total....................  $    --   $ 1,963  $  2,739  $  1,848  $  2,597
                               ========  =======  ========  ========  ========

                                             March 31,
                                      --------------------------  December 31,
                                       1998     1999      2000        2000
                                      -------  -------  --------  ------------
                                                 (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents............ $ 1,482  $12,770  $ 30,409    $ 25,678
Total assets.........................   1,632   15,088    37,189      37,308
Working capital......................     993   11,420    20,842      11,266
Long-term debt.......................     --     1,096       732         714
Other non-current liabilities........     --       --      2,573       1,348
Redeemable convertible preferred
 stock...............................   2,262   21,155    62,252      88,570
Total stockholders' deficit..........  (1,202)  (8,782)  (38,566)    (69,872)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read with the consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements based on current expectations that involve risks and uncertainties. Actual results and the timing of some events may differ materially from those expressed in these forward-looking statements because of several factors, including, but not limited to, those set forth in the section entitled "Risk Factors" appearing elsewhere in this prospectus.

Overview

  We provide design and implementation software that enables chip designers to shorten time-to-market for complex deep submicron integrated circuits. We were incorporated in Delaware in April 1997 and until the quarter ended December 31, 1999, we were engaged in development stage activities, including developing our technology and products, recruiting personnel and raising capital. In April 1999, we shipped the first version of our initial product, Blast Fusion. In May 2000, we began shipping Blast Chip, which extends the capabilities of Blast Fusion by adding RTL synthesis.

  In August 2000, we completed our acquisition of Moscape, Inc. Moscape develops technologies and products used for the analysis and correction of electrical signal and integrity problems in deep submicron integrated circuits. In connection with the acquisition, we issued 2,449,003 shares of our common stock, 1,357,274 shares of our redeemable convertible preferred stock, options to purchase 649,169 shares of our common stock and warrants to purchase 48,456 shares of our redeemable convertible preferred stock, in exchange for all the outstanding shares of, and options and warrants to purchase, common stock and preferred stock of Moscape. Moscape first shipped its CircuitScope product in June 1998 and its GateScope product in March 2000. In January 2001, we discontinued the development, marketing and licensing of CircuitScope. We have not discontinued the development or support of GateScope, but we are not actively marketing the product at the present time. Our development effort is focused on integrating the GateScope technology into our Blast Fusion architecture. We do not expect future license revenue from these product, although we will continue to support existing customers through the end of their current maintenance terms. The financial data in this section reflects our acquisition of Moscape, which was accounted for as a pooling-of-interests.

Sources of Revenue

  We generate revenue from two sources: software licenses and services. We derive software license revenue from our design and implementation software products, which include Blast Fusion and Blast Chip. We have generated revenue from our analysis and verification software products, CircuitScope and GateScope, but we have discontinued the development, marketing and licensing of CircuitScope and are not actively marketing GateScope at the present time.

  We derive services revenue primarily from:

  . maintenance revenue from our analysis and verification software products;
    and

  . consulting and training for our design and implementation software products.

  Maintenance for our design and implementation software products is bundled in our license revenue. Maintenance for our analysis and verification software products is included in services revenue. Maintenance for both our design and implementation and our analysis and verification software products includes post-contract customer support and software updates provided over the term of the agreement.

Revenue Recognition

  We recognize revenue in accordance with Statement of Position ("SOP") 97-2, as modified by SOP 98-9. SOP 97-2, as modified, generally requires revenue earned on software arrangements involving multiple elements such as software products, upgrades, enhancements, maintenance, installation and training to be allocated to each element based on the relative fair values of the elements. The fair value of an element must be based on evidence that is specific to the vendor. If evidence of fair value does not exist for all elements of a license agreement and maintenance is the only undelivered element, then all revenue for the license arrangement is recognized ratably over the term of the agreement. If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the license fee is recognized as revenue.

 License revenue

  We derive license revenue primarily from our design and implementation software and, to a lesser extent, from our analysis and verification products. We license our design and implementation software products under time-based licenses, and we license our analysis and verification software products primarily under perpetual licenses.

  License revenue from our design and implementation software products is recognized ratably over the term of the agreement, which is generally three years. Our standard time-based license agreement for our design and implementation software products includes maintenance. Because we bundle both the license and maintenance into our agreements for the entire license term, vendor specific objective evidence does not exist for each element of the arrangement. Therefore, revenue from our time-based license agreements is recognized ratably over the contract term after the execution of a license agreement and the delivery of the product to the customer, provided that there are no uncertainties surrounding the product acceptance, fees are fixed and determinable, collectibility is probable and we have no remaining obligations other than post-contract customer support. Revenue from licenses that include a right to specified upgrades is deferred until the upgrades are delivered.

  License revenue from our existing analysis and verification software licenses is recognized using the residual method, after the execution of a license agreement and the delivery of the product, provided there are no uncertainties surrounding the product's acceptance, the fee is fixed and determinable, collectibility is probable and we have no remaining obligations other than post-contract customer support.

 Services revenue

  We derive services revenue primarily from maintenance revenue from our analysis and verification products and, to a lesser extent, from consulting and training for the design and implementation software products. Our standard perpetual license agreement for our analysis and verification software products includes maintenance, generally for a one-year period. Services revenue from maintenance arrangements is recognized on a straight-line basis over the maintenance term. After the initial maintenance term, maintenance can be renewed annually for an additional fee. We use the renewal rate as evidence of the fair value of the maintenance. Because maintenance is the only undelivered element in these license agreements, revenue from these perpetual licenses is recognized using the residual method, with the fair value of the maintenance being recognized over the maintenance term.

  Revenue from consulting and training contracts entered into in connection with a license agreement is recognized in two parts. We do not currently have vendor specific objective evidence of fair value for consulting or training services. Therefore, revenue equal to the incremental direct cost of the services performed is recognized as costs are incurred. The balance is deferred and amortized over the term of the maintenance arrangement. Revenue from consulting and training contracts not entered into in connection with a license agreement is recognized as the services are performed.

International Operations

  We license our software products primarily through our worldwide direct sales force. We currently have offices in Belgium, Germany, Israel, the United Kingdom, Japan, Korea and Taiwan. Revenue from licenses outside of North America accounted for approximately 42% of our total revenue for the nine months ended December 31, 2000.

Amortization of Stock-Based Compensation

  Stock-based compensation expense consists of the amortization of deferred stock-based compensation resulting from the grant of stock options at exercise prices less than the fair value of the underlying common stock on the grant date for officers and employees and the fair value of the stock options granted to consultants. There was no deferred stock-based compensation recorded in fiscal 1998. Amortization of stock-based compensation was $2.0 million in fiscal 1999, $2.7 million in fiscal 2000 and $2.6 million for the nine months ended December 31, 2000. As of March 31, 2000 and December 31, 2000, we had recorded cumulative deferred stock-based compensation of approximately
$7.7 million and $12.8 million from the grant of stock options to officers, employees and consultants. These costs are being expensed on an accelerated basis allowable under generally accepted accounting principles over the vesting periods of the applicable stock options. The options generally vest over four years, with 25% vesting after one year and then ratably over the remaining 36 months. The unamortized balance at December 31, 2000 and the additional amount of stock-based compensation from future grants will be amortized over the remaining vesting period of the options. As of December 31, 2000, deferred stock-based compensation was $5.4 million, of which we expect to amortize $1.0 million for the remainder of fiscal 2001, $2.6 million in fiscal 2002, $1.2 million in fiscal 2003, $500,000 in fiscal 2004, and $100,000 in fiscal 2005. The amortization amounts are included in, and allocated among, the various expense categories based on the primary activity of the individuals who received the option grants.

Losses since Inception and Limited Operating History

  We have incurred significant costs to develop our technology and products and to recruit and train personnel for our engineering, sales, marketing, professional services and administration departments. As a result, we have incurred significant losses since inception and had an accumulated deficit of $81.4 million as of December 31, 2000. Because we intend to continue to invest heavily in research and development and sales and marketing, we expect to continue to incur operating losses for the foreseeable future.

  We had 198 full-time employees as of April 30, 2001. To manage our growth, we must invest in and implement scalable operational systems, procedures and controls.

  Our limited operating history makes the prediction of future operating results difficult. We believe that period-to-period comparisons of operating results should not be relied upon as predictive of future performance. The prospects must be considered in light of the risks, expenses and difficulties encountered by companies at an early stage of development, particularly companies in rapidly evolving markets. We may not be successful in addressing these risks and difficulties.

Risk of Business Interruptions

  California is in the midst of a serious energy crisis that will likely disrupt our operations and increase our expenses. In the event of an acute power shortage, that is, when power reserves for the State of California fall below 1.5%, California has on some occasions implemented, and may in the future continue to implement, rolling blackouts throughout the state. If blackouts interrupt our power supply or the power supply of any of our customers or third parties service providers, we, our customers or these third parties may be temporarily unable to operate. Future interruptions could damage our reputation, harm our ability to retain existing customers and to obtain new customers, and could result in lost revenue, any of which could substantially harm our business and results of operations. Any interruption in our ability to continue operations could delay the development or interfere with the sales of our products. We do not carry sufficient business interruption insurance to compensate us for losses that may occur, and any losses or damages we incur could harm our business.

  Furthermore, the deregulation of the energy industry instituted in 1996 by the California government and shortages in wholesale electricity supplies have caused power prices to increase. If wholesale prices continue to increase, our operating expenses will likely increase, as our headquarters and most of our employees are based in California.

Results of Operations

Nine months Ended December 31, 1999 and 2000

Revenue

  Revenue increased from $808,000 for the nine months ended December 31, 1999 to $6.8 million for the nine months ended December 31, 2000. Of the $6.8 million of revenue recognized during the nine months ended December 31, 2000, approximately $4.0 million of the revenue was derived from license agreements which were executed prior to April 1, 2000.

 License revenue

  License revenue increased from $683,000 for the nine months ended December 31, 1999 to $6.4 million for the nine months ended December 31, 2000. Of this increase, $5.0 million was primarily due to an increase in license revenue from Blast Fusion and to a lesser extent from the introduction of Blast Chip, and $699,000 was due to increased sales of our analysis and verification products. Because we discontinued the development, marketing and licensing of CircuitScope in January 2001 and are no longer actively marketing GateScope, we expect revenue from our analysis and verification products to decline significantly.

 Services revenue

  Services revenue increased from $125,000 for the nine months ended December 31, 1999 to $351,000 for the nine months ended December 31, 2000. This increase was primarily due to maintenance services provided to licensees of our analysis and verification software products. Although we will continue to support these licenses through the end of their current maintenance terms, we expect the maintenance component of our services revenue to decline.

Cost of Revenue

  Cost of revenue consists primarily of cost of license revenue. Cost of service revenue is less than 10% of the total cost of revenue. Cost of revenue consists primarily of salary and related costs for engineers associated with technical services, including quality assurance for our design and implementation software products and engineers' expenses associated with post-contract customer support for our analysis and verification software products. Cost of revenue increased from $760,000 for the nine months ended December 31, 1999 to $3.7 million for the nine months ended December 31, 2000. This increase was due primarily to our initial startup expenses, including salaries, to service our initial license revenue. Cost of revenue includes amortization of stock-based compensation of $11,000 for the nine months ended December 31, 1999 and $60,000 for the nine months ended December 31, 2000.

Operating Expenses

 Research and development

  Research and development expense consists primarily of salaries, bonuses and benefits of engineering personnel, depreciation of engineering equipment, and outside engineering services from contractors and consultants. Research and development expense increased from $8.5 million for the nine months ended December 31, 1999 to $15.5 million for the nine months ended December 31, 2000. This increase was primarily due to an increase in engineering personnel and the opening of new research and development offices in The Netherlands and Korea during the nine months ended December 31, 2000. Research and development expense includes amortization of stock-based compensation of $695,000 for the nine months ended December 31, 1999 and $761,000 for the nine months ended December 31, 2000. Development costs incurred in the research and development of new technology and enhancements to existing technology are expensed as incurred until technological feasibility in the form of a working model has been established. To date, capitalized costs for our software development have not been material. We anticipate that we will continue to expand both engineering personnel and related expenses in the future. We expect research and development expense to increase in absolute dollars.

 Sales and marketing

  Sales and marketing expense consists primarily of salaries, bonuses, benefits and related costs of sales and marketing personnel, sales commissions, tradeshows and other marketing activities. Sales and marketing expense increased from $8.8 million for the nine months ended December 31, 1999 to $17.0 million for the nine months ended December 31, 2000. This increase was primarily due to a substantial increase in the number of sales and marketing personnel, the opening of new sales offices in North America, Europe, Israel and Asia, sales commissions, and expenses for industry tradeshows. Sales and marketing expense includes amortization of stock-based compensation of $652,000 for the nine months ended December 31, 1999 and $626,000 for the nine months ended December 31, 2000. We expect sales and marketing expense to increase in absolute dollars as we increase our sales and marketing activities.

 General and administrative

  General and administrative expense consists primarily of salaries, bonuses, benefits and related costs of finance and administrative personnel and outside service expenses including legal, accounting and recruiting. General and administrative expense increased from $2.8 million for the nine months ended December 31, 1999 to $7.2 million for the nine months ended December 31, 2000. This increase was due primarily to an increase in personnel and outside service expenses for legal, accounting and recruiting. General and administrative expense includes amortization of stock-based compensation of $490,000 for the nine months ended December 31, 1999 and $1.2 million for the nine months ended December 31, 2000. We expect general and administrative expense to increase in absolute dollars to support the anticipated growth of our business and our operations as a public company.

Interest Income, Net

  Interest income, net was $179,000 for the nine months ended December 31, 1999 and $995,000 for the nine months ended December 31, 2000. Interest income increased from $296,000 for the nine months ended December 31, 1999 to $1.2 million for the nine months ended December 31, 2000. This increase was due to the higher availability of cash to invest during the nine months ended December 31, 2000. The increase in interest income was partially offset by the increase in interest expense of $59,000 for the nine months ended December 31, 2000 due to the increased use of our line of credit to fund our growth.

Income Taxes

  We have incurred net losses since inception for federal and state tax purposes and have not recognized any tax benefit. We are in a net deferred tax position, which has been fully reserved. We will continue to provide a valuation allowance for our net deferred tax assets until it becomes more likely than not that the net deferred tax assets will be realized.

Fiscal Years Ended March 31, 1998, 1999 and 2000

Revenue

  We had no revenue in fiscal 1998. Revenue increased from $226,000 in fiscal 1999 to $1.5 million in fiscal 2000.

 License revenue

  License revenue increased from $190,000 in fiscal 1999 to $1.3 million in fiscal 2000. This increase was due to the recognition of $850,000 in license revenue from the initial sales of our Blast Fusion software product and a $217,000 increase in license revenue from our CircuitScope product.

 Services revenue

  Services revenue increased from $36,000 in fiscal 1999 to $193,000 in fiscal 2000. This increase was primarily due to technical consulting services provided to licensees of our Blast Fusion product.

Cost of Revenue

  We had no cost of revenue in fiscal 1998. Cost of revenue increased from $61,000 in fiscal 1999 to $1.2 million in fiscal 2000. This increase was primarily due to our initial startup expenses, consisting mostly of salaries, to service our initial license revenue. Cost of revenue includes amortization of stock-based compensation of $21,000 for fiscal 2000.

Operating Expenses

 Research and development

  Research and development expense increased from $1.3 million in fiscal 1998 to $6.2 million in fiscal 1999 and $12.0 million in fiscal 2000. Research and development expense includes amortization of stock-based compensation of $1.3 million in fiscal 1999 and $1.1 million in fiscal 2000. The increase from fiscal 1998 to fiscal 1999 was primarily due to the addition of new personnel associated with accelerated product development as our Blast Fusion product moved from initial design and testing to implementation of a commercial product. The increase from fiscal 1999 to fiscal 2000 was primarily due to an increase in engineering personnel and outside engineering expense.

 Sales and marketing

  Sales and marketing expense increased from $136,000 in fiscal 1998 to $1.8 million in fiscal 1999 and $17.5 million in fiscal 2000. Sales and marketing expense includes amortization of stock-based compensation of $279,000 in fiscal 1999 and $941,000 in fiscal 2000. The increase from fiscal 1998 to fiscal 1999 was due to sales of our CircuitScope and GateScope products in fiscal 1999 and an increase in sales and marketing activities associated with the launch of our Blast Fusion product in April 1999. The increase from fiscal 1999 to fiscal 2000 was primarily due to an increase in sales and marketing personnel, new sales offices in North America, Europe, Israel and Asia and sales commissions. Also, in fiscal 2000, we launched a marketing program to promote the new products and introduced a sales commission plan to reward sales employees for obtaining the initial customer license agreements.

 General and administrative

  General and administrative expense increased from $612,000 in fiscal 1998 to $1.5 million in fiscal 1999 and $4.3 million in fiscal 2000. General and administrative expense includes amortization of stock-based compensation of $380,000 in fiscal 1999 and $675,000 in fiscal 2000. The increase from fiscal 1998 to fiscal 1999 was primarily due to an increase in personnel as we started to broaden our infrastructure in anticipation of commercial release of our Blast Fusion product. The increase from fiscal 1999 to fiscal 2000 was primarily due to an increase in personnel and outside service expenses for legal, recruiting and accounting.

Interest Income, Net

  Interest income, net was $22,000 in fiscal 1998, $74,000 in fiscal 1999 and $600,000 in fiscal 2000. Interest income increased from $33,000 in fiscal 1998 to $126,000 in fiscal 1999 and $772,000 in fiscal 2000. This increase was due to the investment of funds raised in private placement financings and other sources. The increase in interest income from fiscal 1999 to fiscal 2000 was partially offset by an increase in interest expense from our increased use of our line of credit to fund our growth.

Income Taxes

  We have incurred net losses since inception for federal and state tax purposes and have not recognized any tax benefit. As of March 31, 2000, we had approximately $35.4 million of federal and $35.2 million of state net operating loss carry-forwards to offset future taxable income. The federal net operating loss carry-forwards expire on various dates through 2020, if not used. The state net operating loss carry-forwards expire on various dates through 2005, if not used. Utilization of net operating losses and credits is subject to a substantial annual limitation due to the change in ownership provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

Liquidity and Capital Resources

 Financing Activities

  Since our incorporation in April 1997, we have financed our operations primarily through the private placement of our redeemable convertible preferred stock, and to a much lesser extent through equipment loan agreements. As of December 31, 2000, we had $25.7 million in cash and cash equivalents. Net cash provided by financing activities was $3.1 million in fiscal 1998, $20.0 million in fiscal 1999, $42.2 million in fiscal 2000, and $29.9 million for the nine months ended December 31, 2000.

  We have borrowed a total of $3.7 million under equipment loan agreements through December 31, 2000. These equipment loan agreements have varying payment terms extending up to 36 months. As of December 31, 2000, there was $2.1 million outstanding under these facilities. $1.0 million of this amount bears interest at the bank's prime interest rate plus 0.5% (10% at December 31, 2000), the remaining $1.1 million bears a fixed interest rate of 9.93%. The indebtedness to bank is secured by the assets purchased from the loan proceeds and our current and future intellectual property.

 Operating Activities

  Net cash used in operating activities was $1.5 million in fiscal 1998, $6.5 million in fiscal 1999, $19.4 million in fiscal 2000, and $28.3 million for the nine months ended December 31, 2000. Cash used in operating activities was primarily due to net losses as well as changes in accounts receivable, deferred revenue, accrued expenses and accounts payable.

 Investing Activities

  Net cash used in investing activities was $134,000 in fiscal 1998, $2.1 million in fiscal 1999, $5.2 million in fiscal 2000, and $5.6 million for the nine months ended December 31, 2000. Cash used in investing activities was primarily for purchase of property and equipment. In fiscal 1999, cash used in investing activities also included $447,000 for deposits and $105,000 for a loan to an employee.

 Commitments

  As of December 31, 2000, our principal commitments consisted of obligations outstanding under notes payable and capital and operating leases. Although we have no material commitments for capital expenditures, we anticipate a substantial increase in our capital expenditures and lease commitments consistent with our anticipated growth in operations, infrastructure and personnel. As of December 31, 2000, future lease commitments for our office facilities were approximately $5.6 million through 2006.

 Working Capital and Capital Expenditure Requirements

  We believe that the net proceeds from the sale of common stock in this offering and our existing cash and cash equivalents will be sufficient to meet our working capital and capital expenditure requirements for at least the next 12 months.

  If we require additional capital resources to grow our business internally or to acquire complementary technologies and businesses at any time in the future, we may seek to sell additional equity or debt securities. The sale of additional equity or convertible debt securities would result in more dilution to our stockholders. Financing arrangements may not be available to us, or may not be available in amounts or on terms acceptable to us.

Qualitative and Quantitative Disclosures about Market Risk

 Interest Rate Risk

  Our exposure to market risks for changes in interest rates relates primarily to our investment portfolio. As of December 31, 2000, our cash and investment portfolio consisted of money market funds and other high-grade investments with maturities of less than 75 days and did not include fixed-income securities. Due to the short-term nature of our investment portfolio, an immediate 10% increase in interest rates would not have a material effect on the fair market value of our portfolio. Since we have the ability to liquidate this portfolio, we do not expect our operating results or cash flows to be materially affected to any significant degree by the effect of a sudden change in market interest rates on our investment portfolio.

 Foreign Currency Exchange Risk

  We transact some portions of our business in various foreign currencies. Accordingly, we are subject to exposure from adverse movements in foreign currency exchange rates. This exposure is primarily related to operating expenses in the United Kingdom and Japan denominated in the respective local currency. As of December 31, 2000, we had no hedging contracts outstanding. We do not currently use financial instruments to hedge operating expenses in the United Kingdom or Japan denominated in the respective local currency. We assess the need to utilize financial instruments to hedge currency exposures on an ongoing basis.

Recent Accounting Pronouncements

  In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards 133, Accounting for Derivative Instruments and Hedging Activities. The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Accounting for changes in the values of those derivatives depends on the intended use of the derivatives and whether they qualify for hedge accounting. SFAS 133, as amended by SFAS 137 and SFAS 138, is effective for fiscal years beginning after June 15, 2000. Historically, we have not entered into derivatives contracts either to hedge existing risks or for speculative purposes. Therefore, we do not expect adoption of the new standard to affect our consolidated financial statements.

  In March 2000, the FASB issued FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB 25. FIN 44 provides guidance on the application of APB 25 for stock compensation involving employees. FIN 44 is effective July 1, 2000, but certain conclusions cover specific events that occur after either December 15, 1998 or January 12, 2000. Our adoption of FIN 44 did not have a material effect on our consolidated financial statements.

  In December 1999, the Securities and Exchange Commission published Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements. SAB 101 summarizes certain of the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements and provides interpretations regarding the application of generally accepted accounting principles to revenue recognition where there is an absence of authoritative literature addressing a specific arrangement or a specific industry. SAB 101 is effective for us in the fourth quarter of fiscal 2001. We do not believe the adoption of SAB 101 will have a material effect on our consolidated financial statements.

                                    BUSINESS

Overview

  We provide design and implementation software that enables chip designers to shorten time-to-market for complex integrated circuits used in the communications, computing, consumer electronics, networking and semiconductor industries. Our Blast Fusion and Blast Chip products utilize a new methodology for complex, deep submicron chip design that combines traditionally separate front-end and back-end chip design processes into an integrated design flow. Our integrated flow significantly reduces timing closure iterations, which accelerates time-to-market for our customers. We have licensed our flagship product, Blast Fusion, to customers such as Fujitsu, Infineon and Texas Instruments.

Industry Background

  The communications, computing, consumer electronics, networking and semiconductor industries have experienced rapid growth, driven by the increasing demand for faster, more compact and more power efficient electronic products with a broader range of functions. These products include high-speed networking and communications products, mobile phones, Internet devices and personal computers. Competition and innovation continue to shorten the life cycle of electronic products, making time-to-market crucial to a product's success. Electronics manufacturers are under enormous pressure to get these products to market quickly, and to meet critical market and profit windows.

  Each generation of electronic products is designed to incorporate additional functions, to provide higher performance and to be smaller and more power-efficient. To achieve these goals, manufacturers must increasingly rely on more complex integrated circuits with smaller feature sizes. A chip's feature size relates to the size of the circuit components in the device, and is measured in microns. As feature sizes decrease, the number of transistors that can be implemented on a single integrated circuit increases, offering the ability to integrate additional functionality. Market pressure has significantly accelerated the trend to deep submicron design where feature sizes are .18 micron or less. To place this in context, the period at the end of this sentence is approximately 400 microns in diameter. Deep submicron processes enable the production of complex chips containing millions of gates. This has enabled system-on-chip devices that integrate multiple functions onto a single chip, and offer significant performance, cost and power advantages over systems that require multiple integrated circuits to perform the same task. According to Integrated Circuit Engineering Corporation, the worldwide market for ASICs, which includes system-on-chip, is projected to grow from approximately
$35 billion in 2000 to approximately $56 billion in 2005. International Business Strategies estimates that the percentage of chip designs implemented worldwide, at or below .18 micron, will grow from approximately 16% of all chips designed in 2000 to over 87% of all chips designed in 2005.

 Evolution of the Electronic Design Automation Market

  The trends toward deep submicron and system-on-chip designs have driven demand for improved electronic design automation software that enables the efficient design and implementation of these complex chips. Limitations in traditional electronic design automation technology could slow the adoption of deep submicron processes due to the difficulty in implementing designs at small geometries. Historically, electronic design automation companies developed software for use by separate engineering groups to address either the front-end chip design or back-end chip implementation processes. The following diagram illustrates the traditional integrated circuit flow from front-end design through back-end implementation.

  [Diagram illustrating the traditional integrated circuit flow from front-end design through back-end implementation]

  In the front-end process, the chip design is conceptualized and written as a register transfer level computer program, or RTL file, that describes the required functionality of the chip. For large chips, the design is often divided into a number of individual blocks, each with its own associated RTL file. This is often done because of capacity limitations in existing electronic design automation tools. The designer also develops constraints for the design that are used to describe the desired timing performance of the chip. Finally, a target library is specified that contains detailed information about the basic functional building blocks, or logic gates, that will be used in the design. This library is typically provided by the semiconductor vendor or a third party library vendor. The next step is to run the RTL files through synthesis software that generates a netlist. The netlist describes the circuit in terms of logic gates selected from the target library and connected such that the functionality specified in the RTL files is realized. The synthesis software also performs optimizations to attempt to meet the timing constraints specified by the designer.

  A critical objective of chip design is to minimize total circuit delay, which is comprised of gate delay and wire delay. Front-end software was initially developed when the gate delay, or the time it takes for an electrical signal to travel through a logic gate, was the most significant component of total circuit delay. Wire delay, or the time it takes for a signal to travel through a wire connecting two or more gates, was negligible and designers could use simple estimates and still meet targeted circuit speeds.

  In the back-end process, physical design software is used to transform the netlist generated by the front-end process into a physical layout of the chip. The resulting physical layout is usually output in a binary file format commonly referred to as GDSII that is used to generate the photomasks used to manufacture the integrated circuit. The two primary functions provided by traditional physical design software are placement and routing. Placement determines the optimal physical location for the logic gates on the integrated circuit. After placement is completed, routing connects the logic gates with wires to achieve the desired circuit functionality. After the layout is completed, the final step in the back-end process is to run timing analysis to verify that the chip will run at the desired circuit speed. If circuit speeds are slower than the speeds reported by the synthesis software, the design must often be iterated back through synthesis again in an attempt to improve the timing. Since each timing closure iteration cycle can take one or more weeks, successive iterations of the design process can significantly delay time-to-market for new chips.

 Deep Submicron Challenges

  The trend to deep submicron technology has rendered traditionally separate front-end and back-end electronic design automation processes less effective for rapid, cost-effective and reliable chip designs. As integrated circuits have increased in complexity and feature sizes have dropped, the problems faced by chip designers have changed. Wire delay now accounts for the majority of total circuit delay and has become the most significant factor in circuit performance for deep submicron technologies. Front-end estimates of wire delay may vary considerably from actual wire delays measured in the final layout. As a result, the front-end timing might meet the design requirements, but the final layout timing at the completion of the back-end process may be unacceptable, requiring time-consuming iterations back through the front-end process.

  Deep submicron process technologies bring additional complexities to the design and implementation process that can cause chip failures. These include signal integrity problems such as electrical interference from wires in close proximity, commonly referred to as crosstalk or noise, that can affect both circuit performance and functionality. Using existing design flows and software, designers must contend with analyzing and fixing these problems manually after the layout is completed. These adjustments often change the chip timing and further contribute to the timing closure problem.

  These deep submicron challenges make it difficult to efficiently design chips using separate front-end and back-end processes. Semiconductor manufacturers and electronic products companies are currently seeking alternatives to older generation electronic design automation software in order to shorten design time, improve circuit speed, and handle larger chip designs. As a result, a significant opportunity exists for a new electronic design automation approach to chip design that can enable the design of more complex deep submicron integrated circuits, improve performance, and significantly reduce time-to-market for next generation electronic products.

Our Solution

  We provide design and implementation software that enables chip designers to address the challenges of deep submicron design and meet critical time-to-market objectives. Our products, Blast Fusion and Blast Chip, represent a new methodology for the design of complex multi-million gate chips by integrating traditionally separate front-end and back-end design processes into an integrated design flow. Our integrated solution significantly reduces timing closure iterations, which accelerates time-to-market for our customers.

  Our FixedTiming methodology and single data model architecture serve as the technical foundation for our Blast Fusion and Blast Chip products. Our FixedTiming methodology enables us to optimize for timing performance throughout the flow, predict circuit speed before detailed physical design and deliver final timing that approximates the predicted circuit speed. Our single data model architecture contains and manages the logical and physical data for the chip design, allowing us to shorten the design cycle and increase the efficiency of the design process. In addition to our design and implementation products, our Blast Noise product analyzes and corrects integrated circuit designs for noise problems that may impact chip performance.

  Our software provides the following key benefits to our customers:

  Accelerated Time-to-Market. Blast Fusion and Blast Chip are designed to reduce the timing closure iterations caused by separate front-end and back-end processes. Our proprietary FixedTiming methodology provides more accurate timing predictability earlier in the design flow and automatically manages timing during physical layout. This timing closure capability allows us to reduce timing closure iterations and shorten the design cycle, enabling deep submicron chip designers to create complex, high performance integrated circuits in a shorter period of time.

  Improved Chip Performance. Our products enable the design of chips with greater speed, smaller area and lower power consumption than chips designed with traditional electronic design automation software. Blast Fusion and Blast Chip are designed to perform physical layout optimization throughout the flow to maximize chip performance.

  Increased Design Efficiency. Our unique single data model architecture enables our software to process integrated circuit designs of up to two million gates at a time. This large capacity enables complex designs to be partitioned into fewer blocks than is required by traditional systems, allowing our customers to simplify the design process. In addition, our single data model architecture increases design efficiency by eliminating the numerous data translations typically required between the various tools in traditional systems.

  Enhanced Quality. Our Blast Noise product enables the automatic detection and correction of potential signal integrity problems during the physical design process. Blast Noise enhances quality by identifying and correcting problems before chip fabrication that could otherwise result in low yields or chip failures.

Our Strategy

  Our objective is to be the leading provider of chip design and implementation solutions for deep submicron integrated circuits. Key elements of our strategy include:

  Establish our solution as the industry standard. Our products represent a new methodology for chip design and implementation that combines traditionally separate front-end and back-end design processes into an integrated flow. We intend to continue to promote market adoption of our Blast Fusion and Blast Chip products as an industry standard. We have invested, and intend to continue to invest, significant resources to provide quality support services to our customers to enable the rapid adoption of our new methodology for chip design and implementation. We believe the ability of our products to shorten the design cycle, accelerate time-to-market and improve chip performance, as well as our high levels of customer service, will enable us to increase our market share and generate acceptance of our solution as the industry standard for deep submicron chip design and implementation.

  Leverage and enhance customer relationships. We believe that the strong customer relationships we have established since our inception are critical to our long-term success. Our current customers include Fujitsu, Infineon and Texas Instruments. We intend to leverage these customer relationships and continue to develop new relationships to create strong industry references that will help us penetrate a broader customer base.

  Extend technology leadership. We have invested significant research and development resources to develop our software. We plan to extend our proprietary technology to address the changing needs of deep submicron chip design and implementation. We intend to continue to focus on system-on-chip design and deep submicron signal integrity problems, which we believe will present significant challenges in the future. In addition, we intend to continue to enhance our existing products by improving run times, capacity and ease of use. We believe this ongoing investment in technology will enable our customers to meet the increasing challenges and complexities of deep submicron design.

  Expand market coverage. Our initial product, Blast Fusion, was targeted at the ASIC market. ASIC suppliers typically receive a netlist from their customers and perform back-end physical layout and chip fabrication. We recently broadened our focus to address the customer-owned tooling market and have achieved initial success in penetrating this market segment. These customers would benefit from electronic design automation software that provides an integrated chip design flow from RTL to final chip layout. We intend to expand our market coverage by continuing to pursue both of these markets.

Products

  Blast Fusion is our flagship product that provides significant advantages over traditional back-end design software. Our Blast Chip product broadens the capabilities of Blast Fusion by adding front-end RTL synthesis capability. We also offer Blast Noise, our product that detects and corrects noise and other electrical problems in deep submicron chips, as a separate product to be used with Blast Chip and Blast Fusion.

  Similar to the conventional design flow, our design flow starts by reading in technology libraries and constraint files. The following diagram illustrates our integrated design flow and where our products fit within this design flow.

[Diagram showing Magma's integrated design flow and how its products fit within this flow.]

  Blast Fusion, first shipped in April 1999, is our physical design software that shortens time to market for complex deep submicron chip designs. The Blast Fusion flow starts by reading in the netlist, target library and design constraints. The netlist is optimized for circuit performance taking into account placement information that specifies the location of the gates in the chip layout. At the conclusion of this step, Blast Fusion generates a report that predicts the final timing performance that is achievable in the completed chip layout. In the final step, detailed physical design, Blast Fusion generates the final chip layout by performing the routing of wires that are needed to connect the gates into the desired circuit configuration and meet the timing performance requirements.

  Blast Fusion is intended for use by chip design teams and other groups whose responsibility it is to take a design from netlist to completed chip layout. In the conventional ASIC design flow, front-end designers use synthesis software to translate and optimize their RTL files into a netlist that is then handed-off to the ASIC or semiconductor vendor or separate layout design group for physical design using Blast Fusion.

  Blast Chip, first shipped in May 2000, extends the capabilities of Blast Fusion by adding RTL synthesis to the flow. At the beginning of the design flow, Blast Chip reads and synthesizes the RTL files that describe the desired functionality of the design. After this step, the design flow is identical to the Blast Fusion flow. Blast Chip is intended for use by system design teams, chip design teams and other groups whose responsibility it is to take a design from concept to completed chip layout.

  Blast Noise, first shipped in September 2000, is our noise detection and correction product. Interference, or noise from wires in close proximity to each other, can decrease chip performance or cause chip failure, particularly at .18 micron and below. Blast Noise works with Blast Fusion and Blast Chip to actively detect potential noise problems and correct them during the physical design process.

Services

  We provide consulting, training and chip design services to help our customers more rapidly adopt our technology. Design services include assisting our customers on complex chip design challenges and providing services ranging from the design and implementation of specific blocks to complete chip designs, including the delivery of the final chip layout, ready for release to manufacturing. We also provide post-contract support, or maintenance, for our products.

Technology

  Our FixedTiming methodology and single data model architecture are the technical foundation of our Blast Fusion and Blast Chip Products.

 FixedTiming Methodology

  Our proprietary FixedTiming methodology allows us to reduce the timing closure iterations that are often required between the front-end and back-end processes in conventional integrated circuit design flows. These timing closure iterations are caused by the fact that the final circuit timing cannot be accurately calculated until the physical layout is completed. In deep submicron integrated circuits, timing performance is primarily determined by the physical layout of the wiring that connects the logic gates to achieve the desired circuit functionality. Timing that is estimated during the front-end process is often not realized in the final layout and the design team must iterate between the front-end and back-end processes modifying the design in an attempt to reach the desired timing performance. Since each timing closure iteration can add one or more weeks to the design cycle, time-to-market can be severely impacted.

  Using our FixedTiming methodology, we can predict circuit speeds prior to detailed physical design. We then use a series of design refinements during physical design to achieve a final timing that is very close to the predicted circuit speed. This approach reduces the need for timing closure iterations that exist in conventional flows and can significantly improve time-to-market.

  There are several differences between the conventional approach to integrated circuit design and our FixedTiming methodology. In the conventional flow, synthesis is used to transform a computer program description of the desired circuit functionality into a circuit-level description, or netlist, that is comprised of gates from a semiconductor manufacturer's library. A gate is a basic building block that performs a specific logic function. Gates are typically available in different sizes, or drive strengths in the library. Larger gates are required to drive large loads, which are caused by long wires, or wires that are connected to the inputs of many other gates. Smaller gates are used to drive smaller loads. For a given wire, the larger the size of the gate, the shorter the signal delay through the gate and the wire that it is driving. The job of the synthesis tool is to produce a netlist that delivers the desired circuit functionality and meets the required circuit timing. The synthesis tool produces this netlist without knowing what the final layout will look like. Since the synthesis tool must determine which size gates to choose from the library, it must either rely on statistical estimates of the wire loads or perform a coarse placement of the gates to build estimates of what the wiring might look like. In both of these cases, the estimates often do not correlate well with the actual loads presented by the wires in the final layout.

  Following synthesis, the gates specified in the netlist are placed in the layout. If the actual load on a given gate is larger than the load that was estimated during synthesis, the delay will be longer than was predicted by synthesis. If the particular gate and load are critical to the performance of the integrated circuit, this will limit the operating speed of the integrated circuit and force the design team into timing closure iterations. Typically, there are many of these critical paths on a complex integrated circuit that must be addressed.

  Our FixedTiming methodology recognizes that wire loads cannot be accurately estimated prior to layout. Because of this, we do not choose gate sizes during the synthesis process. Instead we rely on the use of placeholder gates, called SuperCells, that we create automatically by analyzing the vendor's library. Each SuperCell is just like a gate from the library, but we assume that its size is completely flexible. Therefore only one SuperCell is required for each logic function in the library, rather than the collection of gates of different sizes that are required in the conventional approach.

  Before beginning physical layout, we apply our optimization technology to determine and set the delays that each gate and its load must have in order to meet the desired circuit speed. During placement, we use the SuperCells instead of the actual gates in the library. As the design progresses and we gain more information about the location and length of the wires, we continuously adjust the size of each SuperCell to keep the circuit delay as constant as possible. We increase the size of a SuperCell as the load on it increases and decrease it in size as the load decreases. As a result, we develop an overall circuit that is well-balanced electrically, since each gate is sized optimally for the wire load that it is driving. This often results in layouts that are more compact and use less power than layouts derived using the conventional approach. Once we have determined the final placement for each gate, we replace each SuperCell in the layout with the closest matching size gate in the semiconductor vendor's library. Using this approach, we are able to reduce the timing closure iterations that often occur in conventional integrated circuit design approaches.

[Diagram showing the conventional integrated circuit design approach and a diagram showing Magma's fixed timing approach.]

  In addition to helping us reduce timing closure iterations, SuperCells enable faster and higher capacity synthesis. In conventional synthesis, the tool optimizes the circuit using library cells. Because a given logical function may be represented in the library by a collection of different gate sizes, the synthesis tool must try every permutation of gate size during optimization. If the circuit is large, the number of permutations becomes very large, which negatively impacts run times and memory usage and puts a practical limit on capacity. Since the SuperCell concept has only one gate per logical function, the optimization search space can be much smaller. As a result, run times are significantly improved and the capacity of the system is much larger. Running on a standard engineering workstation, our system has a capacity of up to two million gates, an order of magnitude improvement over existing systems.

 Single Data Model Architecture

  Our single data model architecture is a key enabler for our FixedTiming methodology as well as our ability to deliver automated signal integrity detection and correction. We believe we are the only electronic design automation vendor that offers a complete integrated circuit design implementation flow based on a single data model. The single data model contains all of the logical and physical information about the design and is resident in core memory during execution. The various functional elements of our software such as the implementation engines for synthesis, placement and routing, and our analysis software for timing, delay extraction and signal integrity all operate directly on this data model. Because the data model is concurrently available to all of the engines and analysis software, it makes it possible to analyze the design and make rapid tradeoff decisions during the physical design process. During optimization and placement, for example, our system continuously adjusts the sizes of SuperCells in the design as more accurate information about the layout is obtained from the data model. Additionally, our implementation software can instantly access our analysis software, and continuously check for signal integrity problems during layout and take steps to avoid them. Existing approaches force the designer to perform signal integrity analysis after the layout is completed. Problems that are found then must be manually corrected, which may also affect timing closure and cause further iterations.

[Diagram showing Magma's Single Data Model.]

  Conventional electronic design automation flows are typically based on a collection of software programs that each have their own associated data models. Data sharing and communications between software tools are accomplished either through file interfaces or through the establishment of a common database. If a common database is used, then each tool communicates with the database through a programming interface. For example, a software tool that is requested to send information to the common database must extract the data from its own data model, translate it into a form usable by the common database and then call on the programming interface to write the information to the database. Similarly, the software tool that requested the data must obtain the information from the common database through the programming interface, translate it into the format of its local data model and re-build the data model before the data can be used. The multiple data model approach has several limitations. It results in inefficient use of memory because the design data is replicated in various forms in memory. There are also capacity limitations due to the inefficient use of memory. In addition, there are performance limitations because the process of sharing data among software tools requires the use of a programming interface and the rebuilding of the data models each time that data is exchanged.

  Our single data model is designed to overcome these limitations. Memory is used more efficiently and capacity is higher and performance is faster than in conventional systems because there is only one copy of the design data in memory. This eliminates the need for cumbersome data translations or reading and writing of data through a programming interface.

Customers

  We license our software products to customers in the communications, computing, consumer electronics, networking and semiconductor markets. The following is a representative list of customers who have signed agreements for our design and implementation software products.

      3D Labs                            NEC
      Broadcom                           Sun Microsystems
      Fujitsu                            Texas Instruments
      Infineon                           Toshiba
      Matsushita                         Vitesse

  Fujitsu, Philips, Sun Microsystems and Texas Instruments, each accounted for at least 10% of our total revenue in fiscal 2000. Fujitsu, Infineon and Texas Instruments each accounted for over 10% of our total revenue for the nine months ended December 31, 2000.

Sales and Marketing

  We license our products primarily through a direct sales force focused primarily on the industry leaders in the communications, computing, consumer electronics, networking and semiconductor industries. We have North American sales offices in California, Massachusetts, North Carolina and Texas. Internationally, we have European offices in Belgium, Germany and the United Kingdom, an office in Israel and Asian offices in Japan, Korea and Taiwan. Our direct sales effort is supplemented by independent sales representatives and distributors in Japan, Korea and Taiwan. Our direct sales force is supported by a larger group of field application engineers that work closely with the customers' technical chip design professionals.

  As of April 30, 2001, we had 96 employees in our marketing, sales, and technical sales support organizations. We intend to continue to expand our sales and field application engineering personnel on a worldwide basis.

Competition

  The electronic design automation industry is highly competitive and characterized by technological change, evolving standards, and price erosion. Major competitive factors in the market we address include technical innovation, product features and performance, level of integration, reliability, price, total system cost, time-to-market, customer support and reputation.

  We currently compete with companies that hold dominant shares in the electronic design automation market, such as Avant!, Cadence, and Synopsys. In particular, Avant!, Cadence and Synopsys are continuing to broaden their product lines to provide an integrated design flow. Each of these companies has a longer operating history and significantly greater financial, technical and marketing resources, as well as greater name recognition and larger installed customer bases than we do. These companies also have established relationships with our current and potential customers and can devote substantial resources aimed at preventing us from establishing or enhancing our customer relationships. Our competitors are better able to offer aggressive discounts on their products, a practice that they often employ. Competitive pressures may prevent us from obtaining market share or require us to reduce the price of products and services, which could harm our business.

  Also, a variety of small companies continue to emerge, developing and introducing new products. Any of these companies could become a significant competitor in the future. We also compete with the internal chip design automation development groups of our existing and potential customers. Therefore, these customers may not require, or may be reluctant to purchase, products offered by independent vendors.

Research and Development

  We devote a substantial portion of our resources to developing new products and enhancing our existing products, conducting product testing and quality assurance testing, improving our core technology and strengthening our technological expertise in the electronic design automation market.

  As of April 30, 2001, our engineering group consisted of 76 employees. We have engineering centers in California, Texas and The Netherlands. Our engineers are focused in the areas of product development, advanced research, product engineering and design services. Our product development group develops our common core technology and is responsible for ensuring that each product fits into this common architecture. Our advanced research group works independently from our product development group to assess and develop new technologies to meet the evolving needs of integrated circuit design automation. Our product engineering group is primarily focused on product releases and customization. Our design services group is specifically focused on, and assists in completing, customer designs for commercial applications.

  Our research and development expenditures for fiscal 1998, 1999 and 2000 and the nine months ended December 31, 2000 were $1.3 million, $6.2 million, $12.0 million and $15.5 million.

Intellectual Property

  We currently have two patents allowed and 12 patent applications pending in the United States, and we may seek additional patents in the future. We do not know if our patent applications or any future patent application will result in a patent being issued with the scope of the claims we seek, if at all, or whether any patents we may receive will be challenged or invalidated. It is difficult to monitor unauthorized use of technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. In addition, our competitors may independently develop technology similar to ours. We will continue to assess appropriate occasions for seeking patent and other intellectual property protections for those aspects of our technology that we believe constitute innovations providing significant competitive advantages.

  Our success depends in part upon our rights in proprietary software technology, some of which we have patent applications pending. We rely on a combination of copyright, trade secret, trademark and contractual protection to establish and protect our proprietary rights that are not protected by patents, and we enter into confidentiality agreements with those of our employees and consultants involved in product development. We routinely require our employees, customers and potential business partners to enter into confidentiality and nondisclosure agreements before we will disclose any sensitive aspects of our products, technology or business plans. We require employees to agree to surrender to us any proprietary information, inventions or other intellectual property they generate or come to possess while employed by us. Despite our efforts to protect our proprietary rights through confidentiality and license agreements, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. These precautions may not prevent misappropriation or infringement of our intellectual property.

  Third parties may infringe or misappropriate our copyrights, trademarks and similar proprietary rights. Many of our contracts contain provisions indemnifying our customers from third party intellectual property infringement claims. In addition, other parties may assert infringement claims against us. Although we have not received notice of any alleged infringement, our products may infringe issued patents that may relate to our products. In addition, because patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed which relate to our software products. We may be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties. Intellectual property litigation is expensive and time-consuming and could divert management's attention away from running our business. This litigation could also require us to develop non-infringing technology or enter into royalty or license agreements. These royalty or license agreements, if required, may not be available on acceptable terms, if at all, in the event of a successful claim of infringement. Our failure to develop non-infringing technology or license the proprietary rights on a timely basis would harm our business.

Employees

  As of April 30, 2001, we had 198 full-time employees, including 76 in research and development, 96 in sales and marketing and 26 in general and administrative. None of our employees are covered by collective bargaining agreements. We believe our relations with our employees are good.

Legal Proceedings

  We are not a party to any material legal proceeding. We may be subject to various claims and legal actions arising in the ordinary course of business.

Facilities

  Our corporate headquarters are located in Cupertino, California, where we occupy approximately 42,000 square feet under a lease expiring in December 2003. We expect our current facilities to be adequate for at least the next 12 months. However, if we need additional space, adequate space may not be available on commercially reasonable terms or at all.

                                   MANAGEMENT

Executive Officers and Directors

  The names of our executive officers, directors and key employees and their ages as of March 31, 2001 are as follows:

Name                     Age Position
----                     --- --------
Rajeev Madhavan.........  35 Chief Executive Officer, President and Chairman of the Board
Roy Jewell..............  46 Chief Operating Officer
Robert Sheffield........  52 Vice President--Finance and Chief Financial Officer
Joseph Hutt, Jr.........  54 Vice President--Technical Sales
William H. Kao..........  53 Vice President--Product Operations
Seiji Miwa..............  64 Chairman and President of Magma Design Automation, K.K. Japan
Kenneth Roberts.........  42 Vice President and General Manager of European Operations
Elizabeth Roemer........  48 Vice President and General Counsel
Hamid Savoj.............  40 Vice President--Product Development
Robert Smith............  48 Vice President--Marketing and Business Development
Craig M. Wentzel........  47 Vice President--Sales
Andreas Bechtolsheim....  45 Director
Rajesh Parekh...........  47 Director
Mark W. Perry...........  57 Director
S. Atiq Raza............  51 Director

  Rajeev Madhavan, one of our founders, has served as our Chief Executive Officer, President and Chairman of our board of directors since our inception in April 1997. Prior to co-founding Magma, from July 1994 until February 1997, Mr. Madhavan co-founded and served as the President and Chief Executive Officer of Ambit Design Systems, Inc., an electronic design automation software company, later acquired by Cadence Design Systems, Inc., an electronic design automation software company. From May 1993 to June 1994, Mr. Madhavan co-founded and served as Director of Engineering of LogicVision, Inc., an electronic design automation software company. Mr. Madhavan received a bachelor's degree in electronics and communication from KREC, Surathkal, India and a masters' degree in electrical engineering from Queen's University, Ontario, Canada.

  Roy Jewell has served as our Chief Operating Officer since March 2001. From March 1999 to March 2001, Mr. Jewell served initially as the Chief Executive Officer and later as a consultant at a company he co-founded, Clarisay, Inc., a supplier of surface acoustic wave filters. From January 1998 to March 1999, Mr. Jewell was a member of the CEO Staff at Avant! Corporation, a provider of software products for integrated circuit designs. From July 1992 to January 1998, Mr. Jewell was the President and Chief Executive Officer of Technology Modeling Associates, Inc. or TMA, subsequently acquired by Avant! Corporation. Prior to that time, Mr. Jewell served in various marketing positions at TMA, and prior to joining TMA in 1988, he served in various technical and management positions at Texas Instruments, a semiconductor company. Mr. Jewell received bachelor's and masters' degrees in physics from the University of South Florida and a masters' degree in management and administration science from the University of Texas in Dallas.

  Robert Sheffield has served as our Vice President--Finance and Chief Financial Officer since September 1999. From July 1998 to September 1999, Mr. Sheffield was the Vice President of Finance and Chief Financial Officer of Faroudja, Inc., a designer and manufacturer of high-end video processors. From March 1996 to June 1998, Mr. Sheffield was the Vice President of Finance and Chief Financial Officer of Asante Technologies, Inc., a local area networking products company. From July 1995 to February 1996, Mr. Sheffield was a consultant for several companies in the video game industry. From August 1988 to July 1995, Mr. Sheffield served in various executive positions at Time Warner/Atari Games (Time Warner

Interactive), a video arcade and consumer video entertainment software company, including six years as Vice President of Finance and Chief Financial Officer. Mr. Sheffield received a bachelor's degree from California State University, Northridge and a masters' degree in business administration from the University of Utah.

  Joseph Hutt, Jr. has served as our Vice President--Technical Sales since January 2001. From May 1998 to January 2001, Mr. Hutt served as our Vice President--Engineering. From July 1997 to May 1998, Mr. Hutt was the Vice President of Advanced Technology at Synopsys, Inc., an electronic design automation software company. From September 1966 to June 1997, Mr. Hutt served in several technical management positions at IBM, most recently as Program Director--VLSI Design Tools. Mr. Hutt received a bachelor's degree in electrical engineering from Union College.

  William H. Kao has served as our Vice President--Product Operations since October 2000. From February 2000 to October 2000, Mr. Kao was Vice President of Research and Development at Arcadia Design Systems, an electronic design automation software company. From 1989 to February 2000, Mr. Kao held key research and development positions at Cadence Design Systems, Inc., an electronic design automation software company, including Research and Development Group Director in the Analog Division, Mixed Signal Design and Custom Integrated Circuit Design Groups. From 1979 to 1989, Mr. Kao was Design Automation Manager at Xerox Corporation, Microelectronics Center in El Segundo, California. From 1976 to 1979, Mr. Kao worked in the Design Automation Department at Texas Instruments Incorporated in Dallas, Texas. Mr. Kao received bachelor's, masters' and doctorate degrees in electrical engineering from the University of Illinois in Urbana--Champaign.

  Seiji Miwa has served as Chairman and President of Magma Design Automation, K.K. Japan, our majority-owned Japanese subsidiary, since July 1999. From March 1995 to June 1999, Mr. Miwa served as President and then Chairman at Cadence Design Systems, K.K. Japan, an electronic design automation software company. From February 1990 to February 1995, Mr. Miwa was Vice President of Teradyne's Japanese subsidiary, a semiconductor test system manufacturer. Mr. Miwa received a degree in business management from the University of Kyushu.

  Kenneth Roberts has served as our Vice President and General Manager of European Operations since May 1999. From March 1996 to April 1999, Mr. Roberts was Vice President Europe for Avant! Corporation, an electronic design automation software company. From September 1994 to March 1996, Mr. Roberts was Director of European Operations for Quickturn Design Systems, an electronic design automation emulation company later acquired by Cadence Design Systems, Inc. Mr. Roberts received a bachelor's degree in physics from Manchester University, United Kingdom and received a masters' degree in microelectronics systems design from Brunel University, United Kingdom.

  Elizabeth Roemer has served as our Vice President and General Counsel since July 1999. From January 1998 to July 1999, Ms. Roemer was Vice President and General Counsel at SmartForce, an interactive educational software company. From 1984 to January 1998, Ms. Roemer held various legal positions at Pacific Telesis Group (PacTel), most recently as Senior Counsel and Assistant Secretary. Ms. Roemer received a bachelor's degree from Indiana University, a masters' degree from Princeton University and a juris doctorate from Stanford University.

  Hamid Savoj, one of our founders, joined us in May 1997 as Principal Engineer and has served as our Vice President--Product Development since May 2000. From May 1994 to May 1997, Mr. Savoj was a senior member of the consulting staff at Cadence Design Systems, Inc. Mr. Savoj received a doctorate degree in computer aided design from the University of California, Berkeley.

  Robert Smith has served as our Vice President--Marketing and Business Development since April 1998. From January 1998 through April 1998, Mr. Smith was actively seeking career opportunities and acting as a marketing consultant. From May 1995 to January 1998, Mr. Smith was Vice President of Marketing and Business Development at LogicVision, Inc. From January 1995 to May 1995, Mr. Smith consulted for several companies on marketing and business strategy. From October 1989 to January 1995, Mr. Smith held several positions with Synopsys, Inc. including director of marketing and director of strategic alliances. Mr. Smith received a bachelor's degree in electrical engineering from the University of California, Davis and a masters' degree in electrical engineering from Stanford University.

  Craig M. Wentzel has served as our Vice President of Sales since March 2001. From March 2000 to March 2001, Mr. Wentzel was Vice President of Sales and Business Development for the Systems Division at Cadence Design Systems, an electronic design automation software company. From February 1998 to March 2000, he served as Worldwide Group Sales Director within the Design Verification Division at Cadence. From January 1997 to February 1998, Mr. Wentzel served as Vice President of North American sales for OPMAXX, Inc., an electronic design automation software company, subsequently acquired by Fluence Technology, Inc. a provider of test automation software. From October 1995 to January 1997, Mr. Wentzel served as Vice President of Worldwide Sales for Silicon Valley Research, Inc., an electronic design automation software company. Prior to 1995, Mr. Wentzel held senior sales management positions at several electronic design automation companies. Mr. Wentzel received a bachelor's degree in electrical engineering and technology from College of New Jersey and a masters' degree in biomedical engineering from Rutgers University.

  Andreas Bechtolsheim has served as one of our directors since May 1997. Since September 1996, Mr. Bechtolsheim has served as the Vice President of Engineering of the Gigabit Switching Group at Cisco Systems, Inc., a manufacturer of networking equipment. In 1995, Mr. Bechtolsheim founded Granite Systems, Inc., a developer of high-performance multi-layer network switches based on the emerging gigabit ethernet standard. Mr. Bechtolsheim was at Granite Systems, Inc. until it was acquired by Cisco Systems, Inc. in September 1996. In February 1982, Mr. Bechtolsheim co-founded Sun Microsystems, Inc. a manufacturer of computer workstations, where he was the chief architect of Sun Microsystems, Inc.'s workstation product line. Mr. Bechtolsheim received a masters' degree in computer engineering from Carnegie Mellon University.

  Rajesh Parekh has served as one of our directors since February 1999. Since March 2000, Mr. Parekh founded and has served as the Chairman and Chief Technology Officer of Comstellar Technologies, a communications infrastructure technology company. Since April 1998, Mr. Parekh has been a managing partner of Redwood Ventures Partners. From 1997 to 1998, Mr. Parekh served as Vice President and General Manager of Sun Microelectronics, a division of Sun Microsystems, Inc. From 1992 to 1997, Mr. Parekh also served as Vice President and Chief Technology Officer for Sun Microsystems Computer Company. From 1982 to 1992, Mr. Parekh held several positions at Silicon Graphics, Inc., a computer graphics company, and most recently served as the Vice President and General Manager of the Personal Systems Division. Mr. Parekh received a bachelor's degree in electrical engineering from the L.D. College of Engineering in India and a masters' degree in electrical engineering from the Polytechnic Institute of New York.

  Mark W. Perry has served as one of our directors since April 1999. Mr. Perry has been a general partner of New Enterprise Associates since June 1996.
Mr. Perry is also a board member of iManage, Inc., a software technology company. From May 1994 to December 1995, Mr. Perry served as President and Chief Executive Officer and then as Chairman of Viewstar Corporation, a leading provider of business process automation, client/server software. From 1985 to 1994, Mr. Perry held various executive officer positions at Silicon Graphics, Inc. most recently as Vice Chairman. Mr. Perry received a bachelor's degree from Amherst College and a masters' degree in business administration from Harvard University Graduate School of Business.

  S. Atiq Raza has served as one of our directors since April 1998. Mr. Raza has served as the Chairman and Chief Executive Officer of Raza Foundries, Inc., an incubator of broadband networking and communications companies, since July 1999. Mr. Raza is also a board member of Applied Micro Circuits Corporation, a communications company. From January 1996 to May 1999, Mr. Raza served in several management positions at Advanced Micro Devices, Inc., or AMD, a manufacturer of semiconductors, including Executive Vice President and member of the Office of the Chief Executive Officer. Most recently, Mr. Raza served as AMD's Co-Chief Operating Officer. From 1988 to January 1996, Mr. Raza served in several management positions at NexGen, Inc., a semiconductor company, most recently as Chairman and Chief Executive Officer, until

NexGen, Inc.'s acquisition by AMD. Prior to joining NexGen, Inc., Mr. Raza spent 15 years in various engineering and management positions, including Vice President of the Technology Centers at VLSI Technology Incorporated, a semiconductor company. Mr. Raza received a bachelor's degree in science from the University of London and a masters' degree in science from Stanford University.

  There are no family relationships among any of our directors or executive officers.

Board Composition

  Our bylaws currently provide for a board of directors consisting of not less than one nor more than seven members. Upon completion of this offering, the board of directors will be divided into three classes, each serving staggered three-year terms:

  . Our Class I director will be Rajesh Parekh, and his term will expire at the first annual meeting of stockholders following the date of this prospectus;

  . Our Class II directors will include Andreas Bechtolsheim and Mark W.
    Perry, and their terms will expire at the second annual meeting of stockholders following the date of this prospectus; and

  . Our Class III directors will include Rajeev Madhavan and S. Atiq Raza, and their terms will expire at the third annual meeting of stockholders following the date of this prospectus.

  As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective terms. Each officer is elected by the board of directors and serves at its discretion. This classification of the board of directors may delay or prevent a change in control of Magma or in our management.

  Each of our executive officers and directors, other than non-employee directors, devotes his or her full time to our affairs. Our non-employee directors devote the amount of time to our affairs as is necessary to discharge their duties.

Board Committees

  Our board of directors has a compensation committee and an audit committee.

 Compensation Committee

  The compensation committee is responsible for determining salaries, incentives and other forms of compensation for our directors and executive officers. Mr. Bechtolsheim, Mr. Parekh and Mr. Perry are the current members of the compensation committee.

 Audit Committee

  Our audit committee is responsible for reviewing our financial statements and internal controls and appointing our independent auditors. The audit committee reviews our annual audit and meets with our independent auditors to review our internal controls and financial management practices. Mr. Parekh, Mr. Perry and Mr. Raza are the current members of the audit committee.

Compensation Committee Interlocks and Insider Participation

  None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

Director Compensation

  Except for the grant of stock options, we do not currently compensate our directors for their services as directors. Directors who are also employees will be eligible to participate in our 2001 Stock Incentive Plan and our 2001 Employee Stock Purchase Plan. We granted Mr. Bechtolsheim and Mr. Perry each options to purchase 165,000 shares of common stock at exercise prices ranging from $0.025 to $0.66 per share. We granted Mr. Parekh options to purchase 174,629 shares ranging from $0.025 to $0.73 per share. We granted Mr. Raza options to purchase 200,000 shares of common stock at exercise prices ranging from $0.025 to $0.125. We also reimburse each member of our board of directors for out-of-pocket expenses incurred with attending board or committee meetings.

Executive Compensation

  This table provides summary information concerning compensation earned by or paid to our chief executive officer and our four other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000, for services rendered in all capacities to us during fiscal 2001. These individuals are referred to as the named executive officers. Other than as described below, we did not pay any executive officer named in the Summary Compensation Table any fringe benefits, perquisites or other compensation in excess of 10% of that executive officer's salary and bonus for fiscal 2001.

                           Summary Compensation Table

                                                                     Long-Term
                                                                    Compensation
                                                                    ------------
                                           Annual Compensation       Number of
                                         -----------------------     Securities
                                          Salary   Bonus   Other     Underlying
Name and Principal Position                ($)      ($)     ($)     Options (#)
---------------------------              -------- ------- ------    ------------
Rajeev Madhavan......................... $225,000     --     --       700,000
  President and Chief Executive Officer

Kenneth Roberts.........................  219,342 210,091 72,529(1)       --
  Vice President and General Manager of
  European Operations

Seiji Miwa .............................  157,696 125,000    --       100,000
  Chairman and President of Magma Design
  Automation, K.K. Japan

Robert Sheffield........................  200,000     --     --        80,000
  Vice President--Finance and Chief
  Financial Officer

Robert Smith............................  180,000     --     --           --
  Vice President--Marketing and Business
  Development

-----------------------
(1) Mr. Roberts was granted $56,244 as a pension and $16,285 as an automobile allowance in fiscal 2001.

 Option Grants in Last Fiscal Year

  This table provides information concerning stock options granted to the officers named in the Summary Compensation Table above during fiscal 2001. The percentage of total options granted is based on a total of 6,744,402 options granted in fiscal 2001. The exercise price on the date of grant was equal to the fair market value on the date of grant as determined by the board of directors. Options have a maximum term of 10 years but may terminate earlier for specified events related to cessation of employment. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future stock price.

  The values reflected in the table may never be achieved. The dollar values have been calculated by determining the difference between the fair market value of the securities underlying the options at March 31, 2001 and the exercise prices of the options. Solely for purposes of determining the value of the options at March 31, 2001, we have assumed that the fair market value of
shares of common stock issuable upon exercise of options was $      per share,
the mid-point of the estimated initial public offering price range, since the common stock was not traded in an established market prior to the offering.

                                                                          Potential Realizable
                                                                            Value at Assumed
                                                                          Annual Rates of Stock
                                                                           Price Appreciation
                                        Individual Grants                  for Option Term ($)
                         ------------------------------------------------ ----------------------
                          Number of
                         Securities    Percent of
                         Underlying   Total Options  Exercise
                           Options     Granted in    Price Per Expiration
Name                     Granted (#) Fiscal 2001 (%) Share ($)    Date        5%        10%
----                     ----------- --------------- --------- ---------- ---------- -----------
Rajeev Madhavan.........   700,000        10.4%        $4.95    09/29/10  $          $
Seiji Miwa..............    20,000           *          4.50    06/30/10
                            80,000         1.2          4.50    09/29/10
Robert Sheffield........    80,000         1.2          4.50    10/31/10

-----------------------
 * Less than 1%.

 Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

  The following table provides summary information with respect to the executive officers named in the Summary Compensation Table above concerning:

  . the shares of common stock acquired in fiscal 2001;

  . the value realized upon exercise of stock options in fiscal 2001; and

  . the number and value of unexercised options as of fiscal 2001.

The value was calculated by determining the difference between the fair market value of the underlying securities and the existing price. The following table
assumes a per-share fair market value equal to $          , the mid-point of
the estimated initial public offering price range. The shares acquired by our executive officers are subject to our right of repurchase if they are terminated, which right lapses over time.

                                                           Number of
                                                     Securities Underlying     Value of Unexercised
                                                      Unexercised Options      In-the-Money Options
                            Shares                   at March 31, 2001 (#)     at March 31, 2001 ($)
                         Acquired on     Value     ------------------------- -------------------------
Name                     Exercise (#) Realized ($) Exercisable Unexercisable Exercisable Unexercisable
----                     ------------ ------------ ----------- ------------- ----------- -------------
Rajeev Madhavan.........     --          $ --        700,000         --          $           $ --
Kenneth Roberts.........     --            --        240,000         --                        --
Seiji Miwa..............     --            --        180,000         --                        --
Robert Sheffield........     --            --        168,000         --                        --

1997 Stock Incentive Plan and 1998 Stock Incentive Plan

  Our 1997 stock incentive plan was adopted by our board of directors in May 1997 and was subsequently approved by our stockholders. Our 1998 stock incentive plan was adopted by our board of directors in July 1998 and was subsequently approved by our stockholders.

 Stock Reserved for Issuance under the Plans

  4,320,000 shares of common stock and 1,000,000 shares of series A preferred stock have been reserved for issuance under the 1997 stock incentive plan. 12,870,000 shares of common stock have been reserved for issuance under the 1998 stock incentive plan. As of March 31, 2001, options to purchase a total of 8,648,622 shares of common stock were outstanding under the 1997 and 1998 stock incentive plans at a weighted average exercise price of $3.60 per share.

  After our 2001 stock incentive plan, adopted by our board of directors in May 2001, becomes effective upon the closing of this offering, no shares of our common stock or series A preferred stock will remain available for future issuance under the 1997 and 1998 stock incentive plans. Shares that are subject to options that expired, terminated, or were cancelled or as to which options have not been granted under the 1997 and 1998 stock incentive plans will be available for option grants or share issuances under our 2001 stock incentive plan after this offering is completed.

Moscape, Inc. 1997 Stock Incentive Plan

  Our Moscape, Inc. 1997 incentive stock plan was adopted by the Moscape board of directors in July 1997 and was subsequently approved by the Moscape stockholders. We assumed the options granted under the Moscape 1997 incentive stock plan upon our acquisition of Moscape in August 2000.

 Stock Reserved for Issuance under the Moscape 1997 Plan

  1,437,135 shares of common stock were reserved for issuance under the Moscape 1997 incentive stock plan. As of March 31, 2001, options to purchase a total of 449,740 shares of common stock were outstanding under the Moscape 1997 incentive stock plan at a weighted average exercise price of $2.36 per share. No further options will be granted under the Moscape 1997 incentive stock plan.

1997, 1998 and 1999 Employee Stock Purchase Plans

 General

  The board of directors adopted our 1997, 1998, 1999 (plans I and II) employee stock purchase plans on September 5, 1997, April 26, 1998, February 17, 1999 and November 24, 1999, respectively. Our stockholders also approved our employee stock purchase plans. A total of 1,250,000 shares of series E-1, 931,246 shares of series E-2, 222,000 shares of series E-3 and 100,000 shares of series E-4 preferred stock were reserved for issuance under the various employee stock purchase plans.

 Administration

  Our employee stock purchase plans were not intended to qualify under Section 423 of the Internal Revenue Code. Employees, including our officers and employee-directors, were eligible to participate in the employee stock purchase plans if they were customarily employed on a full-time basis by us and were regularly scheduled to work forty or more hours per week. Our employee stock purchase plans permit eligible employees to purchase preferred stock through payroll deductions, which could not exceed 30% of an employee's regular salary or straight-time earnings.

 Offering Period

  Our 1997 and 1998 employee stock purchase plans were implemented by one annual offering period. The 1999 plans I and II were available during shorter offering periods. During the offering period, payroll deductions were accumulated, without interest. On the purchase dates set by the board of directors, accumulated payroll deductions were used to purchase the preferred stock. The purchase price was equal to 100% of the fair market value per share on the first day of the offering period. Employees had the right to withdraw their accumulated payroll deductions at any time. Participation in the employee stock purchase plans ended automatically on termination of employment with us. However, if a participant terminated employment with us, his or her aggregated payroll deductions which were credited to his or her account would be used to purchase the preferred stock on the purchase date. If any corporate reorganization occurred, participants in the employee stock purchase plans would have been entitled to receive, at the end of the offering period, the cash, securities and/or property which a holder of one share of preferred stock was entitled to receive upon and at the time of the transaction.

2001 Stock Incentive Plan

 General

  The 2001 stock incentive plan was adopted by our board of directors in May 2001 and will be submitted to our stockholders for approval before this offering is completed.

 Administration

  The 2001 stock incentive plan will be administered by our compensation committee. The 2001 stock incentive plan provides for the direct award or sale of shares of common stock and for the grant of options to purchase shares of common stock. The 2001 stock incentive plan will provide for the grant of incentive stock options as defined in Section 422 of the Internal Revenue Code, the grant of nonstatutory stock options, the grant of stock purchase rights, the grant of stock appreciation rights and the grant of stock units to employees, non-employee directors, advisors and consultants.

  The board of directors will be able to amend or modify the 2001 stock incentive plan at any time, with stockholder approval, if required.

 Authorized Shares

  2,000,000 shares of common stock have been authorized for issuance under the 2001 stock incentive plan. However, no participant in the 2001 stock incentive plan can receive option grants or direct stock issuances for more than 1,000,000 shares total in any fiscal year. The number of shares reserved for issuance under the 2001 stock incentive plan will be increased on the first day of each of our fiscal years from 2002 through 2011 by the lesser of:

  . 6,000,000 shares;

  . 6% of our outstanding common stock on the last day of the immediately preceding fiscal year; or

  . the number of shares determined by the board of directors.

 Plan Features

  Under the 2001 stock incentive plan:

  . Qualified employees will be eligible for the grant of incentive stock options to purchase shares of common stock;

  . Qualified non-employee directors will be eligible to receive automatic option grants to purchase shares of common stock at an exercise price equal to 100% of the fair market value of those shares on the date of grant;

  . The compensation committee will determine the exercise price of options or the purchase price of stock purchase rights, but the option price for incentive stock options will not be less than 100% of the fair market value of the stock on the date of grant;

  . The exercise price or purchase price may, at the discretion of the compensation committee, be paid in cash, cash equivalents, surrender of stock, a cashless exercise, an exercise/pledge, full-recourse promissory notes, past services or any other form of payment that is consistent with applicable laws, regulations and rules.

 Change in Control and Accelerated Vesting

  The 2001 stock incentive plan will include change in control provisions that may result in the accelerated vesting of outstanding option grants and stock issuances. The committee may grant options or stock purchase rights in which all or some of the shares shall become vested if there is a change in control of Magma. Change in control is defined under the 2001 stock incentive plan as a change in the composition of the board of directors, as a result of which fewer than two-thirds of the incumbent directors are directors who either:

  . had been directors for 24 months before the change;

  . were elected, or nominated for election, to the board with the affirmative votes of at least a majority of the directors who had been directors 24 months before the change and who were still in office at the time of the election or nomination;

  . an acquisition or aggregation of securities by a person, including two or more persons acting together, resulting in the person becoming the beneficial owner of 50% or more of the voting power of our outstanding securities;

  . an acquisition of 20% ownership of Magma's voting power by any person whose ownership has not been approved by a majority of the board;

  . the consummation of a merger or consolidation of Magma with or into another entity or any other corporate reorganization, if persons who were not stockholders of Magma immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of the continuing or surviving entity and any direct or indirect parent corporation of such continuing or surviving entity; or

  . the sale, transfer or other disposition of all or substantially all of Magma's assets.

2001 Employee Stock Purchase Plan

 General

  The board of directors adopted our 2001 employee stock purchase plan in May 2001, to be effective on completion of this offering. Our 2001 employee stock purchase plan will be submitted to our stockholders for approval before this offering is completed. A total of 1,000,000 shares of common stock have been reserved for issuance under our employee stock purchase plan. The number of shares reserved for issuance under the 2001 employee stock purchase plan will be increased on the first day of each of our fiscal years from 2002 through 2011 by the lesser of:

  . 3,000,000 shares;

  . 3% of our outstanding common stock on the last day of the immediately preceding fiscal year; or

  . the number of shares determined by the board of directors.

 Administration

  Our 2001 employee stock purchase plan, which is intended to qualify under
Section 423 of the Internal Revenue Code, will be administered by the board of directors or by a committee appointed by the board. Employees, including our officers and employee directors but excluding 5% or greater stockholders, are eligible to participate if they are customarily employed for more than 20 hours per week and for more than five months in any calendar year. Our 2001 employee stock purchase plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 15% of an employee's total compensation. The maximum number of shares a participant may purchase during a single participation period is 4,000 shares.

 Offering and Participation Periods

  The 2001 employee stock purchase plan will be implemented by a series of overlapping offering periods of 24 months' duration, with new offering periods, other than the first offering period, beginning in February,

May, August and November of each year. The board of directors will establish participation periods for our 2001 employee stock purchase plan, none of which will exceed three months. During each participation period, payroll deductions will accumulate, without interest. On the purchase dates set by the board of directors for each participation period, accumulated payroll deductions will be used to purchase common stock. The initial offering period is expected to begin on the date of this offering and end on October 2003. The initial participation period is expected to begin on the date of this offering and end on October 2001.

  The purchase price will be equal to 85% of the fair market value per share of common stock on either the first day of the offering period or on the last day of the participation period, whichever is less. Employees may withdraw their accumulated payroll deductions at any time. Participation in our 2001 employee stock purchase plan ends automatically on termination of employment with us. Immediately before a corporate reorganization, the offering period and participation period then in progress shall terminate and stock will be purchased with the accumulated payroll deductions, unless the 2001 employee stock purchase plan is assumed by the surviving corporation or its parent corporation under the plan of merger or consolidation.

401(k) Plan

  We have established a tax-qualified employee savings and retirement plan for which our employees will generally be eligible. Under our 401(k) Plan, employees may elect to reduce their compensation and have the amount of this reduction contributed to the 401(k) Plan. We do not make matching contributions. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code, so that contributions to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by us, if any, will be deductible by us when made.

Employment Agreements and Change in Control Arrangements

  We do not have formal employment agreements with any of our executive officers.

  Some of our executive officers have been granted stock under stock option agreements and stock purchase agreements providing for vesting acceleration upon specified events. The following executive officers have options that provide for accelerated vesting:

  Rajeev Madhavan has options that provide for:

  . 50% vesting upon specified termination events following a change in control of Magma.

  Joseph Hutt, Jr., William H. Kao, Seiji Miwa, Kenneth Roberts, Robert Smith and Craig M. Wentzel each have options that provide for:

  . 50% vesting upon specified termination events within 12 months following a change in control of Magma.

  Roy Jewell and Robert Sheffield each have options that provide for:

  . 25% vesting upon a change in control of Magma; and

  . 50% additional vesting upon specified termination events within 12 months following a change in control of Magma.

  Roy Jewell and Craig Wentzel each have options that provide for:

  . accelerated vesting upon the achievement of specified objectives.

Limitation of Liability and Indemnification Matters

 Delaware Law

  Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

  . any breach of their duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemption; or

  . any transaction from which the director derived an improper personal benefit.

  This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

 Certificate of Incorporation and Bylaws

  Our certificate of incorporation and bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. Our bylaws also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of his actions as our officer, director, employee or agent, regardless of whether the bylaws would permit indemnification.

 Indemnification Agreements

  We are also entering into agreements to indemnify our directors and executive officers. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

                           RELATED PARTY TRANSACTIONS

Sales of Common and Preferred Stock

  From May 1, 1997 to September 13, 2000, we sold a total of 3,470,000 shares of our common stock to Rajeev Madhavan, Andreas Bechtolsheim, Rajesh Parekh and
S. Atiq Raza for total consideration of $248,200.

  On the following dates we sold shares of our preferred stock to the officers, directors and greater than 5% stockholders as indicated in the following table:

  . May 12, 1997 to March 7, 1999: 6,960,000 shares of series A preferred stock at a price of $0.25 per share to Rajeev Madhavan, Andreas Bechtolsheim, Rajesh Parekh, S. Atiq Raza and entities related to some of these individuals;

  . May 6, 1998 to June 10, 1998: 2,137,098 shares of series B preferred stock at a price of $1.24 per share to Rajeev Madhavan, Andreas Bechtolsheim, Rajesh Parekh, Mark W. Perry, S. Atiq Raza and entities related to some of these individuals;

  . April 11, 1998 to October 12, 1998: 532,256 shares of series E-2 preferred stock at a price of $1.24 per share to Rajeev Madhavan and related entities;

  . March 1, 1999: 3,460,161 shares of series C preferred stock at a price of $3.189 per share to Rajeev Madhavan, Andreas Bechtolsheim, Rajesh Parekh, Mark W. Perry, S. Atiq Raza and entities related to some of these individuals;

  . December 6, 1999: 1,876 shares of series E-3 preferred stock at a price of $3.295 per share to Rajeev Madhavan;

  . December 6, 1999 to August 25, 2000: 4,499,829 shares of series D preferred stock at a price of $6.558 per share to Rajeev Madhavan, Andreas Bechtolsheim, Rajesh Parekh, Mark W. Perry, S. Atiq Raza and entities related to some of these individuals;

  . January 4, 2000 to August 7, 2000: 1,887 shares of series E-4 preferred stock at a price of $6.558 per share to Rajeev Madhavan;

  . August 9, 2000: 70,875 shares of series F-1 preferred stock to Rajeev
    Madhavan, Rajesh Parekh and S. Atiq Raza, and entities related to some of these individuals in connection with our acquisition of Moscape;

  . August 9, 2000: 486,172 shares of common stock to Rajesh Parekh and S.
    Atiq Raza in connection with our acquisition of Moscape; and

  In connection with the sale of our series D preferred stock, we issued warrants to purchase an aggregate of 148,674 additional shares of series D preferred stock at a price of $6.558 per share to Rajeev Madhavan, Andreas Bechtolsheim, Rajesh Parekh, Mark W. Perry, S. Atiq Raza and related entities.

  When this offering is completed, each share of series B, series C and series D preferred stock will be converted into one share of common stock. Each share of our series A preferred stock was converted into one share of common stock at the time of the Moscape acquisition.

Transactions with Management and 5% Stockholders

  The table below summarizes purchases, valued in excess of $60,000, of shares of our capital stock by our directors, executive officers and entities owning more than 5% of our outstanding capital stock:

                                                 Shares of Preferred Stock
                          -----------------------------------------------------------------------
Investor                  Series A  Series B Series C  Series D  Series E-1 Series E-2 Series F-1
--------                  --------- -------- --------- --------- ---------- ---------- ----------
Rajeev Madhavan(1)......  2,560,000  80,646    344,935   121,988  162,000    532,256     14,175
Andreas Bechtolsheim....  4,000,000 806,452  1,033,240   987,953      --         --         --
Rajesh Parekh(2)........    200,000 322,582    206,648   762,427      --         --      28,350
Mark W. Perry(3)........        --  806,452  1,567,891 1,829,826      --         --         --
S. Atiq Raza(4).........    200,000 120,966    307,447   797,635      --         --      28,350
Entities affiliated with
 New Enterprise
 Associates(3)..........        --  806,452  1,567,891 1,829,826      --         --         --

-----------------------
(1) The shares deemed held by Mr. Madhavan include shares held by family trusts, of which Mr. Madhavan and Geetha Madhavan are trustees.

(2) The shares deemed held by Mr. Parekh include shares held by Redwood Ventures III, L.P. and Redwood Management III, L.P. of which Redwood Venture Partners, LLC is the general partner, of which Mr. Parekh is a managing member, shares held by Redwood Ventures IV, L.P. of which Mr. Parekh is an officer of the managing member of the general partner, and shares held by Rajdak Investment, LLC and family trusts, of which Mr. Parekh and Daksha Parekh are trustees.

(3) The shares deemed held by Mr. Perry include shares held by New Enterprise Associates VII, L.P. and New Enterprise Associates 9, L.P., funds affiliated with New Enterprise Associates, of which Mr. Perry is a general partner.

(4) The shares deemed held by Mr. Raza include shares held by Raza Venture Fund A, L.P., of which Raza Venture Management, LLC is the general partner, of which Mr. Raza is a managing member, SAN Management LLC of which Mr. Raza is a managing member, and shares held for the benefit of Mr. Raza's minor children and shares held by family trusts, of which Mr. Raza and Noreen Tirmizi Raza are trustees.

  These affiliates purchased the securities described above at the same price and on the same terms and conditions as the unaffiliated investors in the private financings.

Indebtedness of Management

  In May 1998 we made a loan of $100,000 to Joseph Hutt, Jr. Vice President-- Technical Sales. We also loaned Mr. Hutt $70,000 on March 1, 1999 for the exercise of stock options. Each loan was made pursuant to a secured promissory note at a 5% interest rate. As of March 31, 2001, the amount outstanding under these loans was $192,818.

                             PRINCIPAL STOCKHOLDERS

  The following table provides information regarding beneficial ownership of common stock as of March 31, 2001, by:

  . each person or entity known to us to own beneficially more than 5% of our common stock;

  . each of the named executive officers;

  . each of our directors; and

  . all executive officers and directors as a group.

  The following table assumes no exercise of the underwriters' over-allotment option. Applicable percentage ownership is based on 47,223,041 shares of common stock outstanding as of March 31, 2001, assuming the conversion of our preferred stock into common stock when this offering is completed, and shares outstanding immediately after this offering is completed.

  Beneficial ownership is determined based on the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are exercisable or exercisable within 60 days of March 31, 2001 are counted as outstanding. These shares, however, are not counted as outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite that stockholder's name.

  Unless otherwise indicated, the address for the following stockholders is c/o Magma Design Automation, Inc., 2 Results Way, Cupertino, California 95014.

                                                          Percentage of Common
                                                                 Stock
                                               Shares    ----------------------
                                            Beneficially Before this After this
Name and Address of Beneficial Owner           Owned      Offering    Offering
------------------------------------        ------------ ----------- ----------
5% Stockholders:
 Entities affiliated with New Enterprise
  Associates(1)............................   4,399,666      9.3%          %
  2400 Sand Hill Road
  Menlo Park, California 94025

Executive Officers and Directors:
 Rajeev Madhavan(2)........................   7,517,613     15.7
 Kenneth Roberts(3)........................     242,196        *          *
 Seiji Miwa(4).............................     181,518        *
 Robert Sheffield(5).......................     268,000        *
 Robert Smith(6)...........................     650,000      1.4
 Andreas Bechtolsheim(7)...................   7,041,440     14.9
 Rajesh Parekh(8)..........................   1,726,342      3.7
 Mark W. Perry(9)..........................   4,399,666      9.3
 S. Atiq Raza(10)..........................   2,159,024      4.6
 All executive officers and directors as a
  group (14 persons)(11)...................  27,497,260     54.5%          %

-----------------------
  * Less than 1%

 (1) Includes:
   . 30,497 shares issuable under warrants exercisable within 60 days of
     March 31, 2001 held by New Enterprise Associates VII, L.P.;
   .2,679,314 shares held by New Enterprise Associates VII, L.P.; and .1,524,855 shares held by New Enterprise Associates 9, L.P.

 (2) Includes:
   . 12,850 shares issuable under warrants exercisable within 60 days of
     March 31, 2001;
   . 3,422,653 shares held by the Madhavan Living Trust UAD 10/29/98. Mr.
     Madhavan and his spouse, Geetha Madhavan are trustees;
   . 175,000 shares held by the Rajeev Madhavan 2001 Grantor Retained Annuity
     Trust. Mr. Madhavan is the trustee;
   . 175,000 shares held by a trust formed for the benefit of Mr. Madhavan's spouse, the Geetha Madhavan 2001 Grantor Retained Annuity Trust. Ms. Madhavan is the trustee; and
   . 22,500 shares which are subject to repurchase;
   . 700,000 shares issuable under immediately exercisable options, of which 93,332 shares are vested.

 (3) Includes 240,000 shares issuable under immediately exercisable options, of which 120,000 shares are vested.

 (4) Includes 180,000 shares issuable under immediately exercisable options, of which 54,582 shares are vested.

 (5) Includes:
   . 58,334 shares which are subject to repurchase; and . 168,000 shares issuable under immediately exercisable options, of which
     48,332 shares are vested.

 (6) Includes 148,959 shares which are subject to repurchase.

 (7) Includes:
   . 48,795 shares issuable under a warrant exercisable within 60 days of
     March 31, 2001; and
   . 45,000 shares issuable under immediately exercisable options, of which 19,687 shares are vested.

 (8) Includes:
   . 31,801 shares issuable under warrants exercisable within 60 days of
     March 31, 2001 held by the Parekh Family Trust U/D/T dated 10/14/91;
   . 30,497 shares held by Redwood Venture Management III L.P.;
   . 274,474 shares held by Redwood Ventures III, L.P.;
   . 304,971 shares held by Redwood Ventures IV, L.P.;
   . 916,155 shares held by the Parekh Family Trust U/D/T dated 10/4/91. Mr.
     Parekh is the trustee; and
   . 22,917 shares held by Mr. Parekh which are subject to repurchase.

   Redwood Venture Partners, LLC is the general partner of Redwood Ventures III, L.P. and of Redwood Management III, L.P. Rajesh Parekh is a managing member of Redwood Venture Partners, LLC and is one of our directors. Mr. Parekh disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in entities affiliated with Redwood Venture Partners, LLC.

 (9) Includes:
   . 30,497 shares issuable under warrants exercisable within 60 days of March 31, 2001 and 2,679,314 shares held by New Enterprise Associates VII, L.P.;
   . 1,524,855 shares held by New Enterprise Associates 9, L.P.; and
   . 165,000 shares issuable under immediately exercisable options, of which 82,500 shares are vested.

   New Enterprise Associates is the general partner of New Enterprise Associates VII, L.P. and New Enterprise Associates 9, L.P. Mark W. Perry is a general partner of New Enterprise Associates and is one of our directors. Mr. Perry disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in entities affiliated with New Enterprise Associates.

(10) Includes:
   . 27,988 shares issuable under warrants exercisable within 60 days of
     March 31, 2001;
   . 31,667 shares held by Mr. Raza which are subject to repurchase;
   . 540,857 shares held by the Raza Venture Fund A, L.P.;
   . 1,212,764 held by N&A Raza Revocable Trust U/A dated 3/22/97. Mr. Raza is the trustee;
   . 10,333 shares held by Aezed S. Raza;
   . 10,333 shares held by S. Atiq Raza, as custodian for Nadia Raza;

   . 10,842 shares held by SAN Management II, LLC; and
   . 100,000 shares held by SAN Management, LLC.

   Raza Venture Management, LLC is the general partner of Raza Venture Fund A, L.P. S. Atiq Raza is a managing member of Raza Venture Management, LLC, SAN Management LLC and SAN Management II, LLC, and is one of our directors. Mr. Raza disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in entities affiliated with Raza Venture Management, LLC, SAN Management LLC and SAN Management II, LLC.

(11) Includes:
   . 151,931 shares issuable under warrants exercisable within 60 days of
     March 31, 2001;
   . 446,615 shares which are subject to repurchase; and . 3,073,000 shares are issuable upon immediately exercisable options, of which 437,912 shares are vested.

                          DESCRIPTION OF CAPITAL STOCK

  The following information gives effect to the conversion of all outstanding preferred stock into common stock. When this offering is completed and after the conversion of all outstanding preferred stock into common stock and the filing of our amended and restated certificate of incorporation, our authorized capital stock will consist of 200,000,000 shares of common stock and 5,000,000 shares of preferred stock.

Common Stock

  As of March 31, 2001, there were 47,223,041 shares of common stock outstanding held by approximately 386 stockholders of record.

  Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of common stock are entitled to:

  Dividends. Holders of common stock are entitled to receive non-cumulative dividends out of assets legally available for the payment of dividends at the times and in the amounts as the board of directors may determine.

  Voting. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors, and will not have cumulative voting rights unless Magma is subject to Section 2115 of the California Corporations Code.

  Cumulative voting for the election of directors is not authorized by our certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

  Preemptive Rights, Conversion and Redemption. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

  Liquidation, Dissolution and Winding-up. Upon our liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation of any preferred stock.

Preferred Stock

  The board of directors is authorized, without action by the stockholders, to designate and issue up to 5,000,000 shares of preferred stock in one or more series. The board of directors can fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions on these shares.

  The board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock.

  The issuance of preferred stock could delay, defer or prevent a change in control of Magma. We have no plans to issue any shares of preferred stock.

Warrants

  As of March 31, 2001, there were outstanding warrants to purchase a total of 559,192 shares of our preferred stock:

  . 24,000 shares of common stock at an exercise price of $0.25 per share, which expire in August 2002;

  . 94,074 shares of series C preferred stock at an exercise price of $3.189 per share, which expire in April 2004;

  . 385,544 shares of series D preferred stock at an exercise price of $6.558 per share, of which warrants to purchase 2,668 shares have been exercised and warrants to purchase 382,876 shares will expire upon completion of this offering;

  . 11,436 shares of series D preferred stock at an exercise price of $6.558 per share, which expire upon the earlier of April 2007 or the closing of a merger or consolidation of Magma after which our stockholders hold less than 50% of the voting securities of the surviving entity;

  . 16,916 shares of series F-1 preferred stock at an exercise price of $7.68 per share, which expire upon completion of this offering; and

  . 31,540 shares of series F-2 preferred stock at an exercise price of $4.55 per share, of which 1,650 shares of have been exercised and warrants to purchase 29,890 shares expire upon completion of this offering.

Registration Rights

  When this offering is completed, the holders of 26,603,936 shares of common stock issuable upon conversion of our series A, B, C and D preferred stock and upon the exercise of warrants will have the right to cause us to register these shares under the Securities Act based on:

  . Demand Registration Rights. At the earlier of December 6, 2002 or six months after this offering, one or more holders of 40% of the common stock issued upon conversion of series C and D preferred stock may request that we register their shares.

  . Piggyback Registration Rights. The holders of registrable securities may request to have their shares registered anytime we file a registration statement to register any of our securities for our own account or for the account of others subject to a pro rata cutback to a minimum of 30% of any offering other than our initial public offering.

  . S-3 Registration Rights. The holders of registrable securities have the right to request registrations on Form S-3 if we are eligible to use Form S-3 and have not already registered shares twice on an S-3 registration within the past 12 months and if the total proceeds are at least $1,000,000.

  Registration of shares of common stock because of the exercise of demand registration rights, piggyback registration rights or S-3 registration rights under the Securities Act would result in the holders being able to trade these shares without restriction under the Securities Act when the registration statement is declared effective. Magma will pay all registration expenses, other than underwriting discounts and commissions, related to any registration. The registration rights terminate five years after this offering is completed.

Section 2115

  We are currently subject to Section 2115 of the California General Corporation Law. Section 2115 provides that, regardless of a company's legal domicile, some provisions of California corporate law will apply to that company if more than 50% of its outstanding voting securities are held of record by persons having addresses in California and the majority of our operations occur in California. For example, under Section 2115, stockholders may cumulate votes in electing directors. This means that each stockholder may vote the number of votes equal to the number of candidates multiplied by the number of votes to which the stockholder's shares are normally entitled in favor of one candidate. This potentially allows minority stockholders to elect some members of the board of directors. When we are no longer subject to
Section 2115, cumulative voting will not be allowed and a holder of 50% or more of our voting stock will be able to control the election of all directors.
Section 2115 also:

  . enables removal of directors with majority stockholder approval;

  . places limitations on the distribution of dividends;

  . extends additional rights to dissenting stockholders in any reorganization, including a merger, sale of assets or exchange of shares; and

  . provides for information rights and required filings if there is a sale of assets or a merger.

  We anticipate that our common stock will be qualified for trading as a national market security on the Nasdaq National Market and that we will have at least 800 stockholders of record by the record date for our 2002 annual meeting of stockholders. If these two conditions occur, then we will no longer be subject to Section 2115 as of the record date for our 2002 annual meeting of stockholders.

Delaware Anti-Takeover Law and Charter Provisions

 Delaware Takeover Statute

  We are governed by Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that the stockholder became an interested stockholder, unless:

  . before this date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  . upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers or which can be issued under employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . on or after this date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

  In general, Section 203 defines an interested stockholder as any entity or person who, with affiliates and associates owns, or within three years, did own beneficially 15% or more of the outstanding voting stock of the corporation.
Section 203 defines business combination to include:

  . any merger or consolidation involving the corporation and the interested stockholder;

  . any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

  . subject to specified exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  . any transaction involving the corporation that increases the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

  . the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

 Certificate of Incorporation and Bylaws

  Undesignated Preferred Stock. Under our certificate of incorporation, the board of directors has the power to authorize the issuance of up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without further vote or action by the stockholders. The issuance of preferred stock may:

  . delay, defer or prevent a change in control;

  . discourage bids for the common stock at a premium over the market price of our common stock;

  . adversely affect the voting and other rights of the holders of our common stock; and

  . discourage acquisition proposals or tender offers for our shares and, as a consequence, inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.

  Advance Notice Provisions. Our bylaws establish advance notice procedures for stockholder proposals and nominations of candidates for election as directors other than nominations made by or at the direction of the board of directors or a committee of the board.

  Special Meeting Requirements. Our bylaws provide that special meetings of stockholders be called by the chief executive officer or the board of directors.

  Cumulative Voting. Both our certificate of incorporation and our bylaws do not provide for cumulative voting in the election of directors.

  These provisions may only be amended by approval of the holders of at least 66-2/3% of the outstanding common stock and may deter a hostile takeover or delay a change in control or management of Magma.

Transfer Agent and Registrar

  The transfer agent and registrar for our common stock is Mellon Shareholder Services, L.L.C.

Nasdaq National Market Listing

  We have applied to have our common stock quoted on The Nasdaq Stock Market's National Market under the symbol "LAVA."

                                RESCISSION OFFER

Reasons for the Offer

  Sales of some shares of our series E-3 preferred stock made between July 1999 and December 1999 under our 1999 employee stock purchase plan I were not exempt from registration or qualification under California state securities laws. These stock sales violated the registration requirements of California state securities laws because registration or qualification was not obtained. Although we were able to rely on the Rule 701 exemption under the federal securities law, we were unable to rely on the exemption provided by
Section 25102(o) of the California Corporation Code because the required filing under that section was not made.

Terms of Offer

  We will make a repurchase offer to the holders of these shares. This offer will be held open for 30 days after the date of the offer to repurchase is made. These holders will be able to accept our repurchase offer before the expiration date of the offer by returning to us the shares to be repurchased and an election notice that will be delivered to the holders. If accepted, our repurchase offer could require us to make total payments to the holders of these shares of up to approximately $419,558 plus statutory interest of 7% per year beginning in July 1999 and ending on the earlier to occur of the date of acceptance of the rescission offer or the end of the repurchase offer period.

Shares Subject to the Offer

  This repurchase offer covers a total of 127,332 shares of series E-3 preferred stock issued under our 1999 employee stock purchase plan I. We will make an offer to repurchase these prior sales at the price per share paid for them under the 1999 employee stock purchase plan I, plus interest at a statutory rate from the date of purchase by the purchaser to the expiration of the repurchase offer.

  We are not aware of any repurchase claims against us.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Before this offering, there has been no public market for our common stock, and we cannot predict the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale.

  Sales of substantial amounts of our common stock in the public market after the restrictions lapse could cause the market price of our common stock to decline.

  When this offering is completed, we will have a total of            shares of
common stock outstanding, assuming no exercise of outstanding options. The shares offered by this prospectus will be freely tradable unless they are purchased by a person that directly or indirectly controls, is controlled by or is under common control with, us. These persons are considered to be affiliates of ours under Rule 144 of the Securities Act of 1933. The
remaining            shares are restricted, which means they were originally
sold in offerings that were not registered under a registration statement filed with the Securities and Exchange Commission. These restricted shares may be resold only through registration under the Securities Act of 1933 or under an available exemption from registration, including Rule 144.

Lock-up Agreements

  The holders of            shares of common stock have agreed to a 180-day
lock-up of these shares. This generally means that they cannot sell these shares during the 180 days after the date of this prospectus without the consent of Credit Suisse First Boston Corporation. After the 180-day lock-up period, these shares may be sold under Rule 144. Credit Suisse First Boston Corporation may release some or all of these shares before the expiration of the lock-up period. Regardless of possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares under lock-up agreements will not be salable until these agreements expire or are waived. Taking into account the lock-up agreements, the following shares will be eligible for sale in the public market at the following times:

  . beginning on the effective date of the offering, only the shares sold in the offering will be immediately available for sale in the public market;

  . beginning 180 days after the effective date, approximately         shares
    will be eligible for sale pursuant to Rules 144, 144(k) and 701, of which
    all but         shares are held by affiliates; and

  . an additional            shares will be eligible for sale at various
    times 180 days after the effective date of the offering.

Rule 144

  Under Rule 144, beginning 90 days after the date of this prospectus, a person or persons whose shares are aggregated, who has beneficially owned restricted securities for at least one year, including the holding period of any holder who is not an affiliate, is entitled to sell within any three-month period a number of our shares of common stock that does not exceed the greater of:

  . 1% of the outstanding shares of our common stock at that time, which will
    equal approximately            shares upon completion of this offering;
    or

  . the average weekly trading volume of our common stock on the Nasdaq
    National Market during the four calendar weeks before the date on which notice of sale is filed with the Securities and Exchange Commission.

  Sales under Rule 144 are subject to restrictions relating to manner of sale, notice and the availability of public information about us.

Rule 144(k)

  A person who is not an affiliate of Magma at any time during the 90 days before a sale and who has beneficially owned shares for at least two years, including the holding period of any prior owner who is not an affiliate, would be entitled to sell shares following this offering under Rule 144(k) without complying with the volume limitations, manner of sale provisions, public information or notice requirements of Rule 144.

Rule 701 and Options

  Rule 701 permits resales of shares in reliance upon Rule 144 but without compliance with some restrictions of Rule 144. Any employee, officer or director or consultant who purchased his shares under a written compensatory plan or contract may rely on the resale provisions of Rule 701. Under Rule 701:

  . affiliates can sell Rule 701 shares without complying with the holding period requirements of Rule 144;

  . non-affiliates can sell these shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144; and

  . Rule 701 shares must be held at least 90 days after the date of this prospectus before they can be resold.

  However, all shares issued by us under Rule 701 are subject to lock-up provisions and will only become eligible for sale 180 days after the date of this prospectus.

Registration

  After this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering shares of common stock subject to outstanding options or issued or issuable under our 1997 and 1998 stock incentive plans, our 2001 stock incentive plan and our 2001 employee stock purchase plan. This registration statement will automatically become effective upon filing. Shares registered under this registration statement will be available for sale in the open market although sales of shares held by our affiliates will be limited by Rule 144 volume limitations. Based on the number of shares subject to outstanding options under our 1997 and 1998 stock incentive plans as of
            , 2001 and the number of shares reserved for issuance under our 2001 stock incentive plan and 2001 employee stock purchase plan, this
registration statement would cover approximately           shares.

  Also, holders of 26,603,936 shares of our series B, C and D preferred stock and shares of common stock issued upon conversion of our series A preferred stock and upon exercise of warrants have registration rights for the common stock issuable upon conversion of the preferred stock.

                                  UNDERWRITING

  Under the terms and subject to the conditions contained in an underwriting
agreement dated           , 2001, we have agreed to sell to the underwriters
named below, for whom Credit Suisse First Boston Corporation, Robertson Stephens, Inc. and SG Cowen Securities Corporation are acting as representatives, the following respective numbers of shares of common stock:

                                                                      Number of
         Underwriter                                                   Shares
         -----------                                                 -----------
   Credit Suisse First Boston Corporation...........................
   Robertson Stephens, Inc. ........................................
   SG Cowen Securities Corporation..................................
                                                                     -----------
       Total........................................................
                                                                     ===========

  The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

  We have granted to the underwriters a 30-day option to purchase on a pro rata
basis up to            additional shares at the initial public offering price
less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

  The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group
members at that price less a selling concession of $      per share. The
underwriters and selling group members may allow a discount of $ per share on sales to other broker/dealers. After the initial public offering, the underwriters may change the public offering price and concession and discount to broker/dealers.

  The following table summarizes the compensation and estimated expenses we will pay.

                                    Per Share                       Total
                          ----------------------------- -----------------------------
                             Without          With         Without          With
                          Over-allotment Over-allotment Over-allotment Over-allotment
                          -------------- -------------- -------------- --------------
Underwriting Discounts
 and
 Commissions paid by
 us.....................   $              $              $              $
Expenses payable by us..   $              $              $              $

  The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

  We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission (the "SEC") a registration statement under the Securities Act of 1933 (the "Securities Act") relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except in our case issuances pursuant to the exercise of employee stock options outstanding on the date hereof.

  Our officers and directors and substantially all of our existing stockholders and option holders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

  The underwriters have reserved for sale at the initial public offering price
up to         shares of the common stock for employees, directors and other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

  We have agreed to indemnify the underwriters against liabilities under the Securities Act or contribute to payments that the underwriters may be required to make in that respect.

  We have applied to list the shares of common stock on The Nasdaq National Market under the symbol "LAVA."

  Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between us and the representatives. The principal factors to be considered in determining the public offering price include the following:

  . the information included in this prospectus and otherwise available to the representatives;

  . market conditions for initial public offerings;

  . the history and the prospects for the industry in which we will compete;

  . the ability of our management;

  . the prospects for our future earnings;

  . the present state of our development and our current financial condition;

  . the general condition of the securities markets at the time of this offering; and

  . the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

  In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934 (the "Exchange Act").

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short positions. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

  A prospectus in electronic format will be made available on the web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make Internet distributions on the same basis as other allocations. Credit Suisse First Boston Corporation may effect an on-line distribution through its affiliate, CSFBdirect Inc., an on-line broker/dealer, as a selling group member.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

  The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

  By purchasing common stock in Canada and accepting a purchase confirmation, a purchaser is representing to us and the dealer from whom such purchase confirmation is received that:

  . the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws;

  . where required by law, that the purchaser is purchasing as principal and not as agent; and

  . the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action (Ontario Purchasers)

  The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

  All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

  A purchaser of the common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser in this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

  Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

  Selected legal matters with respect to the validity of the common stock offered by this prospectus are being passed upon for Magma by Pillsbury Winthrop LLP, Palo Alto, California. Entities in which attorneys and former attorneys of Pillsbury Winthrop LLP are members and some attorneys of Pillsbury Winthrop LLP beneficially own a total of 309,141 shares of our common stock. Legal matters in connection with this offering will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, a Professional Corporation.

                                    EXPERTS

  The consolidated financial statements of Magma Design Automation, Inc. and subsidiaries as of March 31, 1999 and 2000, and for each of the years in the three-year period ended March 31, 2000, included herein and in the registration statement, have been audited by KPMG LLP, as stated in their report included herein.

  The financial statements of Moscape, Inc. as of December 31, 1998 and 1999 and for the period from July 22, 1997 (inception) to December 31, 1997 and for the years ended December 31, 1998 and 1999 (consolidated with Magma) not presented separately herein, have been audited by Deloitte & Touche LLP, as stated in their report included herein.

  Magma's consolidated financial statements are included herein in reliance upon the respective reports of such firms upon their authority as experts in accounting and auditing. The foregoing firms are independent certified public accountants.

                             CHANGE OF ACCOUNTANTS

  Effective in March 2000, KPMG LLP was engaged as our independent auditors and we dismissed PricewaterhouseCoopers LLP. The decision to change independent auditors was approved by our board of directors. In the period from April 1997 to March 1999, PricewaterhouseCoopers LLP issued no audit report that was qualified or modified as to uncertainty, audit scope or accounting principles. During the same period, PricewaterhouseCoopers LLP issued no adverse opinions or disclaimers of opinion on any of our financial statements, and there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. KPMG LLP has reported on the financial statements for the three years ended March 31, 2000 included in this prospectus. Prior to March 2000, we had not consulted with KPMG LLP on items that involved our accounting principles or the form of audit opinion to be issued on our financial statements.

                      WHERE YOU CAN FIND MORE INFORMATION

  We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the common stock offered. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement or the exhibits and schedules which are part of the registration statement.

  For more information about Magma and the common stock offered by this prospectus, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Web site at http://www.sec.gov.

  Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act, as amended, and will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and the web site of the SEC.

                 MAGMA DESIGN AUTOMATION, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Financial Statements
Independent Auditors' Report.............................................. F-2
Independent Auditors' Report.............................................. F-3
Consolidated Balance Sheets............................................... F-4
Consolidated Statements of Operations..................................... F-5
Consolidated Statements of Redeemable Convertible Preferred Stock and
 Stockholders' Equity (Deficit)........................................... F-6
Consolidated Statements of Cash Flows..................................... F-8
Notes to Consolidated Financial Statements................................ F-9

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of
Magma Design Automation, Inc.:

  We have audited the accompanying consolidated balance sheets of Magma Design Automation, Inc. and subsidiaries as of March 31, 1999 and 2000, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' deficit, and cash flows for each of the years in the three-year period ended March 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Moscape, Inc., which statements reflect total assets constituting 9 percent and 10 percent, respectively, of the related consolidated totals as of March 31, 1999 and 2000, and total revenues constituting 100 percent and 31 percent, respectively, of the related consolidated totals for the years ended March 31, 1999 and 2000. Those financial statements were audited by other auditors whose report has been furnished to us and is presented herein, and our opinion, insofar as it relates to the amounts included for Moscape, Inc., is based solely on the report of the other auditors.

  We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

  In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Magma Design Automation, Inc. and subsidiaries as of March 31, 1999 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ KPMG LLP

Mountain View, California
January 8, 2001

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Moscape, Inc.:

  We have audited the balance sheets of Moscape, Inc. (the "Company") as of December 31, 1998 and 1999 and the related statements of operations, stockholders' deficit and cash flows for the period from July 22, 1997 (inception) to December 31, 1997 and for the years ended December 31, 1998 and 1999 (not presented herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1998 and 1999, and the results of its operations and its cash flows for the period from July 22, 1997 (inception) to December 31, 1997 and for the years ended December 31, 1998 and 1999 in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ Deloitte & Touche LLP

San Jose, California
January 8, 2001

                 MAGMA DESIGN AUTOMATION, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (in thousands, except share data)

                                            March 31,       December 31, 2000
                                        ------------------  -------------------
                                          1999      2000     Actual   Pro Forma
                                        --------  --------  --------  ---------
                                                               (unaudited)
ASSETS
Current assets:
 Cash and cash equivalents............. $ 12,770  $ 30,409  $ 25,678  $ 25,678
 Accounts receivable...................      --        532       476       476
 Prepaid expenses and other current
  assets...............................      269        99     1,660     1,660
                                        --------  --------  --------  --------
   Total current assets................   13,039    31,040    27,814    27,814
Property and equipment, net............    1,497     5,395     8,466     8,466
Other assets...........................      552       754     1,028     1,028
                                        --------  --------  --------  --------
   Total assets........................ $ 15,088  $ 37,189  $ 37,308  $ 37,308
                                        ========  ========  ========  ========
 LIABILITIES AND STOCKHOLDERS' EQUITY
               (DEFICIT)
Current liabilities:
 Accounts payable...................... $    520  $    454  $  2,546  $  2,546
 Accrued expenses......................      714     7,280     6,401     6,401
 Deferred revenue, current.............       60     1,639     6,253     6,253
 Notes payable to bank, current
  portion..............................      325       825     1,348     1,348
                                        --------  --------  --------  --------
   Total current liabilities...........    1,619    10,198    16,548    16,548
Deferred revenue, non-current..........      --      1,875       700       700
Notes payable to bank, non-current
 portion...............................    1,096       732       714       714
Other long-term liabilities............      --        698       648       648
                                        --------  --------  --------  --------
   Total liabilities...................    2,715    13,503    18,610    18,610
                                        --------  --------  --------  --------
Redeemable convertible preferred
 stock.................................   21,155    62,252    88,570       --
                                        --------  --------  --------  --------

Commitments

Stockholders' equity (deficit):
 Common stock, $0.0005 par value,
  $0.0001 on a pro forma basis:
  Authorized: 57,714,066 shares at
   March 31, 1999, 62,227,436 shares at
   March 31, 2000, and
   90,000,000 shares at December 31,
   2000
  Issued and outstanding: 14,615,984
   shares at March 31, 1999, 16,185,143
   shares at March 31, 2000,
   25,736,835 shares at December 31,
   2000, and 47,171,116 shares on a pro
   forma basis.........................        7         8        13         5
Additional paid-in capital.............    4,611     8,938    17,018   105,596
Deferred stock-based compensation......   (2,057)   (2,948)   (5,374)   (5,374)
Notes receivable from stockholders.....      (86)     (257)     (113)     (113)
Accumulated deficit....................  (11,257)  (44,307)  (81,416)  (81,416)
                                        --------  --------  --------  --------
   Total stockholders' equity
    (deficit)..........................   (8,782)  (38,566)  (69,872)   18,698
                                        --------  --------  --------  --------
   Total liabilities and stockholders'
    equity (deficit)................... $ 15,088  $ 37,189  $ 37,308  $ 37,308
                                        ========  ========  ========  ========

          See accompanying notes to consolidated financial statements.

                 MAGMA DESIGN AUTOMATION, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                                                            Nine Months Ended
                                 Years Ended March 31,        December 31,
                               ---------------------------  ------------------
                                 1998     1999      2000      1999      2000
                               --------  -------  --------  --------  --------
                                                               (unaudited)
Revenue:
  Licenses...................  $    --   $   190  $  1,257  $    683  $  6,421
  Services...................       --        36       193       125       351
                               --------  -------  --------  --------  --------
    Total revenue............       --       226     1,450       808     6,772
Cost of revenue*.............       --        61     1,209       760     3,698
                               --------  -------  --------  --------  --------
Gross profit.................       --       165       241        48     3,074
                               --------  -------  --------  --------  --------
Operating expenses:
  Research and development*..     1,254    6,246    12,020     8,533    15,520
  Sales and marketing*.......       136    1,805    17,494     8,813    16,997
  General and
   administrative*...........       612    1,465     4,308     2,751     7,177
                               --------  -------  --------  --------  --------
    Total operating
     expenses................     2,002    9,516    33,822    20,097    39,694
                               --------  -------  --------  --------  --------
Operating loss...............    (2,002)  (9,351)  (33,581)  (20,049)  (36,620)
                               --------  -------  --------  --------  --------
Interest income:
  Income.....................        33      126       772       296     1,171
  Expense....................       (11)     (52)     (172)     (117)     (176)
                               --------  -------  --------  --------  --------
    Interest income, net.....        22       74       600       179       995
                               --------  -------  --------  --------  --------
Net loss before income
 taxes.......................    (1,980)  (9,277)  (32,981)  (19,870)  (35,625)
Income taxes.................       --       --        (69)      --       (194)
                               --------  -------  --------  --------  --------
Net loss.....................  $ (1,980) $(9,277) $(33,050) $(19,870) $(35,819)
                               ========  =======  ========  ========  ========

Net loss per share--basic and
 diluted.....................  $(220.00) $ (3.06) $  (4.68) $  (3.05) $  (2.18)
                               ========  =======  ========  ========  ========

Weighted average shares--
 basic and diluted...........         9    3,036     7,067     6,506    16,398
                               ========  =======  ========  ========  ========
*Amortization of stock-based
 compensation included in
 expense component:
  Cost of revenue............  $    --   $   --   $     21  $     11  $     60
  Research and development...       --     1,304     1,102       695       761
  Sales and marketing........       --       279       941       652       626
  General and
   administrative............       --       380       675       490     1,150
                               --------  -------  --------  --------  --------
                               $    --   $ 1,963  $  2,739  $  1,848  $  2,597
                               ========  =======  ========  ========  ========

          See accompanying notes to consolidated financial statements.

                MAGMA DESIGN AUTOMATION, INC. AND SUBSIDIARIES

     CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                        STOCKHOLDERS' EQUITY (DEFICIT)
                       (in thousands, except share data)

                                                                   STOCKHOLDERS' EQUITY (DEFICIT)
                                          ---------------------------------------------------------------------------------
                           Redeemable
                          Convertible                                                   Notes                     Total
                        Preferred Stock     Common Stock     Additional   Deferred    receivable              stockholders'
                       ------------------ ------------------  paid-in   stock-based      from     Accumulated    equity
                         Shares   Amount    Shares    Amount  capital   compensation stockholders   deficit     (deficit)
                       ---------- ------- ----------  ------ ---------- ------------ ------------ ----------- -------------
 Issuance of common
 stock for cash.....          --  $   --   6,570,320   $  3    $    1     $   --        $ --       $    --      $      4
 Issuance of Series
 A preferred stock
 for cash, net of
 $14 issuance cost..    8,600,000   2,136        --     --        --          --          --            --           --
 Issuance of Moscape
 Series A preferred
 stock for cash, net
 of $7 issuance
 cost...............      962,906     693        --     --        --          --          --            --           --
 Issuance of Series
 E-1 preferred stock
 for cash...........      504,818     126        --     --        --          --          --            --           --
 Issuance of common
 stock upon exercise
 of stock options...          --      --   3,190,000      2        78         --          --            --            80
 Net loss...........          --      --         --     --        --          --          --         (1,980)      (1,980)
                       ---------- ------- ----------   ----    ------     -------       -----      --------     --------
 BALANCES AT MARCH
 31, 1998...........   10,067,724   2,955  9,760,320      5        79         --          --         (1,980)      (1,896)
 Issuance of common
 stock for cash.....          --      --   1,420,000    --        142         --          --            --           142
 Issuance of Series
 B preferred stock
 for cash, net of
 $44 issuance cost..    3,225,806   3,956        --     --        --          --          --            --           --
 Issuance of Series
 C preferred stock
 for cash, net of
 $67 issuance cost..    3,670,118  11,638        --     --        --          --          --            --           --
 Issuance of Series
 E-1 preferred stock
 for cash...........      745,132     186        --     --        --          --          --            --           --
 Issuance of Series
 E-2 preferred stock
 for cash...........      913,246   1,133        --     --        --          --          --            --           --
 Issuance of Moscape
 Series B preferred
 stock for cash, net
 of $22 issuance
 cost...............      374,695   1,287        --     --        --          --          --            --           --
 Issuance of common
 stock upon exercise
 of stock options...          --      --   3,650,250      2       372         --          (86)          --           288
 Repurchase of
 common stock.......          --      --    (214,586)   --         (2)        --          --            --            (2)
 Deferred stock-
 based
 compensation.......          --      --         --     --      4,020      (4,020)        --            --           --
 Amortization of
 stock-based
 compensation.......          --      --         --     --        --        1,963         --            --         1,963
 Net loss...........          --      --         --     --        --          --          --         (9,277)      (9,277)
                       ---------- ------- ----------   ----    ------     -------       -----      --------     --------
 BALANCES AT MARCH
 31, 1999...........   18,996,721  21,155 14,615,984      7     4,611      (2,057)        (86)      (11,257)      (8,782)
 Issuance of Series
 C preferred stock
 for cash, net of
 $14 issuance cost..    1,660,706   5,281        --     --        --          --          --            --           --
 Issuance of Series
 D preferred stock
 and warrants for
 cash, net of $50
 issuance cost......    4,667,567  30,560        --     --        --          --          --            --           --
 Issuance of Series
 E-3 preferred stock
 for cash...........      218,692     721        --     --        --          --          --            --           --
 Issuance of Series
 E-4 preferred stock
 for cash...........       25,284     166        --     --        --          --          --            --           --
 Issuance of Moscape
 Series B preferred
 stock for cash.....       64,422     225        --     --        --          --          --            --           --
 Issuance of Moscape
 Series C preferred
 stock for cash, net
 of $22 issuance
 cost...............      917,057   4,144        --     --        --          --          --            --           --
 Issuance of common
 stock upon exercise
 of stock options...          --      --   1,732,711      1       784         --         (161)          --           624
 Accrued interest on
 notes receivable
 from stockholders..          --      --         --     --        --          --          (10)          --           (10)
 Issuance of common
 stock to officer...          --      --     414,114    --        301        (301)        --            --           --
 Repurchase of
 common stock.......          --      --    (577,666)   --        (87)        --          --            --           (87)
 Deferred stock-
 based
 compensation.......          --      --         --     --      3,329      (3,329)        --            --           --
 Amortization of
 stock-based
 compensation.......          --      --         --     --        --        2,739         --            --         2,739
 Net loss...........          --      --         --     --        --          --          --        (33,050)     (33,050)
                       ---------- ------- ----------   ----    ------     -------       -----      --------     --------
 BALANCES AT MARCH
 31, 2000...........   26,550,449  62,252 16,185,143      8     8,938      (2,948)       (257)      (44,307)     (38,566)

         See accompanying notes to consolidated financial statements.

                 MAGMA DESIGN AUTOMATION, INC. AND SUBSIDIARIES

       CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
                AND STOCKHOLDERS' EQUITY (DEFICIT)--(Continued)
                       (in thousands, except share data)

                                                                   STOCKHOLDERS' EQUITY (DEFICIT)
                                          ---------------------------------------------------------------------------------
                        Redeemable
                       Convertible                                                      Notes                     Total
                     Preferred Stock        Common Stock     Additional   Deferred    receivable              stockholders'
                   ---------------------  ------------------  paid-in   stock-based      from     Accumulated    equity
                     Shares      Amount     Shares    Amount  capital   compensation stockholders   deficit     (deficit)
                   -----------  --------  ----------  ------ ---------- ------------ ------------ ----------- -------------
BALANCES AT MARCH
31, 2000
(CONTINUED)......   26,550,449  $ 62,252  16,185,143   $  8   $  8,938    $(2,948)      $(257)     $(44,307)    $(38,566)
 Issuance of
 common stock
 upon exercise of
 stock options
 (unaudited).....          --        --      334,834    --         239        --          --            --           239
 Issuance of
 Series D
 preferred stock
 warrants in
 connection with
 debt financing
 (unaudited).....          --         48         --     --         --         --          --            --           --
 Exercise of
 warrants to
 purchase Moscape
 Series C
 preferred stock
 (unaudited).....        1,100         5         --     --         --         --          --            --           --
 Exercise of
 warrants to
 purchase Series
 D preferred
 stock
 (unaudited).....        2,668        17         --     --         --         --          --            --           --
 Exercise of
 warrants to
 purchase Series
 F-2 preferred
 stock
 (unaudited).....        1,650         8         --     --         --         --          --            --           --
 Conversion of
 Series A
 preferred stock
 (unaudited).....   (8,600,000)   (2,136)  8,600,000      4      2,132        --          --            --         2,136
 Conversion of
 Moscape Series A
 preferred stock
 (unaudited).....     (962,906)     (693)    962,906      1        692        --          --            --           693
 Issuance of
 Series D
 preferred stock
 for cash, net of
 $57 issuance
 cost
 (unaudited).....    4,382,759    28,685         --     --         --         --          --            --           --
 Issuance of
 Series E-4
 preferred stock
 for cash
 (unaudited).....       58,561       384         --     --         --         --          --            --           --
 Repurchase of
 common stock
 (unaudited).....          --        --     (393,116)   --        (136)       --           95           --           (41)
 Accrued interest
 on notes
 receivable from
 stockholders
 (unaudited).....          --        --          --     --         --         --           (9)          --            (9)
 Repayment of
 note receivable
 from
 stockholders
 (unaudited).....          --        --          --     --         --         --           54           --            54
 Deferred stock-
 based
 compensation
 (unaudited).....          --        --          --     --       5,134     (5,134)        --            --           --
 Amortization of
 stock-based
 compensation
 (unaudited).....          --        --          --     --         --       2,597         --            --         2,597
 Adjustment to
 conform year-end
 of pooled
 company
 (unaudited).....          --        --       47,068    --          19        111           4        (1,290)      (1,156)
 Net loss
 (unaudited).....          --        --          --     --         --         --          --        (35,819)     (35,819)
                   -----------  --------  ----------   ----   --------    -------       -----      --------     --------
BALANCES AT
DECEMBER 31, 2000
(UNAUDITED)......   21,434,281    88,570  25,736,835     13     17,018     (5,374)       (113)      (81,416)     (69,872)
 Assumed
 conversion of
 redeemable
 convertible
 preferred stock
 (unaudited).....  (21,434,281)  (88,570) 21,434,281     (8)    88,578        --          --            --        88,570
                   -----------  --------  ----------   ----   --------    -------       -----      --------     --------
 Pro forma
 balances at
 December 31,
 2000
 (unaudited).....          --   $    --   47,171,116   $  5   $105,596    $(5,374)      $(113)     $(81,416)    $ 18,698
                   ===========  ========  ==========   ====   ========    =======       =====      ========     ========

          See accompanying notes to consolidated financial statements.

                 MAGMA DESIGN AUTOMATION, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                            Nine Months Ended
                                 Years Ended March 31,        December 31,
                                --------------------------  ------------------
                                 1998     1999      2000      1999      2000
                                -------  -------  --------  --------  --------
                                                               (unaudited)
Cash flows from operating
 activities:
 Net loss.....................  $(1,980) $(9,277) $(33,050) $(19,870) $(35,819)
 Adjustments to reconcile net
  loss to net cash used in
  operating activities:
 Depreciation and
  amortization................       24      203     1,223       668     2,316
 Provision for doubtful
  accounts....................      --       --         25       --        (25)
 Accrued interest on notes
  receivable from
  stockholders................      --       --        (10)      --         (9)
 Amortization of stock-based
  compensation................      --     1,963     2,739     1,848     2,597
 Changes in operating assets
  and liabilities:
 Accounts receivable..........      --       --       (557)   (1,150)      155
 Prepaid expenses and other
  current assets..............      (39)    (230)      170       (16)   (1,542)
 Accounts payable.............      177      342       (66)     (357)    2,069
 Accrued expenses.............      302      412     6,566     1,585      (970)
 Deferred revenue.............      --        60     3,454     3,024     3,039
 Other long-term liabilities..      --       --        123        88       (99)
                                -------  -------  --------  --------  --------
  Net cash used in operating
   activities.................   (1,516)  (6,527)  (19,383)  (14,180)  (28,288)
                                -------  -------  --------  --------  --------
Cash flows from investing
 activities:
 Purchase of property and
  equipment...................     (134)  (1,589)   (5,018)   (2,676)   (5,315)
 Other assets.................      --      (552)     (202)     (168)     (281)
                                -------  -------  --------  --------  --------
  Net cash used in investing
   activities.................     (134)  (2,141)   (5,220)   (2,844)   (5,596)
                                -------  -------  --------  --------  --------
Cash flows from financing
 activities:
 Proceeds from issuance of
  notes payable to bank.......       93    1,377       729       729     1,500
 Proceeds from issuance of
  redeemable convertible
  preferred stock and exercise
  of warrants.................    2,955   18,200    41,097    32,958    29,099
 Proceeds from issuance of
  common stock................       84      430       624       494       239
 Proceeds from sale of
  subsidiary stock............      --       --        483       483       --
 Proceeds from repayment of
  note receivable from
  stockholders................      --       --        --        --         54
 Repurchase of common stock...      --        (2)      (87)      (56)      (41)
 Repayment of notes payable to
  bank........................      --       (49)     (604)     (429)     (958)
                                -------  -------  --------  --------  --------
  Net cash provided by
   financing activities.......    3,132   19,956    42,242    34,179    29,893
                                -------  -------  --------  --------  --------
Increase (decrease) in cash
 and cash equivalents.........    1,482   11,288    17,639    17,155    (3,991)
Adjustment to conform year end
 of pooled company............      --       --        --        --       (740)
Cash and cash equivalents at
 beginning of period..........      --     1,482    12,770    12,770    30,409
                                -------  -------  --------  --------  --------
Cash and cash equivalents at
 end of period................  $ 1,482  $12,770  $ 30,409  $ 29,925  $ 25,678
                                =======  =======  ========  ========  ========
Supplemental disclosure:
 Non-cash investing and
  financing activities:
 Issuance of common stock on
  exercise of stock options
  for notes receivable from
  stockholders................  $   --   $    86  $    161  $    157  $    --
                                =======  =======  ========  ========  ========
 Issuance of redeemable
  convertible preferred stock
  warrants in connection with
  debt financing..............  $   --   $   --   $    --   $    --   $     48
                                =======  =======  ========  ========  ========
 Deferred stock-based
  compensation................  $   --   $ 4,020  $  3,630  $  2,126  $  5,134
                                =======  =======  ========  ========  ========
 Acquisition of equipment
  under capital lease.........  $   --   $   --   $    103  $     20  $    --
                                =======  =======  ========  ========  ========
 Cash paid for:
 Interest.....................  $     5  $    40  $    147  $    117  $    176
                                =======  =======  ========  ========  ========
 Taxes........................  $   --   $     3  $     74  $    --   $    194
                                =======  =======  ========  ========  ========

          See accompanying notes to consolidated financial statements.

                 MAGMA DESIGN AUTOMATION, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   Years Ended March 31, 1998, 1999, and 2000
   (Information as of December 31, 2000 and for the nine-month periods ended
                    December 31, 1999 and 2000 is unaudited)

Note 1. The Company and Summary of Significant Accounting Policies

  Magma Design Automation, Inc. (the "Company" or "Magma"), a Delaware corporation, was incorporated on April 1, 1997. The Company provides design and implementation software that enables chip designers to shorten the time-to-market for complex integrated circuits used in the communications, computing, consumer electronics, networking and semiconductor industries. The Company's Blast Fusion and Blast Chip products utilized a new methodology for complex, deep submicron chip design that combines traditionally separate front-end and back-end chip design processes into an integrated design flow. The Company's integrated design flow significantly reduces timing closure iterations, which accelerates time-to-market for its customers. The Company has licensed its flagship product, Blast Fusion, to major semiconductor companies and electronic products manufacturers, such as Fujitsu, Infineon, and Texas Instruments. The Company believes its Blast Chip software is the first product that enables designers to describe, synthesize and generate the final layout of complex chips with a single integrated flow. For the first two years of operation the Company was primarily involved in developing its technology, recruiting personnel and raising capital and was considered to be in the development stage. With the successful completion of product development and the execution of significant revenue generating contracts during the last quarter of fiscal 2000, the Company was no longer considered in the development stage.

  On August 9, 2000 the Company completed its acquisition of all of the outstanding equity interests of Moscape, Inc. ("Moscape"). Moscape develops technologies and products used for the analysis and repair of signal and electrical problems in deep submicron silicon. Under the terms of the agreement, the Company issued approximately 3,098,000 shares of, and options to purchase, its common stock and approximately 1,406,000 shares of, and warrants to purchase, its redeemable convertible preferred stock in exchange for all the outstanding shares of, and options and warrants to purchase, common stock and redeemable convertible preferred stock of Moscape. The transaction has been accounted for as a pooling of interests.

  All share and per share amounts in the consolidated financial statements reflect exchange ratios based on the number of Moscape shares, options and warrants outstanding as of August 9, 2000, the effective date of the merger. The exchange ratios used in converting Moscape outstanding equity interests were based on the relative fair values of the specific outstanding equity interests and are as follows:

   Common stock and common stock options.............................. .343895
   Series B redeemable convertible preferred stock and related warrants.......................................................... .465340
   Series C redeemable convertible preferred stock and related warrants.......................................................... .357833

 Principles of consolidation

  The consolidated financial statements include the accounts of the Company and its wholly owned and majority-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

  Prior to the combination, Moscape's fiscal year ended December 31. In recording the pooling-of-interests combination, Moscape's financial statements for the years ended December 31, 1997, 1998, and 1999 were combined with Magma's financial statements for the years ended March 31, 1998, 1999, and 2000, respectively. Moscape's unaudited financial statements for the nine months ended September 30, 1999 were combined with Magma's unaudited financial statements for the nine months ended December 31, 1999.

                 MAGMA DESIGN AUTOMATION, INC. AND SUBSIDIARIES

                   Years Ended March 31, 1998, 1999, and 2000
   (Information as of December 31, 2000 and for the nine-month periods ended
                    December 31, 1999 and 2000 is unaudited)

Moscape's unaudited financial statements for the nine months ended December 31, 2000 were combined with Magma's unaudited financial statements for the nine months ended December 31, 2000. The operating results of Moscape for the three months ended March 31, 2000 (revenue and net loss of $293,000 and $1,290,000, respectively) are excluded from the consolidated statements of operations for the year ended March 31, 2000 and the nine months ended December 31, 2000. An adjustment has been made to stockholders' deficit as of August 9, 2000 to reflect the results of operations of Moscape for the three months ended March 31, 2000. There were no intercompany transactions prior to the effective date of the merger.

  The results of operations of the separate enterprises and the combined amounts presented in the accompanying consolidated financial statements are summarized below. Revenues and net loss for Moscape subsequent to August 9, 2000 are included with Magma's financial results (in thousands).

                                                                   Nine Months
                                                                 Ended December
                                           Years Ended March 31,       31,
                                           --------------------- ---------------
                                            1998   1999   2000    1999    2000
                                           ------ ------ ------- ------- -------
   Revenues:
     Magma................................ $  --  $  --  $ 1,000 $   705 $ 6,682
     Moscape..............................    --     226     450     103      90
                                           ------ ------ ------- ------- -------
       Combined........................... $  --  $  226 $ 1,450 $   808 $ 6,772
                                           ====== ====== ======= ======= =======
   Net loss:
     Magma................................ $1,925 $8,511 $30,228 $18,167 $32,848
     Moscape..............................     55    766   2,822   1,703   2,971
                                           ------ ------ ------- ------- -------
       Combined........................... $1,980 $9,277 $33,050 $19,870 $35,819
                                           ====== ====== ======= ======= =======

 Unaudited interim financial statements

  The accompanying consolidated statements of operations and cash flows and related notes for the nine months ended December 31, 1999 and 2000 are unaudited but include all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of its consolidated operating results and cash flows for the interim period presented.

 Proposed initial public offering

  In August 2000, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission ("SEC") that would permit the Company to sell shares of its common stock in connection with a proposed initial public offering. The unaudited pro forma balance sheet as of December 31, 2000 reflects the assumed automatic conversion of the redeemable convertible preferred stock into 21,434,281 shares of common stock upon the closing of the Company's planned initial public offering as if the conversion had occurred on December 31, 2000 and the change in par value of common stock from $0.0005 per share to $0.0001 per share.

                 MAGMA DESIGN AUTOMATION, INC. AND SUBSIDIARIES

                   Years Ended March 31, 1998, 1999, and 2000
   (Information as of December 31, 2000 and for the nine-month periods ended
                    December 31, 1999 and 2000 is unaudited)


 Use of estimates

  Preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Management periodically evaluates such estimates and assumptions for continued reasonableness. Appropriate adjustments, if any, to the estimates used are made prospectively based upon such periodic evaluation. Actual results could differ from those estimates.

 Revenue recognition

  The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"), as modified by SOP 98-9. SOP 97-2, as modified, generally requires revenue earned on software arrangements involving multiple elements such as software products, upgrades, enhancements, postcontract customer support ("PCS"), installation, training, etc. to be allocated to each element based on the relative fair values of the elements. The fair value of an element must be based on evidence that is specific to the vendor. If evidence of fair value does not exist for all elements of a license agreement and PCS is the only undelivered element, then all revenue for the license arrangement is recognized ratably over the term of the agreement. If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred, and the remaining portion of the arrangement fee is recognized as revenue.

  The Company licenses its Blast Fusion and Blast Chip products under time-based licenses and its Circuit Scope and Gate Scope products primarily under perpetual licenses.

  For Blast Fusion and Blast Chip software products, the Company's standard license agreement includes PCS, including the right to receive future unspecified software updates, for a specified period of time. The Company has determined that because we bundle both license and maintenance into our agreements for the entire license term, vendor specific objective evidence does not exist for each element of the arrangement. Accordingly, revenue is recognized ratably over the contract term after delivery of the product to the customer, provided that there are no uncertainties surrounding the product acceptance, fees are fixed and determinable, collectibility is probable, and the Company has no remaining obligations other than the delivery of PCS. Payments received from customers in advance of revenue being recognized are presented as deferred revenue in the accompanying consolidated balance sheets.

  For Circuit Scope and Gate Scope products, the Company's standard perpetual license agreement includes PCS generally for a one-year period. Thereafter, PCS can be renewed annually for an additional fee. The Company uses the PCS renewal rate as evidence of fair value of PCS. Since PCS is the only undelivered element in these arrangements, revenue is recognized using the residual method. The fair value of PCS is recognized over the PCS term and the remaining portion of the arrangement fee is recognized after the execution of a license agreement and the delivery of the product to the customer, provided that there are no uncertainties surrounding the product acceptance, fees are fixed and determinable, collectibility is probable, and the Company has no remaining obligations other than the delivery of PCS.

                 MAGMA DESIGN AUTOMATION, INC. AND SUBSIDIARIES

                   Years Ended March 31, 1998, 1999, and 2000
   (Information as of December 31, 2000 and for the nine-month periods ended
                    December 31, 1999 and 2000 is unaudited)


  Service revenue is comprised of PCS for the perpetual licenses from Circuit Scope and Gate Scope products and consulting and training on all products. Revenue from consulting and training contracts entered into in connection with a license agreement is recognized in two parts. The Company currently does not possess vendor specific objective evidence of fair value for consulting or training services. Therefore, revenue equal to the incremental direct cost of the services performed is recognized as costs are incurred. The balance is deferred and amortized over the term of the PCS arrangement. Revenue from consulting and training contracts not entered into in connection with a license agreement is recognized as the services are performed.

  The Company provides its customers a product warranty for a 90-day period during which the customer could receive a refund under certain circumstances. Such warranties are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 5, "Accounting for Contingencies". Estimated warranty obligations are provided by charges to operations in the period in which the related revenue is recognized. The warranty period has expired for all revenue recognized as of March 31, 2000 and December 31, 2000.

 Capitalized software

  Costs incurred in connection with the development of software products are accounted for in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed". Development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility in the form of a working model has been established. To date, the Company's software has been available for general release concurrent with the establishment of technological feasibility, and accordingly no costs have been capitalized to date.

  Capitalized software includes amounts paid for purchased software and customization services for software used internally.

 Foreign currency

  The financial statements of foreign subsidiaries are measured using the local currency of the subsidiary as the functional currency. Accordingly, assets and liabilities of the subsidiaries are translated at current rates of exchange at the balance sheet date, and all revenue and expense items are translated using weighted-average exchange rates. The resultant gains or losses from translation at March 31, 2000 and December 31, 2000 were not significant.

  At March 31, 2000 and December 31, 2000 the Company did not hold any foreign currency derivative instruments.

 Cash equivalents

  The Company considers all highly liquid investments purchased with remaining maturities of three months or less to be cash equivalents. At March 31, 1999 and 2000 and December 31, 2000 cash equivalents consisted primarily of commercial paper and money market funds.

                 MAGMA DESIGN AUTOMATION, INC. AND SUBSIDIARIES

                   Years Ended March 31, 1998, 1999, and 2000
   (Information as of December 31, 2000 and for the nine-month periods ended
                    December 31, 1999 and 2000 is unaudited)


 Concentration of credit risk

  Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash equivalents and accounts receivable. The Company's cash equivalents generally consist of commercial paper and money market funds with high quality financial institutions. Accounts receivable are typically unsecured and are derived from product sales. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses. To date the Company has not experienced any credit losses.

 Property and equipment

  Property and equipment are recorded at cost. Equipment under capital lease is stated at the present value of the minimum lease payments. Depreciation of property and equipment is based on the straight-line method over the estimated useful lives of the related assets, generally three to five years. Equipment under capital lease and leasehold improvements are amortized on the straight-line method over the shorter of the lease term or the estimated useful life of the asset.

 Impairment of long-lived assets

  In accordance with the provisions of SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", the Company reviews long-lived assets, such as property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. Under SFAS 121, an impairment loss would be recognized for assets to be held and used when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. Impairment, if any, is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. There have been no impairment losses through December 31, 2000.

 Income taxes

  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded against deferred tax assets if it is more likely than not that all or a portion of the deferred tax assets will not be realized.

 Restricted Cash

  Included in other non-current assets on the consolidated balance sheets at March 31, 1999 and 2000 is $447,000 of restricted cash to support two letters of credit provided as security deposits on the Company's leased facilities. At December 31, 2000, restricted cash increased to $564,000 to support an additional letter of credit as a security deposit on a new leased facility. The deposits are required for the three-year and five-year terms of the leases.

                 MAGMA DESIGN AUTOMATION, INC. AND SUBSIDIARIES

                   Years Ended March 31, 1998, 1999, and 2000
   (Information as of December 31, 2000 and for the nine-month periods ended
                    December 31, 1999 and 2000 is unaudited)


 Stock-based compensation

  The Company accounts for its stock-based compensation arrangements for employees using the intrinsic-value method pursuant to Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Accordingly, compensation expense is recorded for fixed plan stock options on the date of grant when the fair value of the underlying common stock exceeds the exercise price. Options granted to consultants and other non-employees are accounted for at fair value pursuant to SFAS 123, "Accounting for Stock-Based Compensation", and the Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction With Selling, Goods or Services". The Company discloses the pro forma effects of using the fair value method of accounting for stock-based compensation arrangements in accordance with SFAS 123.

 Fair value of financial instruments

  The carrying amounts of the Company's cash equivalents, accounts receivable, and accounts payable approximate fair value due to the relatively short maturity of these instruments. The carrying amounts of the Company's notes payable to bank approximate fair value due to their variable interest rate terms.

 Recently issued accounting pronouncements

  In June 1998 the Financial Accounting Standards Board ("FASB") issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities". The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Accounting for changes in the values of those derivatives depends on the intended use of the derivatives and whether they qualify for hedge accounting. SFAS 133, as amended by SFAS 137 and SFAS 138, is effective for fiscal years beginning after June 15, 2000. Historically, the Company has not entered into derivatives contracts either to hedge existing risks or for speculative purposes. Accordingly, the Company does not expect adoption of the new standard to effect its consolidated financial statements.

  In March 2000 the FASB issued FASB Interpretation No. 44 ("FIN 44") "Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB 25". FIN 44 provides guidance on the application of APB 25 for stock compensation involving employees. FIN 44 is effective July 1, 2000, but certain conclusions cover specific events that occur after either December 15, 1998 or January 12, 2000. The Company's adoption of FIN 44 did not have a material effect on its consolidated financial statements.

  In December 1999 the SEC published Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements". SAB 101 summarizes certain of the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements and provides interpretations regarding the application of generally accepted accounting principles to revenue recognition where there is an absence of authoritative literature addressing a specific arrangement or a specific industry. SAB 101 is effective for the Company in the fourth quarter of fiscal 2001. The Company does not believe the adoption of SAB 101 will have a material effect on its consolidated financial statements.

                 MAGMA DESIGN AUTOMATION, INC. AND SUBSIDIARIES

                   Years Ended March 31, 1998, 1999, and 2000
   (Information as of December 31, 2000 and for the nine-month periods ended
                    December 31, 1999 and 2000 is unaudited)


Note 2. Basic and Diluted Net Loss Per Share

  The Company computes net loss per share in accordance with SFAS 128, "Earnings per Share". Basic net loss per share is computed by dividing net loss available to common stockholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted net loss per share gives effect to all dilutive potential common shares outstanding during the period including stock options and warrants using the treasury stock method and redeemable convertible preferred stock using the if-converted method. The diluted net loss per share is the same as the basic net loss per share for all periods presented because potential common shares, composed of common stock issuable upon exercise of stock options and warrants and upon conversion of redeemable convertible preferred stock, are not considered when their effect is antidilutive.

  The following potential common shares have been excluded from the computation of diluted net loss per share for the years ended March 31, 1998, 1999 and 2000 and the nine months ended December 31, 1999 and 2000 because their effect would have been antidilutive:

                                                             Nine Months Ended
                               Years Ended March 31,           December 31,
                          -------------------------------- ---------------------
                             1998       1999       2000       1999       2000
                          ---------- ---------- ---------- ---------- ----------
Shares issuable under
 stock options..........     453,750  2,170,490  3,448,738  3,330,030  6,869,033
Shares of common stock
 issued pursuant to
 stock option plans and
 subject to repurchase..   2,890,000  5,046,919  4,130,271  4,390,079  2,001,529
Shares of common stock
 purchased by founders
 and subject to
 repurchase.............   5,160,459  4,693,297  2,745,718  3,477,819  1,236,889
Shares of redeemable
 convertible preferred
 stock on an "as if"
 converted basis........  10,067,724 18,996,721 26,550,449 25,713,027 21,434,281
Shares issuable pursuant
 to warrants to purchase
 redeemable convertible
 preferred stock........      24,000     40,916    553,174    553,174    559,192

  The weighted-average exercise price of stock options outstanding as of March 31, 1998, 1999 and 2000 and December 31, 1999 and 2000 was $0.025, $0.150,
$0.945, $0.547, and $3.192, respectively. The weighted average repurchase price of founders common stock shares outstanding as of March 31, 1998, 1999, and 2000 and December 31, 1999 and 2000 was $0.0005 for all periods. The weighted average repurchase price of common stock issued pursuant to stock option plans outstanding as of March 31, 1998, 1999, and 2000 and December 31, 1999 and 2000 was $0.025, $0.077, $0.276, $0.195, and $0.247, respectively. The weighted average exercise price of redeemable convertible preferred stock warrants outstanding as of March 31, 1998, 1999 and 2000 and December 31, 1999 and 2000 was $0.250, $3.322, $5.627, $5.627, and $5.647, respectively.

                 MAGMA DESIGN AUTOMATION, INC. AND SUBSIDIARIES

                   Years Ended March 31, 1998, 1999, and 2000
   (Information as of December 31, 2000 and for the nine-month periods ended
                    December 31, 1999 and 2000 is unaudited)


  Pro forma basic and diluted loss per share as indicated below have been calculated assuming the automatic conversion of the shares of redeemable convertible preferred stock into common stock upon the closing of the Company's planned initial public offering as if the shares had been converted immediately upon their issuance (shares in thousands):

                                                            Nine Months Ended
                                  Years Ended March 31,       December 31,
                                 -------------------------  ------------------
                                  1998     1999     2000      1999      2000
                                 -------  -------  -------  --------  --------
   Pro forma net loss per
    share--basic and diluted...  $ (0.31) $ (0.54) $ (1.12) $  (0.72) $  (0.89)
                                 =======  =======  =======  ========  ========
   Weighted average shares--
    basic and diluted..........        9    3,036    7,067     6,506    16,398
   Average shares outstanding--
    assumed conversion of
    redeemable convertible
    preferred stock............    6,299   14,281   22,348    21,196    23,687
                                 -------  -------  -------  --------  --------
   Pro forma weighted average
    shares--basic and diluted..    6,308   17,317   29,415    27,702    40,085
                                 =======  =======  =======  ========  ========

Note 3. Balance Sheet Components

  Significant components of certain balance sheet items are as follows (in thousands):

                                                     March 31,
                                                   ---------------  December 31,
                                                    1999    2000        2000
                                                   ------  -------  ------------
   Property and equipment:
     Computer equipment........................... $1,095  $ 5,814    $10,250
     Software.....................................    338      463      1,021
     Furniture and fixtures.......................    270      454        735
     Leasehold improvements.......................     20      113        234
                                                   ------  -------    -------
                                                    1,723    6,844     12,240
     Accumulated depreciation.....................   (226)  (1,449)    (3,774)
                                                   ------  -------    -------
                                                   $1,497  $ 5,395    $ 8,466
                                                   ======  =======    =======
   Accrued expenses:
     Sales commissions............................ $  --   $ 4,698    $ 2,865
     Bonuses......................................    --     1,228      1,650
     Other payroll and related accruals...........    266      736      1,371
     Accrued professional fees....................    314      220        420
     Other........................................    134      398         95
                                                   ------  -------    -------
                                                   $  714  $ 7,280    $ 6,401
                                                   ======  =======    =======

                 MAGMA DESIGN AUTOMATION, INC. AND SUBSIDIARIES

                   Years Ended March 31, 1998, 1999, and 2000
   (Information as of December 31, 2000 and for the nine-month periods ended
                    December 31, 1999 and 2000 is unaudited)


Note 4. Redeemable Convertible Preferred Stock

  The redeemable convertible preferred stock at March 31, 1999 consists of the following (in thousands except share data):

                                               Number of
                                   Number of    Shares    Dividend Liquidation    Total
                             Par     Shares   Issued and    Per     Value Per  Liquidation
                            Value  Authorized Outstanding  Share      Share       Value
                            ------ ---------- ----------- -------- ----------- -----------
    Series A............... $0.005  8,624,000  8,600,000   $0.02     $0.25       $ 2,150
    Series B............... $0.005  3,225,806  3,225,806   $0.10     $1.24         4,000
    Series C............... $0.005  5,430,000  3,670,118   $0.255    $3.189       11,704
    Series E-1............. $0.005  1,250,000  1,249,950   $0.02     $0.25           312
    Series E-2............. $0.005    931,246    913,246   $0.10     $1.24         1,132
    Series E-3............. $0.005    400,000        --    $0.264    $3.295          --
    Undesignated........... $0.005  4,318,568        --    $  --     $  --           --
   Moscape
    Series A............... $0.003    962,906    962,906   $0.058    $0.727          700
    Series B............... $0.002    430,440    374,695   $0.279    $3.492        1,308
                                   ---------- ----------                         -------
                                   25,572,966 18,996,721                         $21,306
                                   ========== ==========                         =======

  The redeemable convertible preferred stock at March 31, 2000 consists of the following (in thousands except share data):

                                               Number of
                                   Number of    Shares    Dividend Liquidation    Total
                             Par     Shares   Issued and    Per     Value Per  Liquidation
                            Value  Authorized Outstanding  Share      Share       Value
                            ------ ---------- ----------- -------- ----------- -----------
    Series A............... $0.005  8,624,000  8,600,000   $0.02     $0.25       $ 2,150
    Series B............... $0.005  3,225,806  3,225,806   $0.10     $1.24         4,000
    Series C............... $0.005  5,430,000  5,330,824   $0.255    $3.189       17,000
    Series D............... $0.005  5,200,000  4,667,567   $0.52     $6.558       30,610
    Series E-1............. $0.005  1,250,000  1,249,950   $0.02     $0.25           312
    Series E-2............. $0.005    931,246    913,246   $0.10     $1.24         1,132
    Series E-3............. $0.005    400,000    218,692   $0.264    $3.295          721
    Series E-4............. $0.005    100,000     25,284   $0.52     $6.558          166
    Undesignated........... $0.005    738,948        --    $  --     $  --           --
   Moscape
    Series A............... $0.003    962,906    962,906   $0.058    $0.727          700
    Series B............... $0.002    447,669    439,117   $0.279    $3.492        1,533
    Series C............... $0.003    950,047    917,057   $0.363    $4.541        4,164
                                   ---------- ----------                         -------
                                   28,260,622 26,550,449                         $62,488
                                   ========== ==========                         =======

                 MAGMA DESIGN AUTOMATION, INC. AND SUBSIDIARIES

                   Years Ended March 31, 1998, 1999, and 2000
   (Information as of December 31, 2000 and for the nine-month periods ended
                    December 31, 1999 and 2000 is unaudited)


  The redeemable convertible preferred stock at December 31, 2000 consists of the following (in thousands except share data):

                                               Number of
                                   Number of    Shares    Dividend Liquidation    Total
                             Par     Shares   Issued and    Per     Value Per  Liquidation
                            Value  Authorized Outstanding  Share      Share       Value
                            ------ ---------- ----------- -------- ----------- -----------
    Series A............... $0.005  8,624,000        --    $0.02     $0.25       $   --
    Series B............... $0.005  3,225,806  3,225,806   $0.10     $1.24         4,000
    Series C............... $0.005  5,430,000  5,330,824   $0.255    $3.189       17,000
    Series D............... $0.005  9,932,648  9,052,994   $0.52     $6.558       59,370
    Series E-1............. $0.005  1,250,000  1,249,950   $0.02     $0.25           312
    Series E-2............. $0.005    931,246    913,246   $0.10     $1.24         1,132
    Series E-3............. $0.005    222,000    218,692   $0.264    $3.295          721
    Series E-4............. $0.005    100,000     83,845   $0.52     $6.558          550
    Series F-1............. $0.005    465,000    439,117   $0.279    $3.492        1,533
    Series F-2............. $0.005    955,000    919,807   $0.363    $4.541        4,177
    Undesignated........... $0.005  3,864,300        --    $  --     $  --           --
                                   ---------- ----------                         -------
                                   35,000,000 21,434,281                         $88,795
                                   ========== ==========                         =======

  The Moscape Series A redeemable convertible preferred stock was converted into 962,906 shares of Moscape common stock prior to the merger with the Company in August 2000. Pursuant to the merger agreement with Moscape, on August 9, 2000, the Moscape Series B redeemable convertible preferred stock was exchanged for 439,117 shares of Series F-1 redeemable convertible preferred stock, and the Moscape Series C redeemable convertible preferred stock was exchanged for 918,157 shares of Series F-2 redeemable convertible preferred stock.

  The rights, preferences and privileges of the preferred shareholders are as follows:

 Dividends

  The holders of redeemable convertible preferred stock are entitled to receive annual dividends per share at the rates stated above. Such dividends, which are in preference to any dividends on common stock, are payable whenever funds are legally available and when declared by the Board of Directors. The right of the holders of the redeemable convertible preferred stock to receive dividends is not cumulative. No dividends on redeemable convertible preferred stock have been declared from inception through December 31, 2000.

 Liquidation

  Holders of Series A, B, C, D, F-1, and F-2 redeemable convertible preferred stock are entitled to a preference in liquidation to Series E-1, E-2, E-3 and E-4 preferred shareholders and common shareholders at the above-stated liquidation value per share (also referred to as original issue price per share) plus declared but unpaid dividends. Holders of Series E-1, E-2, E-3 and E-4 redeemable convertible preferred stock are entitled to a preference in liquidation to common shareholders at the above-stated liquidation value per share plus declared but unpaid dividends. After payment of the full liquidation preference of the preferred shareholders, any remaining assets of the Company legally available are to be distributed ratably to the holders of common stock and holders of Series C, D, E-3, E-4, F-1, and F-2 redeemable convertible preferred stock, on a pro rata

                 MAGMA DESIGN AUTOMATION, INC. AND SUBSIDIARIES

                   Years Ended March 31, 1998, 1999, and 2000
   (Information as of December 31, 2000 and for the nine-month periods ended
                    December 31, 1999 and 2000 is unaudited)

as-if-converted to common stock basis, until the holders of each share of Series C, D, E-3, and E-4 redeemable convertible preferred stock receive an aggregate amount in liquidation equal to two and one-half times the respective liquidation value per share and the holders of each share of Series F-1 and F-2 redeemable convertible preferred stock receive a 40% per annum return on the related issuance price from November 23, 1998 and August 27, 1999, respectively, to the date of liquidation. Thereafter the remaining assets of the Company legally available for distribution are to be distributed ratably to the holders of common stock.

 Conversion and registration

  Each share of redeemable convertible preferred stock is convertible, at the option of the holders, at any time, into a number of fully paid and non-assessable shares of common stock as is determined by dividing its original issue price by its conversion price at the time of conversion. Since the conversion price for each share of redeemable convertible preferred stock was equal to its original issue price at March 31, 2000 and December 31, 2000, each share of redeemable convertible preferred stock was convertible into one share of common stock as of those dates. The conversion price may subsequently be adjusted in accordance with anti-dilution provisions contained in the Company's Articles of Incorporation. Conversion of each share of redeemable convertible preferred stock is automatic upon the closing of a public offering of the Company's common stock for aggregate proceeds of at least $10 million and an offering price of at least $6.558 per share as adjusted for any stock dividends, combination or splits. Each Series A, B, C, D, E-1, E-2, E-3, E-4, F-1, and F-2 redeemable convertible preferred stock may be automatically converted by the vote of a majority of the holders of the respective redeemable convertible preferred stock, except a 2/3 majority approval is required for Series C redeemable convertible preferred stock, and, in the case of Series E-4, provided the conversion is unanimously approved by the Board of Directors. Any shares of redeemable convertible preferred stock that are converted to common stock will be cancelled and not reissued by the Company, and the related authorized shares will be reduced accordingly. In August 2000, the 8,600,000 shares of Series A redeemable convertible preferred stock were converted to 8,600,000 shares of common stock.

 Voting rights

  The holders of each share of Series A, B, C, D, F-1, and F-2 redeemable convertible preferred stock have full voting rights and powers equal to those of the holders of common stock and are entitled to the number of votes equal to the number of shares of common stock related to their redeemable convertible preferred stock on an as-if-converted basis. The holders of Series A, B, C, D, F-1 and F-2 redeemable convertible preferred stock, voting together as a separate class, are entitled to elect three directors of the Company's Board of Directors; the remaining directors are elected by the holders of common stock, voting as a separate class. The holders of Series E-1, E-2, E-3 and E-4 redeemable convertible preferred stock have no voting rights.

 Restrictions and limitations

  As long as any shares of Series A, B, C, D, F-1, or F-2 redeemable convertible preferred stock are outstanding, the Company can not, without the vote of two-thirds of such outstanding redeemable convertible preferred stock voting as a single class, (1) obtain shares of redeemable convertible preferred stock other than by conversion, (2) obtain shares of common stock except pursuant to related repurchase rights, (3) declare a dividend on any class of stock, (4) effect any sale, lease, transfer or other conveyance of all or substantially all of the Company's assets, or any consolidation or merger involving the Company in which the shareholders of the Company own less than fifty-one percent of the outstanding shares of the surviving entity, (5) take any

                 MAGMA DESIGN AUTOMATION, INC. AND SUBSIDIARIES

                   Years Ended March 31, 1998, 1999, and 2000
   (Information as of December 31, 2000 and for the nine-month periods ended
                    December 31, 1999 and 2000 is unaudited)

action to increase the number of directors of the Company above seven, or (6) authorize any equity security which is senior to the redeemable convertible preferred stock as to dividend rights, redemption rights, or liquidation preferences.

Redeemable convertible preferred stock warrants

  In connection with a financing agreement, the Company issued warrants to purchase 24,000 shares of Series A redeemable convertible preferred stock at $0.25 per share in August 1997. As a result of the August 2000 conversion of Series A redeemable convertible preferred stock to common stock, only common stock may be purchased by the exercise of these warrants. These warrants are exercisable at any time and expire in August 2002. The fair value of these warrants was insignificant at the time of issuance.

  In connection with the sale to an investor of Series C redeemable convertible preferred stock and a related strategic development agreement, the Company issued warrants to purchase 94,074 shares of Series C redeemable convertible preferred stock at $3.189 per share in April 1999. These warrants vest based on certain provisions of the development agreement, are exercisable after vesting, and expire in April 2004. Neither the investor nor the Company pursued initially or have current plans to pursue the development agreement, and accordingly the Company has not ascribed any fair value to these warrants.

  In connection with the sale of Series D redeemable convertible preferred stock, the Company issued warrants to purchase 385,544 shares of Series D redeemable convertible preferred stock at $6.558 per share in December 1999. These warrants are exercisable at any time and expire the earlier of December 2002, the closing of an underwritten public offering, or the closing of a merger or consolidation after which the stockholders of the Company hold less than 50% of the voting securities of the surviving entity. The fair value of these warrants, included in redeemable convertible preferred stock in the accompanying consolidated financial statements, was estimated to be $724,000 using the Black Scholes pricing model with the following assumptions: contractual life of three years, no dividends, risk free interest rate of 6.28%, and volatility of 70%. Warrants to purchase 2,668 shares of Series D redeemable convertible preferred stock were exercised in July 2000.

  Pursuant to a loan agreement entered into in April 2000, the Company issued warrants to purchase 11,436 shares of Series D redeemable convertible preferred stock at $6.558 per share to a bank. These warrants are exercisable at any time and expire the earlier of April 2007 or the closing of a merger or consolidation after which the stockholders of the Company hold less than 50% of the voting securities of the surviving entity. The fair value of these warrants was estimated to be $48,000 using the Black Scholes pricing model with the following assumptions: contractual life of seven years, no dividends, risk free interest rate of 6.52%, and volatility of 70%. Such amount has been reflected as a discount on the notes payable to bank and will be amortized to interest expense over the life of the loan.

  Moscape issued warrants to purchase 16,916 and 32,640 shares of Moscape Series B and Moscape Series C redeemable convertible preferred stock at $7.68 and $4.55 per share, respectively. The warrants are exercisable immediately and expire the earlier of (1) September 2001 and July 2002, respectively, (2) the closing of an underwritten public offering, or (3) the closing of a merger or consolidation after which the shareholders of the Company hold less than 50% of the voting securities of the surviving entity. The total fair value of these warrants, included in redeemable convertible preferred stock in the accompanying consolidated financial statements, was estimated to be approximately $6,000 using the Black-Scholes pricing model with the

                 MAGMA DESIGN AUTOMATION, INC. AND SUBSIDIARIES

                   Years Ended March 31, 1998, 1999, and 2000
   (Information as of December 31, 2000 and for the nine-month periods ended
                    December 31, 1999 and 2000 is unaudited)

following assumptions: risk-free interest rate of 5%--6%, contractual life of four years; and expected volatility of 75%. Warrants to purchase 1,100 shares of Moscape Series C redeemable convertible preferred stock were exercised in July 2000.

  Pursuant to the merger agreement with Moscape, on August 9, 2000 the warrants to purchase Moscape Series B and Moscape Series C redeemable convertible preferred stock were exchanged for warrants to purchase 16,916 shares of Series F-1 redeemable convertible preferred stock and 31,540 shares of Series F-2 redeemable convertible preferred stock, respectively.

  Warrants to purchase 1,650 shares of Series F-2 redeemable convertible preferred stock were exercised in December 2000.

Preferred stock rescission offer

  Series E-3 preferred stock issued pursuant to the Company's employee stock purchase plan was not exempt from registration or qualification under California state securities laws, and this stock issuance violated the registration requirements of California state securities laws because registration or qualification was not obtained. Consequently, holders of such preferred stock who are considered non-qualified investors have the right to and may seek to recover their original purchase price plus interest. The Company intends to make a rescission offer to shareholders of 127,332 shares of Series E-3 preferred stock that will be held open for 30 days. If accepted in its entirety, the rescission offer could require the Company to make payments of approximately $420,000 as consideration for the return of any such shares issued plus statutory interest of 7%.

Stock splits

  In November 1998, each share of Moscape Series A redeemable convertible preferred stock was split two to one. On December 3, 1999 each share of Series A, B, E-1, E-2 and E-3 redeemable convertible preferred stock was split two to one, and each share of Series C redeemable convertible preferred stock was split 2.06648 to one. In addition, the par value of redeemable convertible preferred stock was changed to $.0005 per share. The effect of the stock splits and change in par values have been applied retroactively to all redeemable convertible preferred stock and redeemable convertible preferred stock warrants.

Note 5. Stockholders' Equity

Common stock

  In fiscal 1998 the Company issued 5,800,000 shares of restricted common stock at par for cash to founders and in fiscal 1999 issued an additional 1,420,000 shares of restricted common stock at $0.10 per share for cash to its current President and Chief Executive Officer. Such restricted shares are subject to repurchase rights, pursuant to which the Company has the right to repurchase all or any portion of the unvested shares of restricted stock at the original purchase price, which right lapses over a four-year vesting period. At March 31, 2000 and December 31, 2000, 2,745,718 shares and 1,236,889 shares, respectively, of restricted common stock were subject to the Company's repurchase option.

  At March 31, 2000 and December 31, 2000, approximately 11,913,000 shares and 12,013,000 shares, respectively, of common stock were subject to voting agreements. These agreements require the shareholder to (1) vote all shares of common stock owned to nominate the Company's current Chief Executive Officer as a

                 MAGMA DESIGN AUTOMATION, INC. AND SUBSIDIARIES

                   Years Ended March 31, 1998, 1999, and 2000
   (Information as of December 31, 2000 and for the nine-month periods ended
                    December 31, 1999 and 2000 is unaudited)

director and to cause and maintain his election of him to the Board of Directors, (2) vote against any action or proposal to remove the Chief Executive Officer as a director of the Company, to reduce the number of directors, to divide the Board of Directors into two or more classes, or to alter the existing voting rights of the outstanding shares of capital stock, and (3) accumulate votes in a manner that will ensure the Chief Executive Officer's election to the Board of Directors in the event of cumulative voting. In addition, each shareholder has provided the Chief Executive Officer an irrevocable proxy for the limited purpose of voting such shares in accordance with the restrictions indicated above, as well as voting to increase the Board of Directors, remove any incumbent director, or fill a vacancy in the Board of Directors. The voting agreement provisions and the irrevocable proxies terminate under certain circumstances including the consummation of the Company's sale of its common stock in a firm commitment underwriting pursuant to a registration statement under the Securities Act of 1933, as amended.

  In December 1999 Moscape issued 414,114 shares of common stock upon the exercise of certain stock purchase rights and stock options to an officer in exchange for full recourse notes receivable of approximately $301,000, which are collateralized by the underlying shares of common stock. The notes will be forgiven at the earlier of (1) a change in control, (2) a firmly underwritten initial public offering or (3) the expiration of the term of the notes. The notes receivable have been included in stockholders' equity as deferred stock compensation since the likelihood of collection is remote. The amount is being amortized to stock-based compensation expense as the underlying shares vest. Due to the change in control resulting from the merger with the Company, the notes were forgiven, and the unamortized balance of $226,000 was recognized as expense.

Stock incentive plans

  In the year ended March 31, 1998 the Company adopted the 1997 Stock Incentive Plan ("1997 Plan"), and in the year ended March 31, 1999 the Company adopted the 1998 Stock Incentive Plan ("1998 Plan")(collectively, "the Plans"). Under the Plans, the Company may grant options to purchase common stock to employees, directors, and consultants. At December 31, 2000 the Company has reserved 4,320,000 shares and 10,870,000 shares of the Company's common stock for the 1997 Plan and the 1998 Plan, respectively. At March 31, 2000 there were 152,834 shares and 395,300 shares of the Company's common stock available for future grants from the 1997 Plan and the 1998 Plan, respectively. At December 31, 2000 there were 169,085 shares and 1,103,771 shares of the Company's common stock available for future grants from the 1997 Plan and the 1998 Plan, respectively. Stock purchase rights may also be granted under the 1997 Plan, under which 1,000,000 shares of the Company's Series A redeemable convertible preferred stock were reserved. Options granted under the Plans may be incentive stock options or non-qualified stock options. The exercise price of incentive stock options and non-qualified stock options will be no less than 100% and 85%, respectively, of the fair market value per share of the Company's common stock on the grant date (110% of fair market value in certain instances), as determined by the Board of Directors. The Board of Directors also has the authority to set the term of the options (no longer than ten years from the date of grant, five years in certain instances). Under the terms of the Plans, the options become exercisable prior to vesting, and the Company has the right to repurchase such shares at their original purchase price if the optionee is terminated from service prior to vesting. Such rights expire as the options vest over the vesting period, which is generally four years. At March 31, 2000, 4,130,271 unvested shares with a weighted average exercise price per share of $0.276 had been exercised and remain subject to the Company's repurchase rights. At December 31, 2000, 2,001,529 unvested shares with a weighted average exercise price per share of $0.247 had been exercised and remain subject to the Company's repurchase rights.

                 MAGMA DESIGN AUTOMATION, INC. AND SUBSIDIARIES

                   Years Ended March 31, 1998, 1999, and 2000
   (Information as of December 31, 2000 and for the nine-month periods ended
                    December 31, 1999 and 2000 is unaudited)


  Moscape's 1997 Stock Option Plan (the Moscape Plan) provides for the granting of stock options and stock purchase rights to employees, officers, directors and consultants. Both the options and stock purchase rights under the Moscape Plan are exercisable immediately, subject to the Company's repurchase right in the event of termination, and generally vest over four years.

  In connection with the pooling of interests transaction described in Note 1, outstanding options granted by Moscape were exchanged for options to purchase Magma common stock under the original terms of the Moscape option, with the number of options and per share exercise price adjusted for the merger exchange rate. Accordingly, information presented for the Company's stock incentive plans reflect options granted by Moscape at the merger exchange rate.

  Activity under the Plans and the Moscape Plan is summarized as follows:

                                            Years Ended March 31,
                         -------------------------------------------------------------- Nine Months Ended
                                1998                 1999                 2000          December 31, 2000
                         -------------------- -------------------- -------------------- -------------------
                                     Weighted             Weighted             Weighted            Weighted
                                     Average              Average              Average             Average
                                      Price                Price                Price               Price
                         Number of     per    Number of     per    Number of     per    Number of    per
                           Shares     Share     Shares     Share     Shares     Share    Shares     Share
                         ----------  -------- ----------  -------- ----------  -------- ---------  --------
Beginning Balance.......        --    $  --      453,750   $0.025   2,170,490   $0.150  3,448,738  $ 0.945
Granted.................  3,657,194   $0.025   5,366,990   $0.128   3,700,496   $1.172  4,347,799  $ 4.587
Exercised............... (3,190,000)  $0.025  (3,650,250)  $0.102  (2,146,825)  $0.512   (381,902) $0 .676
Forfeited...............    (13,444)  $0.025         --    $  --     (275,423)  $1.098   (545,602) $ 1.861
                         ----------           ----------           ----------           ---------
Ending Balance..........    453,750   $0.025   2,170,490   $0.150   3,448,738   $0.945  6,869,033  $ 3.192
                         ==========           ==========           ==========           =========

  The activity for the nine months ended December 31, 2000 also includes the activity of Moscape for the twelve months ended December 31, 2000.

  At March 31, 2000, 330,936 outstanding options were vested with a weighted average exercise price per share of $0.20. At December 31, 2000, 906,239 outstanding options were vested with a weighted average exercise price per share of $0.711.

  The following table summarizes information about stock options outstanding at March 31, 2000:

     Exercise   Options Outstanding Weighted Average Remaining Weighted Average
      Price       and Exercisable   Contractual Life in Years   Exercise Price
     --------   ------------------- -------------------------- ----------------
     $0.025            120,000                 7.4                  $0.025
     $0.08             247,086                 8.8                  $0.08
     $0.125            743,500                 8.6                  $0.125
     $0.33             211,750                 9.0                  $0.33
     $0.66-
      $0.85          1,683,152                 9.4                  $0.76
     $1.60              40,000                 9.6                  $1.60
     $3.50-
      $4.50            403,250                 9.9                  $4.26
                     ---------
                     3,448,738
                     =========

                 MAGMA DESIGN AUTOMATION, INC. AND SUBSIDIARIES

                   Years Ended March 31, 1998, 1999, and 2000
   (Information as of December 31, 2000 and for the nine-month periods ended
                    December 31, 1999 and 2000 is unaudited)


  The following table summarizes information about stock options outstanding at December 31, 2000 :

     Exercise   Options Outstanding Weighted Average Remaining Weighted Average
      Price       and Exercisable   Contractual Life in Years   Exercise Price
     --------   ------------------- -------------------------- ----------------
     $0.025            120,000                 6.7                  $0.025
     $0.08              85,513                 7.8                  $0.08
     $0.125            633,500                 7.9                  $0.125
     $0.33             199,000                 8.3                  $0.33
     $0.66-
      $0.85          1,242,603                 8.8                  $0.75
     $1.60              29,500                 8.9                  $1.60
     $3.50-
      $4.95          4,558,917                 8.6                  $4.56
                     ---------
                     6,869,033
                     =========

                                         Years Ended March 31,
                        -------------------------------------------------------- Nine Months Ended
                               1998               1999               2000        December 31, 2000
                        ------------------ ------------------ ------------------ ------------------
                                  Weighted           Weighted           Weighted           Weighted
                                  Average            Average            Average            Average
                                   Price              Price              Price              Price
                        Number of   per    Number of   per    Number of   per    Number of   per
                         Shares    Share    Shares    Share    Shares    Share    Shares    Share
                        --------- -------- --------- -------- --------- -------- --------- --------
Options granted with
 exercise prices equal
 to fair value at date
 of grant.............. 3,657,194  $0.025    987,490  $0.044    587,183  $0.789    213,891  $4.73
                        =========  ======  =========  ======  =========  ======  =========  =====
Options granted with
 exercise prices less
 than fair value at
 date of grant.........       --   $  --   4,379,500  $0.147  3,113,313  $1.244  4,133,908  $4.58
                        =========  ======  =========  ======  =========  ======  =========  =====

Options to consultants and other non-employees

  During fiscal 1998, 1999, and 2000 and the nine months ended December 31, 1999 and 2000, the Company granted options to purchase 743,750 shares, 259,873 shares, 43,355 shares, 9,629 shares, and 32,620 shares, respectively, of common stock to consultants and other non-employees with weighted average exercise prices of approximately $0.025, $0.117, $1.165, $0.73, and $4.67 per share, respectively. The fair value of such options is calculated at the end of each reporting period through the applicable vesting date based upon the Black-Scholes pricing model, and the resulting expense is amortized based on the term of the consulting agreement or service period. Included in amortization of stock-based compensation in the accompanying consolidated statements of operations was amortization related to consultants and other non-employees of $0, $468,000, and $789,000 for the years ended March 31, 1998, 1999, and 2000, respectively, and $575,000 and $427,000 for the nine months ended December 31, 1999 and 2000, respectively.

Stock-based compensation

  SFAS 123 requires the disclosure of pro forma net loss had the Company adopted the fair value method for its stock-based compensation arrangements for employees since the Company's inception.

                 MAGMA DESIGN AUTOMATION, INC. AND SUBSIDIARIES

                   Years Ended March 31, 1998, 1999, and 2000
   (Information as of December 31, 2000 and for the nine-month periods ended
                    December 31, 1999 and 2000 is unaudited)


  Had compensation cost been determined based on the fair value at the grant date for awards in fiscal 1998, 1999, and 2000 and the nine months ended December 31, 1999 and 2000 consistent with the provisions of SFAS 123, the Company's net loss for fiscal 1998, 1999, and 2000 and the nine months ended December 31, 1999 and 2000 would have been as follows (in thousands, except per share data):

                                                           Nine Months Ended
                                Years Ended March 31,        December 31,
                              ---------------------------  ------------------
                                1998     1999      2000      1999      2000
                              --------  -------  --------  --------  --------
   Net loss:
     As reported............. $ (1,980) $(9,277) $(33,050) $(19,870) $(35,819)
     Pro forma............... $ (1,983) $(9,288) $(33,596) $(20,291) $(36,699)
   Net loss per share, basic
    and diluted:
     As reported............. $(220.00) $ (3.06) $  (4.68) $  (3.05) $  (2.18)
     Pro forma............... $(220.33) $ (3.06) $  (4.75) $  (3.12) $  (2.24)

  Such pro forma disclosures may not be representative of future compensation cost because options vest over several years and additional grants are made each year.

  The weighted average fair value at the date of grant for options granted to employees was $0.005, $0.500, $1.036, $0.998, and $3.655 per option during fiscal 1998, 1999, 2000, and the nine months ended December 31, 1999 and 2000, respectively. The fair value of options at the date of grant was estimated using the minimum value method with the following assumptions:

                                                              Nine Months Ended
                                Years Ended March 31,           December 31,
                            -------------------------------  --------------------
                              1998       1999       2000       1999       2000
                            ---------  ---------  ---------  ---------  ---------
   Risk-free interest...... 5.54-6.21% 4.65-5.64% 5.18-6.66% 5.18-6.66% 5.80-6.18%
   Expected life...........   4 years    4 years    4 years    4 years    4 years
   Expected dividend
    yield..................         0%         0%         0%         0%         0%

Employee stock purchase plan

  From July 1997 through December 1999, the Company adopted in succession four Employee Stock Purchase Plans ("Purchase Plans"). Each Purchase Plan allowed eligible participants (employees, and in certain circumstances consultants and directors of the Company) to purchase Series E redeemable convertible preferred stock at 100% of the fair value as determined by the Board of Directors. Pursuant to each Purchase Plan the Company issued 1,249,950, 913,246, 218,692, and 83,845 shares of its Series E-1, E-2, E-3, and E-4 redeemable convertible preferred stock, respectively. As of December 31, 2000 all Purchase Plans had terminated according to their provisions.

Note 6. Notes Payable to Bank

  The Company entered into several loan agreements with a bank under which it borrowed approximately $2,200,000 to purchase equipment through March 31, 2000. Principal and interest on borrowings are payable in 24 or 36 monthly installments depending on the borrowing date, and interest on outstanding borrowings accrues at the bank's prime rate of interest plus 0.5% (9.5% at March 31, 2000 and 10% at December 31, 2000). Once repaid, the original amounts advanced may not be reborrowed. At March 31, 2000 the Company had utilized

                 MAGMA DESIGN AUTOMATION, INC. AND SUBSIDIARIES

                   Years Ended March 31, 1998, 1999, and 2000
   (Information as of December 31, 2000 and for the nine-month periods ended
                    December 31, 1999 and 2000 is unaudited)

the total available borrowing base. In April 2000 the Company entered into an equipment loan agreement with the same bank under which it borrowed the maximum of $1,500,000 in June 2000. Advances under the line bear interest at 9.93% and are repayable in monthly installments of principal and interest of approximately $69,000 through May 2002.

  All borrowings are secured by the Company's assets purchased with the borrowings and by current and future intellectual property, including, but not limited to copyrights, trademarks, and patents. Furthermore, financial covenants included in the loan agreements place limits on the Company's quarterly net losses and require the Company to maintain a combined balance in unrestricted cash and cash equivalents and 50% of trade receivables of not less than two times the outstanding principal balance. The Company was either in compliance with such requirements or received waivers for certain restrictive covenants at March 31, 2000 and December 31, 2000. Future aggregate maturities of notes payable at March 31, 2000 and December 31, 2000 are as follows (in thousands):

                                                          March 31, December 31,
     Fiscal Year                                            2000        2000
     -----------                                          --------- ------------
     2001................................................  $   825    $   410
     2002................................................      500      1,262
     2003................................................      232        382
     2004................................................      --           8
                                                           -------    -------
                                                             1,557      2,062
     Less current portion................................     (825)    (1,348)
                                                           -------    -------
                                                           $   732    $   714
                                                           =======    =======

Note 7. Lease Commitments

  The Company leases its facilities under several non-cancelable operating leases expiring at various times from March 2001 through September 2005. In addition, the Company subleased a portion of its main facility under a non-cancelable operating lease that expired in June 2000.

  The Company also leases certain equipment under non-cancelable capital lease agreements. The gross amount of equipment under capital lease agreements was approximately $104,000 at March 31, 2000 and December 31, 2000, and the related accumulated depreciation was approximately $11,000 and $30,000 at March 31, 2000 and December 31, 2000, respectively . The capital lease obligation is included in other long-term liabilities in the accompanying consolidated balance sheets.

                 MAGMA DESIGN AUTOMATION, INC. AND SUBSIDIARIES

                   Years Ended March 31, 1998, 1999, and 2000
   (Information as of December 31, 2000 and for the nine-month periods ended
                    December 31, 1999 and 2000 is unaudited)


  Approximate future minimum lease payments under these leases at December 31, 2000 are as follows (in thousands):

                                                               Capital Operating
     Fiscal Year                                               Leases   Leases
     -----------                                               ------- ---------
     2001.....................................................   $ 8    $  536
     2002.....................................................    32     2,012
     2003.....................................................    26     1,755
     2004.....................................................    10     1,097
     2005.....................................................   --        129
     2006.....................................................   --         65
                                                                 ---    ------
     Total future minimum lease payments......................    76    $5,594
                                                                        ======
     Less amount representing interest........................    (6)
                                                                 ---
     Present value of future minimum lease payments...........   $70
                                                                 ===

  Rent expense for the years ended March 31, 1998, 1999, and 2000 was approximately $96,000, $359,000 (net of $103,000 sublease revenue), and $1,170,000 (net of $574,000 sublease revenue), respectively, and for the nine months ended December 31, 1999 and 2000 was approximately $854,000 (net of $429,000 sublease revenue) and $1,561,000 (net of $144,000 sublease revenue), respectively

Note 8. Income Taxes

  Income tax expense consisted of the following (in thousands):

                                                                    Nine Months
                                             Years Ended March 31,     Ended
                                             -----------------------December 31,
                                              1998    1999    2000      2000
                                             ------- ------- -------------------
   Current tax expense--foreign............. $   --  $   --  $   69     $194
   Deferred tax expense.....................     --      --     --       --
                                             ------- ------- ------     ----
   Total tax expense........................ $   --  $   --  $   69     $194
                                             ======= ======= ======     ====

  The above income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 35% to pretax loss as a result of the following (in thousands):

                                                                    Nine Months
                                          Years Ended March 31,        Ended
                                          ------------------------  December 31,
                                          1998    1999      2000        2000
                                          -----  -------  --------  ------------
   Federal tax at statutory rate........  $(693) $(3,247) $(11,543)   $(12,469)
   Current year net operating losses and
    temporary differences for which no
    tax benefit is recognized...........    687    2,944    10,784      11,683
   Permanent differences, primarily
    related to stock-based
    compensation........................      6      303       759         786
   Foreign tax differential.............    --       --         69         194
                                          -----  -------  --------    --------
   Total tax expense....................  $ --   $   --   $     69    $    194
                                          =====  =======  ========    ========

                 MAGMA DESIGN AUTOMATION, INC. AND SUBSIDIARIES

                   Years Ended March 31, 1998, 1999, and 2000
   (Information as of December 31, 2000 and for the nine-month periods ended
                    December 31, 1999 and 2000 is unaudited)


  The types of temporary differences that give rise to significant portions of the Company's deferred tax assets and liabilities are as follows (in thousands):

                                                  March 31,
                                               -----------------  December 31,
                                                1999      2000        2000
                                               -------  --------  ------------
   Deferred tax assets:
     Capitalized start-up costs............... $ 1,383  $  1,129    $  2,090
     Deferred revenue.........................      25     1,016         474
     Other....................................     190       426          26
     Accrued compensation related expenses....      42       175         947
     Net operating loss and credit
      carryforwards...........................   3,284    15,092      28,247
                                               -------  --------    --------
   Gross deferred tax assets..................   4,924    17,838      31,784
   Valuation allowance........................  (4,867)  (17,659)    (31,403)
                                               -------  --------    --------
   Total deferred tax assets..................      57       179         381
   Deferred tax liabilities--property and
    equipment.................................     (57)     (179)       (381)
                                               -------  --------    --------
   Net deferred tax assets (liabilities)...... $   --   $    --     $    --
                                               =======  ========    ========

  At March 31, 2000, the Company had net operating loss carryforwards for federal and California income tax purposes of approximately $35,378,000 and $35,203,000, respectively, available to reduce future income subject to income taxes. The federal net operating loss carryforwards expire beginning in 2012 through 2020. The California net operating loss carryforwards expire beginning in 2002 through 2005. The Company also has research credit carryforwards for federal and California tax purposes of approximately $1,021,000 and $278,000, respectively, available to reduce future income subject to income taxes. The federal research credit carryforward expires through 2020, and the California research credit carries forward indefinitely.

  The Company has established a valuation allowance for the portion of deferred tax assets for which realization is uncertain. The net change in the valuation allowance for the years ended March 31, 1998, 1999, and 2000 and the nine months ended December 31, 2000 was an increase of $967,000, $3,900,000, $12,792,000, and $13,744,000, respectively.

  The Tax Reform Act of 1986 and the California Conformity Act of 1987 impose restriction on the utilization of net operating loss and tax credit carryforwards in the event of an "ownership change" as defined in the Internal Revenue Code, Section 382. If an ownership change as defined by the Internal Revenue Code has occurred, the Company's ability to utilize its net operating loss and tax credit carryforwards may be subject to restriction pursuant to these provisions.

Note 9. Related Party Transactions

  In September 1999 the Company entered into a sales and development agreement with a customer. In connection with Moscape's Series C redeemable convertible preferred stock financing in November 1999, the customer purchased 220,205 shares of Moscape Series C redeemable convertible preferred stock for total cash consideration of $1,000,000. As of December 31, 2000, revenues of approximately $417,000 were recognized under the sales and development agreement, all of which occurred in the nine months ended December 31, 2000.

                 MAGMA DESIGN AUTOMATION, INC. AND SUBSIDIARIES

                   Years Ended March 31, 1998, 1999, and 2000
   (Information as of December 31, 2000 and for the nine-month periods ended
                    December 31, 1999 and 2000 is unaudited)


  In October 1999 the Company entered into a Product Distribution Agreement ("PDA"), which granted a distributor the right to sell the Company's products in Japan for a three-year period. In connection with the PDA, the Company sold approximately 10% of its stock of Magma Design Automation, KK ("Magma KK"), its Japanese subsidiary, to the distributor. The distributor's interest in Magma KK is subject to both a call option whereby the Company can repurchase the stock and a put option whereby the distributor can require the Company to repurchase the stock upon the termination of the PDA at the original purchase price plus interest compounded at 5% per annum. The original purchase price was 50 million Japanese Yen ($474,000 U.S. Dollars). All amounts are payable in Yen upon exercise of either the put or call option.

  Because of the put and call options, the Company has accounted for the sale of stock as a long-term liability in the accompanying consolidated financial statements. No portion of Magma KK's net loss has been allocated to the distributor. At March 31, 2000 and December 31, 2000 the long-term liability was approximately $486,000 and $437,000, respectively.

  In conjunction with the PDA, the distributor also paid the Company $1,500,000 as a guarantee of future sales by the distributor to third party customers. Pursuant to the PDA, such advance payment could be offset by collections from sales made by the distributor to third parties. At March 31, 2000 and December 31, 2000 such advance payment was $1,500,000 and $700,000, respectively, and is included in deferred revenues in the accompanying consolidated balance sheets. As of March 31, 2000 and December 31, 2000 $1,477,000 and $1,875,000,
respectively, is due to the distributor related to commissions on the sales of software license agreements and is included in accrued expenses in the accompanying consolidated balance sheets. In addition, the distributor and its parent acquired 470,367 shares of Series C redeemable convertible preferred stock in April 1999 for $1,500,000.

Note 10. Employee Benefit Plan

  Effective April 1, 1997 the Company adopted a plan (the "401(k) Plan") that is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986. The 401(k) Plan covers essentially all employees. Eligible employees may make voluntary contributions to the 401(k) Plan up to 20% of their annual eligible compensation. The Company is permitted to make contributions to the 401(k) Plan as determined by the Board of Directors. The Company has not made any contributions to the Plan.

Note 11. Segment Information

  The Company has adopted the provisions of SFAS 131, "Disclosures about Segments of an Enterprise and Related Information", which requires the reporting of segment information using the "management approach". Under this approach, operating segments are identified in substantially the same manner as they are reported internally and used by the Company's chief operating decision maker for purposes of evaluating performance and allocating resources. Based on this approach, the Company has two reportable segments: design and implementation software products (Magma) and analysis and verification software products (Moscape). No allocations between the segments were required for any periods.

                 MAGMA DESIGN AUTOMATION, INC. AND SUBSIDIARIES

                   Years Ended March 31, 1998, 1999, and 2000
   (Information as of December 31, 2000 and for the nine-month periods ended
                    December 31, 1999 and 2000 is unaudited)


  Information for the Company's segments is as follows (in thousands):

                                                         Magma  Moscape  Total
                                                        ------- ------- -------
   Year ended March 31, 1998:
     Interest income................................... $    21 $   12  $    33
     Interest expense..................................      11    --        11
     Depreciation and amortization.....................      22      2       24
     Net loss..........................................   1,925     55    1,980
     Total assets......................................     980    652    1,632
   Year ended March 31, 1999:
     Revenue........................................... $   --  $  226  $   226
     Interest income...................................     103     23      126
     Interest expense..................................      52    --        52
     Depreciation and amortization.....................     193     10      203
     Amortization of stock-based compensation..........   1,962      1    1,963
     Net loss..........................................   8,511    766    9,277
     Total assets......................................  13,698  1,390   15,088
   Year ended March 31, 2000:
     Revenue........................................... $ 1,000 $  450  $ 1,450
     Interest income...................................     764      8      772
     Interest expense..................................     172    --       172
     Depreciation and amortization.....................   1,194     29    1,223
     Amortization of stock-based compensation..........   2,518    221    2,739
     Net loss..........................................  30,228  2,822   33,050
     Total assets......................................  33,385  3,804   37,189
   Nine months ended December 31, 1999:
     Revenue........................................... $   705 $  103  $   808
     Interest income...................................     286     10      296
     Interest expense..................................     117    --       117
     Depreciation and amortization.....................     650     18      668
     Amortization of stock-based compensation..........   1,848    --     1,848
     Net loss..........................................  18,167  1,703   19,870
     Total assets......................................  33,843  1,743   35,586
   Nine months ended December 31, 2000:
     Revenue........................................... $ 5,774 $  998  $ 6,772
     Interest income...................................   1,145     26    1,171
     Interest expense..................................     175      1      176
     Depreciation and amortization.....................   2,224     92    2,316
     Amortization of stock-based compensation..........   1,871    726    2,597
     Net loss..........................................  30,448  5,371   35,819
     Total assets......................................  36,147  1,161   37,308

  All of the Company's revenue related to contracts originated and delivered in the United States for fiscal 1999 and fiscal 2000. Revenues for nine months ended December 31, 2000 comprised of $3,931,000, $1,345,000 and $1,496,000, respectively, from U.S.A., Europe and Japan.

                 MAGMA DESIGN AUTOMATION, INC. AND SUBSIDIARIES

                   Years Ended March 31, 1998, 1999, and 2000
   (Information as of December 31, 2000 and for the nine-month periods ended
                    December 31, 1999 and 2000 is unaudited)


  Revenue attributable to significant customers, representing 10% or more of total revenue for at least one of the respective periods, are summarized as follows:

                                                                   Nine Months
                                                  Years Ended         Ended
                                                   March 31,      December 31,
                                                  -------------   ---------------
                                                  1999    2000     1999     2000
                                                  -----   -----   ------   ------
   Customer A....................................    84%      4%       7%     -- %
   Customer B....................................    16     --       --       --
   Customer C....................................   --       31       56      --
   Customer D....................................   --       23       10       13
   Customer E....................................   --       10       13        9
   Customer F....................................   --       11      --       --
   Customer G....................................   --      --       --        14
   Customer H....................................   --      --       --        13

  The Company's revenues were derived from the following products and services:

                                                                 Nine Months
                                              Years Ended March     Ended
                                                     31,        December 31,
                                              ----------------- -------------
                                              1998  1999  2000  1999   2000
                                              ----- ---- ------ -------------
   Design and implementation software
    products................................. $ --  $--  $  850 $ 600 $ 5,639
   Analysis and verification software
    products.................................   --   190    407    83     782
   Software maintenance and consulting.......   --    36    193   125     351
                                              ----- ---- ------ ----- -------
                                              $ --  $226 $1,450 $ 808 $ 6,772
                                              ===== ==== ====== ===== =======

Inside Back

The MAGMA logo appears in the right upper corner.
Text: Our products enable the design and implementation of complex deep submicron chips for the global semiconductor and electronic products industries.
A picture of a chip follows with four sections highlighted.
The text below the box reads "8 million gate chip designed using Magma's Blast Fusion"

                                 [Company Logo]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the various expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the Nasdaq National Market listing fee.

                                                                     Payable by
                                                                     Registrant
                                                                     ----------
     SEC registration fee...........................................  $13,750
     National Association of Securities Dealers, Inc. filing fee....    6,000
     Nasdaq National Market Listing Fee.............................   95,000
     Accounting fees and expenses...................................     *
     Legal fees and expenses........................................     *
     Printing and engraving expenses................................     *
     Blue Sky fees and expenses.....................................     *
     Registrar and Transfer Agent's fees............................     *
     Miscellaneous fees and expenses................................     *
                                                                      -------
       Total........................................................  $  *
                                                                      =======

    ----------------
    * To be filed by amendment.

Item 14. Indemnification of Directors and Officers

  Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article VI of the Registrant's Restated Certificate of Incorporation (Exhibit 3.1 hereto) and Article 6 of the Registrant's Amended and Restated Bylaws (Exhibit 3.2 hereto) provide for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law. The Underwriting Agreement (Exhibit 1.1) provides for indemnification by the Underwriters of the Registrant, its directors and officers, and by the Registrant of the Underwriters, for certain liabilities, including liabilities arising under the Securities Act and affords certain rights of contribution with respect thereto.

  The Underwriting Agreement (Exhibit 1.1) provides for indemnification by ourselves, our underwriters and our directors and officers of the underwriters, for certain liabilities, including liabilities arising under the Securities Act and affords certain rights of contribution with respect thereto.

Item 15. Recent Sales of Unregistered Securities

  On March 9, 1999, the registrant approved a two-for-one stock split of its common stock. Also, on December 3, 1999, each share of series A, B, E-1, E-2 and E-3 preferred stock was split two to one and each share of series C preferred stock was split 2.06648-to-one. The information below, which represents securities issued and sold since April 1, 1997, reflects these common stock and preferred stock splits.

     (a) From April 1, 1997 to March 31, 2001, the registrant issued an aggregate of 9,430,277 shares of common stock pursuant to our stock incentive plans to directors, officers, employees, former employees and consultants at prices ranging from $0.025 to $4.73 per share, for aggregate consideration of approximately $1,871,746.

     (b) From May 1, 1997 through May 12, 1997, the registrant sold an aggregate of 5,600,000 shares of common stock to four investors at $0.0005 per share for aggregate cash consideration of approximately $3,000.

     (c) On February 26, 1998 the registrant issued and sold an aggregate of 350,000 shares of common stock to Rajeev Madhavan, an accredited investor, at $0.025 per share for aggregate cash consideration of approximately $9,000.

     (d) On January 4, 1999 the registrant issued and sold an aggregate of 1,070,000 shares of common stock to Rajeev Madhavan, an accredited investor, at $0.125 per share for aggregate cash consideration of $133,750.

     (e) From May 12, 1997 through March 31, 1998 the registrant issued and sold 8,600,000 shares of series A preferred stock to 13 investors at $0.25 per share for an aggregate cash consideration of $2,150,000.

     (f) From May 6, 1998 through June 10, 1998, the registrant issued and sold 3,225,806 shares of series B preferred stock to 26 investors at $1.24 per share for an aggregate cash consideration of approximately $4,000,000.

     (g) From March 1, 1999 through April 27, 1999, the registrant issued and sold 5,330,824 shares of series C preferred stock to 20 investors at approximately $3.189 per share for an aggregate cash consideration of approximately $17,000,000.

     (h) From December 6, 1999 through September 13, 2000, the registrant issued and sold a total of 9,052,994 shares of series D preferred stock to 61 investors at $6.558 per share for an aggregate cash consideration of approximately $59,370,000. Each financial investor who purchased shares of series D preferred stock before December 31, 1999 also received a warrant to purchase additional shares of series D preferred stock for an exercise price of $6.558 per share of series D preferred stock.

     (i) From January 2, 1998 through July 1, 1998 the registrant issued and sold 1,249,950 shares of series E-1 preferred stock to 17 participating employees under our 1997 Employee Stock Purchase Plan at $0.25 per share for an aggregate cash consideration of approximately $312,000.

     (j) From April 11, 1998 through February 10, 1999, the registrant issued and sold 913,246 shares of series E-2 preferred stock to 33 participating employees under our 1998 Employee Stock Purchase plan at $1.24 per share for an aggregate cash consideration of approximately $1,133,000.

     (k) From July 22, 1999 through December 6, 1999, the registrant issued and sold 218,692 shares of series E-3 preferred stock to 89 participating employees under our 1999 Employee Stock Purchase Plan I at $3.295 per share for an aggregate cash consideration of approximately $721,000.

     (l) From January 4, 2000 through August 7, 2000, the registrant issued and sold 83,845 shares of series E-4 preferred stock to 148 participating employees under our 1999 Employee Stock Purchase Plan II and 2000 Employee Stock Purchase Plan at $6.558 per share for an aggregate cash consideration of approximately $549,400.

     (m) On August 9, 2000 the registrant issued a total of 2,449,003 shares of common stock, 439,117 shares of series F-1 preferred stock and 918,157 shares of series F-2 preferred stock to stockholders in the Moscape Merger. In addition, the registrant assumed options to purchase 645,731 shares of common stock and warrants to purchase 48,456 shares of series F-1 and series F-2 preferred stock of the registrant.

  The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationship with the Registrant, to information about the Registrant.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
  1.1*   Form of Underwriting Agreement.
  2.1    Second Amended and Restated Agreement and Plan of Reorganization,
         dated July 7, 2000, between the Registrant, Magma Acquisition Corp.
         and Moscape, Inc.
  3.1    Restated Certificate of Incorporation, to be effective upon consummation of this offering.
  3.2    Amended and Restated Bylaws, to be effective upon consummation of this offering.
  3.3    Amended and Restated Certificate of Incorporation.
  3.4    Certificate of Amendment of Amended and Restated Certificate of
         Incorporation.
  3.5    Amended and Restated Bylaws.
  4.1*   Form of Common Stock Certificate.
  4.2    Amended and Restated Investors' Rights Agreement, dated August 15,
         2000, by and among the Registrant and the parties who are signatories thereto.
  5.1*   Opinion of Pillsbury Winthrop LLP.
 10.1    Form of Indemnification Agreement between the Registrant and certain directors and officers.
 10.2    Registrant's 2001 Stock Incentive Plan.
 10.3    Registrant's 2001 Employee Stock Purchase Plan.
 10.4    1998 Stock Incentive Plan.
 10.5    1997 Stock Incentive Plan.
 10.6    Moscape, Inc. 1997 Incentive Stock Plan.
 10.7    Lease, dated December 7, 1998, between the Registrant and RWC, LLC.
 16.1    Letter re Change in Certifying Accountants.
 21.1    List of Subsidiaries.
 23.1    Consent of KPMG LLP.
 23.2    Consent of Deloitte & Touche LLP.
 23.3*   Consent of Pillsbury Winthrop LLP (contained in their opinion filed as
         Exhibit 5.1).
 24.1    Power of Attorney (Included on page II-5).

-----------------------
*  To be filed by amendment.

  (b) Financial Statement Schedules

  Schedules other than those referred to above have been omitted because they are not applicable or not required or because the information is included elsewhere in the Financial Statements or the notes thereto.

Item 17. Undertakings

  Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) The Registrant will provide to the underwriters at the closing(s) specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cupertino, State of California, on the 14th day of May, 2001.

                                          Magma Design Automation, Inc.

                                          By /s/ Rajeev Madhavan
                                            ___________________________________
                                             Rajeev Madhavan
                                             President, Chief Executive
                                             Officer
                                             and Director

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rajeev Madhavan, Robert Sheffield and Elizabeth Roemer, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                 Name                              Title                    Date
                 ----                              -----                    ----

/s/ Rajeev Madhavan                    President, Chief Executive       May 14, 2001
______________________________________  Officer and Director
Rajeev Madhavan                         (Principal Executive
                                        Officer)

/s/ Robert Sheffield                   Vice President, Finance and      May 14, 2001
______________________________________  Chief Financial Officer
Robert Sheffield                        (Principal Financial
                                        Officer and Principal
                                        Accounting Officer)

/s/ Andreas Bechtolsheim               Director                         May 14, 2001
______________________________________
Andreas Bechtolsheim

/s/ Rajesh Parekh                      Director                         May 14, 2001
______________________________________
Rajesh Parekh

/s/ Mark W. Perry                      Director                         May 14, 2001
______________________________________
Mark W. Perry

/s/ S. Atiq Raza                       Director                         May 14, 2001
______________________________________
Saiyed Atiq Raza

                                 EXHIBIT INDEX

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
  1.1*   Form of Underwriting Agreement.
  2.1    Second Amended and Restated Agreement and Plan of Reorganization,
         dated July 7, 2000, between the Registrant, Magma Acquisition Corp.
         and Moscape, Inc.
  3.1    Restated Certificate of Incorporation, to be effective upon consummation of this offering.
  3.2    Amended and Restated Bylaws, to be effective upon consummation of this offering.
  3.3    Amended and Restated Certificate of Incorporation.
  3.4    Certificate of Amendment of Amended and Restated Certificate of
         Incorporation.
  3.5    Amended and Restated Bylaws.
  4.1*   Form of Common Stock Certificate.
  4.2    Amended and Restated Investors' Rights Agreement, dated August 15,
         2000, by and among the Registrant and the parties who are signatories thereto.
  5.1*   Opinion of Pillsbury Winthrop LLP.
 10.1    Form of Indemnification Agreement between the Registrant and certain directors and officers.
 10.2    Registrant's 2001 Stock Incentive Plan.
 10.3    Registrant's 2001 Employee Stock Purchase Plan.
 10.4    1998 Stock Incentive Plan.
 10.5    1997 Stock Incentive Plan.
 10.6    Moscape, Inc. 1997 Incentive Stock Plan.
 10.7    Lease, dated December 7, 1998, between the Registrant and RWC, LLC.
 16.1    Letter re Change in Certifying Accountants.
 21.1    List of Subsidiaries.
 23.1    Consent of KPMG LLP.
 23.2    Consent of Deloitte & Touche LLP.
 23.3*   Consent of Pillsbury Winthrop LLP (contained in their opinion filed as
         Exhibit 5.1).
 24.1    Power of Attorney (Included on page II-5).

-----------------------
*  To be filed by amendment.